Exhibit 3

EDENOR S.A.

CONSOLIDATED FINANCIAL STATEMENTS
AT DECEMBER 31, 2012

Edenor S.A.
Consolidated Statements of Financial Position
at December 31, 2012, 2011 and January 1, 2011
(Stated in thousands of pesos)

	Note	12.31.12	12.31.11	01.01.11
ASSETS

Non-current assets
Property, plant and equipment	10	4,344,599	3,995,310	3,712,330
Intangible assets	11	845,848	793,015	—
Interest in joint ventures	7	422	419	415
Trade receivables	15	47,730	45,725	45,531
Other receivables	14	70,491	50,263	18,496
Total non-current assets		5,309,090	4,884,732	3,776,772

Current assets
Assets under construction	12	84,466	45,504	—
Inventories	16	85,002	45,325	12,407
Trade receivables	15	889,383	534,732	421,193
Derivative financial instruments	13	—	1,316	—
Financial assets at fair value through profit or loss	13	3,415	2,132	430,836
Other receivables	14	135,578	76,265	40,069
Cash and cash equivalents	17	71,108	130,509	246,007
Total current assets		1,268,952	835,783	1,150,512
Assets of disposal groups classified as held for sale	40	223,398	1,291,078	—
TOTAL ASSETS		6,801,440	7,011,593	4,927,284

Edenor S.A.
Consolidated Statements of Financial Position
at December 31, 2012, 2011 and January 1, 2011
 (Stated in thousands of pesos)

	Note	12.31.12	12.31.11	01.01.11
EQUITY
Equity attributable to the owners
Share capital	19	897,043	897,043	897,043
Adjustment to capital	19	397,716	986,142	986,142
Additional paid-in capital	19	3,452	21,769	18,317
Treasury stock	19	9,412	9,412	9,412
Adjustment to treasury stock	19	10,347	10,347	10,347
Legal reserve	20	—	64,008	64,008
Accumulated deficit	20	(899,789)	(557,336)	(241,942)
Equity attributable to the owners		418,181	1,431,385	1,743,327
Non-controlling interests		71,107	415,801	—
TOTAL EQUITY		489,288	1,847,186	1,743,327

LIABILITIES
Non-current liabilities
Trade payables	21	155,313	87,682	50,984
Deferred revenues	23	264,427	174,796	—
Other liabilities	22	1,894,772	1,373,689	984,518
Borrowings	24	1,350,700	1,189,882	1,035,113
Salaries and social security taxes payable	25	17,460	23,591	19,277
Benefit plans	26	97,436	83,503	41,492
Provisions	30	80,019	66,144	6,816
Taxes liabilities	28	9,971	17,652	8,979
Deferred tax liability	27	230,411	348,749	250,279
Total non-current liabilities		4,100,509	3,365,688	2,397,458

Current liabilities
Trade payables	21	1,188,532	623,673	377,113
Borrowings	24	103,143	59,025	46,855
Derivative financial instruments	13	—	—	7,253
Salaries and social security taxes payable	25	384,307	275,789	180,432
Benefit plans	26	14,968	11,326	—
Taxes liabilities	28	202,546	147,723	111,080
Other liabilities	22	150,387	128,634	5,934
Provisions	30	10,493	10,344	57,832
Total current liabilities		2,054,376	1,256,514	786,499
Liabilities of disposal groups classified as held for sale	40	157,267	542,205	—
TOTAL LIABILITIES		6,312,152	5,164,407	3,183,957
TOTAL LIABILITIES AND EQUITY		6,801,440	7,011,593	4,927,284

The accompanying notes are an integral part of these consolidated financial statements.

Edenor S.A.
Consolidated Statements of Comprehensive Loss
for the years ended December 31, 2012 and 2011
 (Stated in thousands of pesos)

	Note	12.31.12	12.31.11
Continuing operations
Revenue from sales	31	3,725,256	2,805,817
Revenue from construction		117,615	87,374
Electric power purchases		(2,062,220)	(1,325,458)
Cost of construction		(117,615)	(87,374)
Subtotal		1,663,036	1,480,359
Transmission and distribution expenses	32	(1,570,072)	(1,094,825)
Gross profit		92,964	385,534

Selling expenses	32	(430,403)	(310,312)
Administrative expenses	32	(296,404)	(224,316)
Gain from acquisition of companies	38	—	434,959
Gain from interest in joint ventures		3	4
Other operating income	33	33,336	27,901
Other operating expense	33	(112,787)	(54,880)
Operating (expense/income)		(713,291)	258,890

Financial income	34	86,009	55,568
Financial expenses	34	(296,848)	(216,123)
Other financial results	34	(166,698)	(97,214)
Net financial expense		(377,537)	(257,769)
(Loss) Profit before taxes		(1,090,828)	1,121
Income tax	27	99,779	(152,971)
Loss for the year from continuing operations		(991,049)	(151,850)
Loss from discontinued operations	18	(22,367)	(139,531)
Loss for the year		(1,013,416)	(291,381)

Loss for the year attributable to:
Owners of the parent		(1,016,470)	(304,057)
Non-controlling interests		3,054	12,676
Loss for the year		(1,013,416)	(291,381)

Loss for the year attributable to owner of the parent:
Continuing operations		(1,000,621)	(157,675)
Discontinued operations		(15,849)	(146,382)
		(1,016,470)	(304,057)

Edenor S.A.
Consolidated Statements of Comprehensive Loss
for the years ended December 31, 2012 and 2011
(Stated in thousands of pesos)

	Note	12.31.12	12.31.11
Other comprehensive loss
Items that will not be reclassified to profit or loss
Actuarial losses on benefit plans	26	4,701	(13,764)
Tax effect of actuarial losses on benefit plans		(1,646)	4,817
Total other comprehensive loss from discontinued operations		—	(3,393)
Total other comprehensive loss		3,055	(12,340)

Comprehensive loss for the year attributable to:
Owners of the parent		(1,013,204)	(315,394)
Non-controlling interests		2,843	11,673
Comprehensive loss for the year		(1,010,361)	(303,721)

Comprehensive loss for the year attributable to owner of the parent:
Continuing operations		(997,355)	(166,393)
Discontinued operations		(15,849)	(149,001)
		(1,013,204)	(315,394)

Basic and diluted loss per share attributable to owner of the parent:
Basic and diluted loss per share – from discontinued operations	35	(0.02)	(0.16)
Basic and diluted loss per share – from continuing operations	35	(1.12)	(0.17)

The accompanying notes are an integral part of these consolidated financial statements.

Edenor S.A.
Consolidated Statements of Changes in Equity
for the years ended December 31, 2012 and 2011
(Stated in thousands of pesos)

	Attributable to the owners of the parent at 12.31.12
	Share capital	Adjustment to capital	Treasury stock	Adjustment to treasury stock	Additional paid-in capital	Legal reserve	Other comprehensive income	Accumulated deficit	Subtotal	Non-controlling interests	Total equity
Balance at January 1, 2011	897,043	986,142	9,412	10,347	18,317	64,008	(6,588)	(235,354)	1,743,327	—	1,743,327
Acquisition of companies (Note 38)	—	—	—	—	—	—		—	—	230,040	230,040
Additional purchase of non-controlling interests (Note 37)	—	—	—	—	3,452	—		—	3,452	(9,861)	(6,409)
Variation in non-controlling interests due to acquired companies sale agreements	—	—	—	—	—	—		—	—	183,949	183,949

Other comprehensive loss for the year	—	—	—	—	—	—	(11,337)	—	(11,337)	(1,003)	(12,340)
(Loss) gain for the year	—	—	—	—	—	—		(304,057)	(304,057)	12,676	(291,381)
Balance at December 31, 2011	897,043	986,142	9,412	10,347	21,769	64,008	(17,925)	(539,411)	1,431,385	415,801	1,847,186
Subsidiarie´s sale	—	—	—	—	—	—	—	—	—	(365,499)	(365,499)
Cash dividends - Aeseba S.A.	—	—	—	—	—	—	—	—	—	(5,811)	(5,811)
Absorption of accumulated losses - Shareholders' Meeting of 04/27/2012 (Note 41) (1)	—	(588,426)	—	—	(18,317)	(64,008)	—	670,751	—	—	—
Increase of non-controlling interest of discontinued operations (Note 40)									—	23,773	23,773
Other comprehensive (loss) gain for the year	—	—	—	—	—	—	3,266	—	3,266	(211)	3,055
(Loss) gain for the year	—	—	—	—	—	—		(1,016,470)	(1,016,470)	3,054	(1,013,416)
Balance at December 31, 2012	897,043	397,716	9,412	10,347	3,452	—	(14,659)	(885,130)	418,181	71,107	489,288

(1)   The absorption of accumulated losses was made on the basis of the Financial Statements prepared under previous generally accepted accounting principles (Argentine GAAP), in effect as at December 31, 2011.

    The accompanying notes are an integral part of these consolidated financial statements.

Edenor S.A.
Consolidated Statements of Cash Flows
for the years ended December 31, 2012 and 2011
 (Stated in thousands of pesos)

	Note	12.31.12	12.31.11
Cash flows from operating activities
Loss for the year		(1,013,416)	(291,381)
Ajustments to reconcile net loss to net cach flows provided by operating activities
Depreciation of property, plant and equipment	10	197,871	187,893
Amortization of intangible assets	11	24,891	20,093
Disposals of property, plant and equipment	33	1,886	1,878
Loss from retirement of intangible assets	33	7,962	10,737
Gain from interest in joint ventures		(3)	(4)
Gain from the purchase of financial debt	34	—	(6,546)
Interest on loans and other liabilities	34	151,169	109,028
Exchange differences	34	194,087	102,822
Income tax	27	(99,779)	152,971
Allowance for the impairment of trade receivables and other receivables	14, 15	18,520	10,808
Provision for contingencies, net of recovery		26,442	8,094
Adjustment to present value of the retroactive tariff increase arising from the application of the new electricity rate schedule and other trade receivables	34	(421)	(1,170)
Changes in fair value of financial instruments	34	(39,053)	(13,296)
Gain from acquisition of companies	38	—	(434,959)
Benefit plans accrued	26	31,026	15,647
Discontinued operations		246,227	202,348
Changes in operating assets and liabilities (excluding previous adjustments):
Net increase in trade receivables		(341,952)	(136,560)
Net increase in other receivables		11,720	(88,337)
Increase in inventories		(39,677)	(32,918)
Increase in assets under construction		(38,962)	(45,504)
Increase in trade payables		545,572	25,413
Increase in salaries and social security taxes payable		102,388	139,244
Decrease in benefit plans		(8,750)	(15,647)
Increase in taxes		49,654	36,461
Increase in deferred revenue		89,630	174,796
Increase in other liabilities		140,799	203,684
(Decrease) Increase in provisions		(12,418)	3,746
Income tax paid		(34,099)	(24,376)
Increase for funds obtained from the program for the rational use of electric power (Res SE N° 1037/07)		410,674	337,990
Increase for funds obtained from the program for the rational use of electric power (Res MIVSPBA N° 252/07)		13,127	5,995
Net cash flows provided by operating activities		635,115	658,950

Edenor S.A.
Consolidated Statements of Cash Flows
for the years ended December 31, 2012 and 2011
 (Stated in thousands of pesos)

	Note	12.31.2012	12.31.2011
Cash flows from investing activities
Decrease from sale of financial assets at fair value		37,770	442,000
Additions of property, plant and equipment		(549,046)	(443,407)
Additions of intangible assets		(85,686)	(63,366)
Payment for acquisition of companies		—	(442,911)
Payment for acquisition of additional non-controlling interests		—	(6,409)
Loans granted		(14,643)	—
Collection of loans proceeds from borrowing		142,372	—
Collection for sale of discontinued operations		104,610
Discontinued operations	18	(200,839)	(279,940)
Net cash flows used in investing activities		(565,462)	(794,033)

Cash flows from financing activities
Loans taken		95,751	298,190
Repayments of borrowings		(210,263)	(380,433)
Change in non-controlling interest - Dividend Distribution Aeseba		(5,811)	—
Dividends paid		(5,588)	—
Discontinued operations	18	(39,919)	98,547
Net cash flows (used in) provided by financing activities		(165,830)	16,304

Net decrease in cash and cash equivalents		(96,177)	(118,779)

Cash and cash equivalents at beginning of year	17	130,509	246,007
Gain from exchange differences in cash and cash equivalents		36,776	3,281
Changes in cash and cash equivalents		(96,177)	(118,779)
Cash and cash equivalents at end of year		71,108	130,509

Cash and cash equivalents in the statements of financial position	17	71,108	130,509
Cash and cash equivalents included in assets available for sale	40	11,154	28,305
Cash and cash equivalents at end of year		82,262	158,814

Edenor S.A.
Consolidated Statements of Cash Flows
for the years ended December 31, 2012 and 2011
 (Stated in thousands of pesos)

	Note	12.31.2012	12.31.2011
Supplemental cash flows information
Investing and financing activities that do not generate cash flow

Financial cost charged to fixed assets		6,405	4,095

Changes in assets for disposal classified as held for sale
Increased credit extended related companies		(41,707)	—
Decrease advance payments received related companies		(10,406)	—

Acquired companies
Cash and cash equivalents		—	119,042
Property, plant and equipment and intangible assets		—	1,881,404
Inventories		—	4,256
Trade receivables		—	255,260
Other receivables		—	84,649
Trade payables		—	(257,770)
Borrowings		—	(450,018)
Deferred tax liability		—	(78,845)
Other liabilities		—	(331,026)
Net assets	38	—	1,226,952
Non-controlling interests		—	(230,040)
Net assets acquired	38	—	996,912
Bargain purchase		—	434,959
Cash paid	38	—	(561,953)
Cash and cash equivalents in acquired companies		—	119,042
Net cash outflow for acquisition of companies	38	—	(442,911)

The accompanying notes are an integral part of these consolidated financial statements.

EDENOR S.A.
Notes to the Consolidated Financial Statements as at December 31, 2012, 2011 and January 1, 2011
(Continued)

1.	General information

History and development of the Company

Empresa Distribuidora Norte S.A. (EDENOR S.A. or the Company) was organized on July 21, 1992 by Decree No. 714/92 in connection with the privatization and concession process of the distribution and sale of electric power carried out by Servicios Eléctricos del Gran Buenos Aires S.A. (Segba S.A.).

By means of an International Public Bidding, the Federal Government awarded 51% of the Company’s capital stock, represented by the Class "A" shares, to the bid made by Electricidad Argentina S.A. (EASA), the parent company of Edenor S.A. The award as well as the transfer contract were approved on August 24, 1992 by Decree No. 1,507/92 of the Federal Government.

On September 1, 1992, EASA took over the operations of EDENOR S.A.

The corporate purpose of EDENOR S.A. is to engage in the distribution and sale of electricity within the concession area. Furthermore, among other activities, the Company may subscribe or acquire shares of other electricity distribution companies, subject to the approval of the regulatory agency, lease the network to provide electricity transmission or other voice, data and image transmission services, and render advisory, training, maintenance, consulting, and management services and know-how related to the distribution of electricity both in Argentina and abroad. These activities may be conducted directly by EDENOR S.A. or through subsidiaries or related companies. In addition, the Company may act as trustee of trusts created under Argentine laws, including extending secured credit facilities to service vendors and suppliers acting in the distribution and sale of electricity, who have been granted guarantees by reciprocal guarantee companies owned by the Company.

Edenor S.A. and its indirectly controlled company EDEN, distribute electricity to more than 3.03 million customers in a concession area that is comprised of the northern area of the City of Buenos Aires, the northern and northwestern metropolitan areas of Greater Buenos Aires, and the northern area of the Province of Buenos Aires.

The Company’s economic and financial situation

In the years ended December 31, 2012 and 2011, the Company recorded negative operating and net results, with its liquidity level and working capital having been affected as well. This situation is due mainly to both the continuous increase of its operating costs that are necessary to maintain the level of the service, and the delay in obtaining rate increases and higher costs recognition (“CMM”), requested in the presentations made until now by the Company in accordance with the terms of the Adjustment Agreement.

It is worth mentioning that the Company has not only maintained the quality of the distribution service but also satisfied the constant year-on-year increase in the demand for electricity that has accompanied the economic growth of the last years. Due to both the continuous increase recorded in the costs associated with the provision of the service and the need for additional investments to meet the increased demand, the Company has adopted a series of measures aimed at mitigating the negative effects of this situation on its financial structure, such as reducing certain specified costs, selling certain investments, reducing top management personnel’s fees, seeking new financing options, refinancing the financial debt with extended maturity terms and/or deferring the timing for certain estimated capital expenditures; provided that these measures do not affect the sources of employment, the execution of the investment plan or the carrying out of the essential operation and maintenance works that are necessary to maintain the provision of the public service.

In this regard, and among other measures, the Company has (i) entered into an agreement with unions in order to grant interim advances, which were included in salaries as from January 2013, on account of the future salary increases that could finally result from the collective bargaining negotiation and made arrangements with the authorities concerning the funds necessary to face the increases that could result from the new collective bargaining negotiation underway (Note 5.3.c); (ii) made arrangements and obtained for the payment in advance by the Federal Government of amounts relating to the Framework Agreement; (iii) collected the total amount of the loans granted to the subsidiary company EDEN, and mainly (iv) sold its shareholding in connection with EDESA’s assets and collected the totality of the loan granted to such subsidiary company.

EDENOR S.A.
Notes to the Consolidated Financial Statements as at December 31, 2012, 2011 and January 1, 2011
(Continued)

Furthermore, the Company has made a series of presentations before control and regulatory authorities in order to jointly instrument the necessary mechanisms to contribute to an efficient provision of the distribution service, the maintenance of the level of investments and the compliance with the increased demand. In this context and in light of the situation that affects the electricity sector, the ENRE has issued Resolution 347/12 (see note 2.c.V), which establishes the application of fixed and variable charges that allowed the Company to obtain additional revenue as from November 2012. However, such additional revenue is insufficient to make up the aforementioned deficit due to the constant increase of operating costs and the expectations regarding salary or third-party costs increases for the year 2013.

 In view of the aforementioned, and given the inefficacy of the administrative and judicial actions pursued and presentations made by the Company, on December 28, 2012, an action for the protection of the Company’s rights (“acción de amparo”) was brought against the ENRE so that the Regulatory Authority, in the performance of its duties, could adopt those measures which, in the Company’s opinion, are not only urgently needed but also essential for the provision of the public service of electricity distribution that the Company is required to provide under the concession agreement on a continuous, regular and safe basis. Specifically, this action was brought not only to abate the ENRE’s unlawful omission, as the Application Authority, to adjust the electricity rate schedule in accordance with the variations recorded in costs, as established in the agreement and the law, thus preventing the Company from receiving, in consideration of the service currently provided, sufficient revenues to face the necessary operating costs and the indispensable and imperative investments to provide the service in a continuous, regular, and, mainly, safe manner, but also as a protection against corporate, personal and criminal liability that could eventually arise from the conditions under which the Company is forced to provide the service.

With the aim of maintaining and guaranteeing the provision of the public service, and in order to alleviate the financial situation, given the aforementioned cash deficit, as from October 2012 the Company found itself forced to partially cancel, on a temporary basis, the obligations with the Wholesale Electricity Market with surplus cash balances after having complied with the commitments necessary to guarantee the provision of the public service, including the investment plans underway and operation and maintenance works. We consider this situation as a transitional system to be applied until the new regulatory model announced by the National Authorities, aimed at restoring the economic and financial equation of the Concession Agreement, is implemented. In connection with the aforementioned, the Company has been ordered by the ENRE and CAMMESA to cancel such debt. In its reply to the ENRE, the Company rejected the Regulatory Authority’s competence to intervene in its commercial issues with third parties, and, in its reply to CAMMESA, the Company stated that the cash deficit that prevents it from canceling the total amount of the debt is a case of force majeure inasmuch as the Company does not have the possibility of approving its electricity rates, but, at the same time, has to maintain the priority given to the operation of the public service.

Should the conditions existing at the date of these financial statements continue, the Board of Directors believes that the Company’s economic and financial situation will continue to deteriorate and cash flows and operating results for the year 2013, and financial ratios, will be negatively impacted.

Furthermore, and as described in Note 19 to these financial statements, the Company’s loss of capital stock must be dealt with and resolved by its shareholders.

In light of the above mentioned, the Company’s Board of Directors continues analyzing different scenarios and possibilities to mitigate or reduce the negative impact of the Company’s situation on its operating cash flows and thereby present the shareholders with diverse courses of action. Nevertheless, the improvement of revenues so as to balance the economic and financial equation of the concession continues to be the most relevant aspect.

EDENOR S.A.
Notes to the Consolidated Financial Statements as at December 31, 2012, 2011 and January 1, 2011
(Continued)

The outcome of the overall electricity rate review is uncertain as to both its timing and final form. Therefore, the uncertainties of the previous year continued during the year being reported, thus if in fiscal year 2013: (i) the new electricity rate schedules are not issued by the ENRE; (ii) the Company is not granted other mechanism to compensate cost increases, in addition to the revenue obtained as a result of Resolution 347/12 or the funds derived from the PUREE, and/or; (iii) the Company does not obtain from the Federal Government other mechanism that provides it with financing for cost increases, it is likely that the Company will have insufficient liquidity and will therefore be obliged to implement various measures to preserve cash and enhance its liquidity. Additionally, the Company may not ensure that it will be able to obtain additional financing on acceptable terms.  Therefore, should any of these measures, individually or in the aggregate, not be achieved, there is significant risk that such situation will have a material adverse impact on the Company’s operations. Edenor may need to enter into a renegotiation process with its suppliers and creditors in order to obtain changes in the terms of its obligations to ease the aforementioned financial situation.

Given the fact that the realization of the projected measures to revert the manifested negative trend depends, among other factors, on the occurrence of certain events that are not under the Company’s control, such as the requested electricity rate increases or their replacement by a new remuneration system, the Board of Directors has raised substantial doubt about the ability of the Company to continue as a going concern in the term of the next fiscal year.

Nevertheless, these Consolidated Financial Statements have been prepared in accordance with the accounting principles applicable to a going concern, assuming that the Company will continue to operate normally. Therefore, they do not include the effects of the adjustments or reclassifications, if there were any that might result from the outcome of this uncertainty.

2.	Regulatory framework

2.1	EDENOR S.A.

a.	General

The Company is subject to the regulatory framework provided under Law No. 24,065 and the regulations issued by the National Regulatory Authority for the Distribution of Electricity (ENRE).

The ENRE is empowered to approve and control tariffs, and control the quality levels of the technical product and service, the commercial service and the compliance with public safety regulations, as established in the Concession Agreement. If the Distribution Company fails to comply with the obligations assumed, the ENRE will be entitled to apply the penalties stipulated in the Concession Agreement, which may include the foreclosure on the Class “A” shares, which have been pledged as collateral by the majority holders thereof.

The Distribution Company’s obligations are, among others, to make the necessary investments and carry out the necessary maintenance works in order to ensure that the quality levels established for the provision of the service in the concession area will be complied with and that electricity supply and availability will be sufficient to meet the demand in due time, securing the sources of supply.

If the Company repeatedly fails to comply with the obligations assumed in the Concession Agreement, the grantor of the concession will be entitled to foreclose on the collateral granted by the majority shareholders by means of the pledge of the Class A shares and sell them in a Public Bid. This, however, will not affect the continuity of the Holder of the concession. At the date of issuance of these financial statements, there have been no events of non-compliance by the Company that could be regarded as included within the scope of this situation.

EDENOR S.A.
Notes to the Consolidated Financial Statements as at December 31, 2012, 2011 and January 1, 2011
(Continued)

Furthermore, the Concession Agreement may be rescinded in the event of the Distribution Company undergoing bankruptcy proceedings. Additionally, if the Grantor of the Concession fails to discharge his obligations in such a manner that the Distribution Company is prevented from providing the Service or the Service is severely affected on a permanent basis, the Distribution Company may request, after demanding the regularization of such situation in a term of 90 days, that the agreement be rescinded.

b.	Concession

The term of the concession is 95 years, which may be extended for an additional maximum period of 10 years. The term of the concession is divided into management periods: a first period of 15 years and subsequent periods of 10 years each. At the end of each management period, the Class “A” shares representing 51% of the capital stock of EDENOR S.A., currently held by EASA, must be offered for sale through a public bidding.  If EASA makes the highest bid, it will continue to hold the Class “A” shares, and no further disbursements will be necessary. On the contrary, if EASA is not the highest bidder, then the bidder who makes the highest bid shall pay EASA the amount of the bid in accordance with the conditions of the public bidding.  The proceeds from the sale of the Class “A” shares will be delivered to EASA after deducting any amounts receivable to which the Grantor of the concession may be entitled.

On July 7, 2007 the Official Gazette published Resolution No. 467/07 of the ENRE pursuant to which the first management period is extended for 5 years to commence as from the date on which the Review of the Company Tariff Structure (RTI) goes into effect. Its original maturity would have taken place on August 31, 2007.

In accordance with the provisions of Resolution No. 467/2007 of the ENRE, the commencement of the aforementioned process for the sale of the shares shall take place when the five-year tariff period beginning after the ending of the RTI comes to an end.

The Company has the exclusive right to render electric power distribution and sales services within the concession area to all users who are not authorized to obtain their power supply from the Wholesale Electricity Market (MEM), thus being obliged to supply all the electric power that may be required in due time and in accordance with the established quality levels. In addition, the Company must allow free access to its facilities to any MEM agents whenever required, under the terms of the Concession.

No specific fee must be paid by the Company under the Concession Agreement during the term of the concession.

On January 6, 2002, the Federal Executive Power passed Law No. 25,561 whereby adjustment clauses in US dollars, as well as any other indexation mechanisms stipulated in the contracts entered into by the Federal Government, including those related to public utilities, were declared null and void as from such date. The resulting prices and rates were converted into Argentine pesos at a rate of 1 peso per US dollar.

Furthermore, Law No. 25,561 authorized the Federal Executive Power to renegotiate public utility contracts taking certain criteria into account.

It is worth mentioning that both the declaration of economic emergency and the period to renegotiate public utility contracts were extended through December 31, 2013 by Law No. 26,729.

EDENOR S.A.
Notes to the Consolidated Financial Statements as at December 31, 2012, 2011 and January 1, 2011
(Continued)

c.	Edenor’s electricity rate situation

I.	Adjustment Agreement entered into between Edenor S.A. and the Federal Government

On September 21, 2005, Edenor S.A. signed an Adjustment Agreement within the framework of the process of renegotiation of the Concession Agreement set forth in Law No. 25,561 and supplementary regulations, which was ratified on February 13, 2006.

The Adjustment Agreement establishes the following:

i)
the implementation of a Temporary Tariff Structure (“RTT”) effective as from November 1, 2005, including a 23% average increase in the distribution margin, which may not result in an increase in the average rate of more than 15%, and an additional 5% average increase in the distribution added value, allocated to certain specified capital expenditures;

ii)	the requirement that during the term of said temporary tariff structure, dividend payment be subject to the approval of the regulatory authority;

iii)	the establishment of a “social tariff” for the needy and the levels of quality of the service to be rendered;

iv)	the suspension of the claims and legal actions filed Edenor S.A. and its shareholders in national or foreign courts due to the effects caused by the Economic Emergency Law;

v)
the carrying out of a Tariff Structure Review (“RTI”) which will result in a new tariff structure that will go into effect on a gradual basis and remain in effect for the following 5 years. In accordance with the provisions of Law No. 24,065, the ENRE will be in charge of such review;

vi)
the implementation of a minimum investment plan in the electric network for an amount of $ 178.8 million to be fulfilled by Edenor S.A. during 2006, plus an additional investment of $ 25.5 million should it be required;

vii)
the adjustment of the penalties imposed by the ENRE that are payable to customers as discounts, which were notified by such regulatory agency prior to January 6, 2002 as well as of those that have been notified, or whose cause or origin has arisen in the period between January 6, 2002 and the date on which the Adjustment Agreement goes into effect through the date on which they are effectively paid, using, for such purpose, the average increase recorded in the Company’s distribution costs as a result of the increases and adjustments granted at each date;

viii)
the waiver of the penalties imposed by the ENRE that are payable to the National State, which have been notified, or their cause or origin has arisen in the period between January 6, 2002 and the date on which the Adjustment Agreement goes into effect;

The payment term of the penalties imposed by the ENRE, which are described in paragraph vii above, is 180 days after the approval of the Tariff Structure Review (RTI) in fourteen semiannual installments, which represent approximately two-thirds of the penalties imposed by the ENRE before January 6, 2002 as well as of those that have been notified, or whose cause or origin has arisen in the period between January 6, 2002 and the date on which the Adjustment Agreement goes into effect, subject to compliance with certain requirements.

Said agreement was ratified by the Federal Executive Power through Decree No. 1,957/06, signed by the President of Argentina on December 28, 2006 and published in the Official Gazette on January 8, 2007.  This agreement stipulates the terms and conditions that, upon compliance with the other procedures required by the regulations, will be the fundamental basis of the Comprehensive Renegotiation of the Concession Agreement of the public service of electric power distribution and sale within the federal jurisdiction, between the Federal Executive Power and the Company.

EDENOR S.A.
Notes to the Consolidated Financial Statements as at December 31, 2012, 2011 and January 1, 2011
(Continued)

Additionally, on February 5, 2007 the Official Gazette published Resolution No. 51/07 of the ENRE which approves the electricity rate schedule resulting from the RTT, applicable to consumption recorded as from February 1, 2007. This document provides for the following:

i)	A 23% average increase in distribution costs, service connection costs and service reconnection costs in effect, except for the residential tariffs;

ii)	An additional 5% average increase in distribution costs, to be applied to the execution of the works and infrastructure plan detailed in the Adjustment Agreement;

iii)
Implementation of the Cost Monitoring Mechanism (“CMM”) contemplated in the Adjustment Agreement, which for the six-month period commenced November 1, 2005 and ended April 30, 2006, shows a percentage of 8.032%. This percentage will be applied to non-residential consumption recorded from May 1, 2006 through January 31, 2007;

iv)
Invoicing in 55 equal and consecutive monthly installments of the differences arising from the application of the new electricity rate schedule for non-residential consumption recorded from November 1, 2005 through January 31, 2007 (paragraphs i) and ii) above) and from May 1, 2006 through January 31, 2007 (paragraph iii) above);

v)
Invoicing of the differences corresponding to deviations between foreseen physical transactions and those effectively carried out and of other concepts related to the MEM, such as the Specific fee payable for the Expansion of the Network, Transportation and Others;

vi)
Presentation, within a period of 45 calendar days from the issuance of this resolution, of an adjusted annual investment plan, in physical and monetary values, in compliance with the requirements of the Adjustment Agreement.

Resolution No. 434/2007 established, among other things, that the obligations and commitments set forth in section 22 of the Adjustment Agreement be extended until the date on which the electricity rate schedule resulting from the RTI goes into effect, allowing Edenor S.A. and its shareholders to resume the legal actions suspended as a consequence of the Adjustment Agreement if the new electricity rate schedule does not go into effect.

II.	Tariff Structure Review (RTI)

On July 30, 2008, the National Energy Secretariat (“SE”) issued Resolution No. 865/08 which modifies Resolution No. 434/07 and establishes that the electricity rate schedule resulting from the RTI will go into effect in February 2009. At the date of issuance of these financial statements, no resolution has been issued concerning the application of the electricity rate schedule resulting from such process.

With regard to the commencement of the RTI process, the ENRE has begun this process, and Edenor S.A., on November 12, 2009, submitted its revenue requirements proposal for the new period, which included the grounds and criteria based on which the request is made. As from that moment, the Company has made successive and reiterated presentations. In this regard, the Company has filed a Preliminary Administrative Action (“Reclamo Administrativo Previo”) before the Ministry of Federal Planning, Public Investment and Services as well as a petition for the immediate resolution of the subject matter.

EDENOR S.A.
Notes to the Consolidated Financial Statements as at December 31, 2012, 2011 and January 1, 2011
(Continued)

III.	PUREE-CMM (Program for the Rational Use of Electric Power-Cost Monitoring Mechanism)

Resolution No. 1,037/07 of the SE established that the amounts paid by Edenor S.A. as Quarterly Adjustment Coefficient (“CAT”) implemented by section 1 of Law No. 25,957, as well as the amounts corresponding to the Cost Monitoring Mechanism (CMM) for the period May 2006 through April 2007 (see point ii and iii), be deducted from the funds resulting from the difference between surcharges billed and discounts made to customers, resulting from the implementation of the PUREE, until their transfer to the tariff is granted by the regulatory authority. Furthermore, it establishes that the CMM adjustment for the period May 2006 through April 2007, applicable as from May 1, 2007, is 9.63%.

The CMM adjustment for the May - October 2007 period, applicable as from November 1, 2007 was 7.56 % and amounted to $ 45.531 million.

On October 25, 2007, the ENRE issued Resolution No. 710/2007 which approved the aforementioned CMM compensation mechanism.

Additionally, in November 2007 and May 2008, the Company requested additional increases in its distribution margins in accordance with the CMM in order to reflect the variations recorded in its distribution cost base for the periods May-October 2007 and November 2007-April 2008.

In July 2008, the Company obtained an increase of approximately 17.9% in the DAV that could be transferred to tariffs. This increase represented the 9.63% CMM increase for the May 2006-Abril 2007 period, as well as the 7.56% CMM increase for the May–October 2007 period. These CMM increases were transferred to the Company’s tariff structure as from July 1, 2008 and resulted in an average increase of 10% for small and medium-demand commercial customers, industrial customers and large-demand users who buy energy directly from generators, and in an average increase of 21% for residential customers with bimonthly consumption levels over 650 kWh, in accordance with a step-up system depending on bimonthly consumption levels.

Notwithstanding the fact that pursuant to Note No. 81,399 sent to the Energy Secretariat the ENRE confirmed an additional 5.79% increase in accordance with the CMM for the November 2007-April 2008 period, as of to date, the Regulatory Authority has neither approved a new rate system that would include such increase in the Company’s rates nor authorized the Company to collect such increase by other means, for example through an off-setting mechanism against contributions made to the PUREE, as was the case in the past.

Due to the increase recorded in operating and maintenance costs in accordance with the criterion of the polynomial formula contemplated in the Adjustment Agreement, at the date of issuance of these Financial Statements, the Company has submitted to the ENRE the CMM adjustment requests in accordance with the following detail:

Period	Application date	CMM Adjustment
November 2007 - April 2008	May 2008	5.79%
May 2008 – October 2008	November 2008	5.68%
November 2008 - April 2009	May 2009	5.07%
May 2009 – October 2009	November 2009	5.04%
November 2009 – April 2010	May 2010	7.10%
May 2010 – October 2010	November 2010	7.24%
November 2010 – April 2011	May 2011	6.10%
May 2011 – October 2011	November 2011	7.72%
November 2011 – April 2012	May 2012	8.53%
May 2012 – October 2012	November 2012	7.32%

EDENOR S.A.
Notes to the Consolidated Financial Statements as at December 31, 2012, 2011 and January 1, 2011
(Continued)

At the date of issuance of these financial statements, the aforementioned ratios as well as the real major costs that should be recognized and transferred to the tariff are pending approval by the ENRE. However, the Company has become aware of certain internal administrative proceedings through communications of the Regulatory Entity to the Under-Secretariat of Management Control and Coordination of the Ministry of Federal Planning, Public Investment and Services, according to which the analysis made by them shows percentages similar to those calculated by the Company with regard to CMM ratios.

Based on this information, the Company has estimated that the claims effectively made for CMM adjustments, which were not transferred to tariffs nor authorized to be collected by other means, amount to approximately $ 1,999 million. In accordance with the Company’s estimate, the amount of the real major costs submitted in the presentations made and not yet authorized to be transferred to electricity rates is significantly higher than that determined after solely considering the CMM adjustments confirmed by the Regulatory Authority.

For these concepts, and until such time as the CMM adjustments are effectively transferred to tariffs, the distribution company is entitled to use PUREE excess funds, as established in Resolutions 1037/07 and 1383/08 of the Energy Secretariat and ENRE Note 83818. In this regard, and up to date, the Company has neither recognized nor accrued any amount receivable for this concept in these financial statements, until approval is granted by the control authority.

By Resolution 347/12, the ENRE established the application of a fixed and a variable charge associated with power to be included in customer bills, which the distribution company will collect on account of the CMM adjustments stipulated in section 4.2 of the Adjustment Agreement and specifically use for the making of investments and reactive maintenance tasks. Although in the whereas clauses of the Resolution the ENRE recognizes the existence of CMM adjustment requests (incorporar con la terminología usada en la resolución) and states that the authorized charges are on account of CMM adjustments, it says nothing about what provisions will apply concerning the effect thereof for the period elapsed between the date such requests were made and the date of their application to the customer bill.

In this regard, the Company is currently analyzing the steps to be followed in order to obtain economic recognition of the CMM adjustments resulting from this new charge, the company estimates this charge in $ 1,661 million approximately,  until the provisions for the management and quantification thereof are determined by the competent authorities.

At December 31, 2012, and 2011 and January 1, 2011, liabilities generated by the excess funds deriving from the application of the PUREE, amount to $ 1,277.76 million, $ 867.09 million and $ 529.10 million, respectively, and have been disclosed in the Other non-current liabilities account. This increase in liabilities is due to the fact that the Company was allowed to keep such funds (SE Resolutions Nos. 1037/07 and 1383/08 and ENRE Note No 83818  in order to cover the CMM increases not transferred to the tariff.

Furthermore, the necessary steps to regularize the situation are being taken in order to restore the economic and financial equation of the business, in view of the increases recorded in operating costs. At the same time, administrative and judicial actions have been brought aimed at obtaining both CMM recognition and that the Overall Electricity Rate Review stipulated in the Adjustment Agreement, whose performance is pending, be carried out by the ENRE.

IV.	Electricity rate schedules

The SE issued Resolution No. 1,169/08 which approved the new seasonal reference prices of power and energy in the Wholesale Electricity Market (“MEM”). Consequently, the ENRE issued Resolution No. 628/08 which approved the values of the electricity rate schedule to be applied as from October 1, 2008. The aforementioned electricity rate schedule included the transfer of the increase in the seasonal energy price to tariffs, with the aim of reducing Federal Government grants to the electricity sector, without increasing Edenor’s distribution added value.

EDENOR S.A.
Notes to the Consolidated Financial Statements as at December 31, 2012, 2011 and January 1, 2011
(Continued)

On June 15, 2012, the National Energy Secretariat established the Seasonal Prices to be paid by the customers served by the agents who provide the public service of electricity distribution of the MEM in order for them to be consistent with the situation existing in winter and compatible with payment capacity of the different social classes comprising the residential customer category of the referred to agents’ electricity rate schedules. For such purpose, the Energy Secretariat issued Resolution No. 255/12 which suspended the application of sections 6, 7, and 8 of SE Resolution No. 1169/08 from June 1, 2012 through September 30, 2012. Furthermore, it established the energy reference prices in the Market, applicable to the June 1-July 31, 2012 and the August 1-September 30, 2012 periods, for the different customer categories. Additionally, it established the application of SE Resolution No. 1301/11, and other complementary regulations and instructions, to all the customers mentioned therein as the parties subject to compliance thereof (section 8 of SE Resolution No. 255/12).

Furthermore, on November 30, 2012, the Company was notified of SE Resolution No. 2016, which approved the MEM Summer Scheduling for the November 1, 2012-April 30, 2013 period, calculated in accordance with the “Scheduling of Operation, Load Dispatch and Price Calculation Procedures”. Additionally, it establishes the application as from November 1, 2012 of the Subsidized Seasonal Reference Prices defined in Appendix I for each Distribution Agent identified therein. It is also established that, as from November 1, 2012, the Un-Subsidized Seasonal Reference Price in the MEM is kept at an annual average value of $320 Mwh for each Distribution Agent mentioned in Appendix II.  It is clearly stated that in the case of Un-Subsidized Seasonal Reference Prices, the values to be transferred to final tariffs will in no case exceed those established in Appendix II.

As in previous years, Resolution No. 1,037/07 of the Energy Secretariat, ratified by Note No. 1,383/08 of that Secretariat, continued to produce effects. The aforementioned resolution modified the earmarking of the funds resulting from the application of the Program for the Rational Use of Electric Power (“PUREE”), being it possible to deduct therefrom a) the amounts paid by the Company as Quarterly Adjustment Coefficient (“CAT”) implemented by Section 1 of Law No. 25,957, to calculate the total value of the National Fund of Electricity (FNEE); and b) the amounts corresponding to the electricity rates adjustments due to the application of the Cost Monitoring Mechanism (“CMM”) established in the Adjustment Agreement, until the transfer to the tariff of either of the aforementioned concepts, as applicable, is recognized.

V.	Resolution ENRE No. 347/2012

On November 23, 2012, the ENRE issued Resolution 347 pursuant to which distribution companies were authorized, as from the issuance thereof, to include in their bills a fixed amount for small-demand (T1) customers and a variable amount for medium and large-demand (T2 and T3) customers, to be calculated on a percentage of their respective power charges. Such amounts, which will be clearly indicated in the bills sent to customers, will constitute a special account, which will be managed by a Trust, and will be exclusively used for the execution of distribution infrastructure works and corrective maintenance of each distribution company’s facilities.

As established in such Resolution, on November 29, 2012, the Company, in its capacity as Trustor, and Nación Fideicomisos S.A., as Trustee, entered into a private Financial and Management Trust Agreement, whereby the Company, as settlor of the trust, agreed to assign and transfer to the Trustee the fixed amounts set forth by Resolution 347 that are effectively collected, which will constitute the trust assets. Such agreement was ratified and approved by the Company’s Board of Directors on December 11, 2012.

On December 18, 2012, the Company and Nación Fideicomisos S.A., signed the respective Operating Manual, whose purpose is to implement, standardize, and enable the collection and management of the trust assets. On that date, the Company’s Board of Directors approved the Operating Manual and appointed its attorneys-in-fact to represent the Company before Nación Fideicomisos S.A. in issues related to the Trust and the Operating Manual.

The fixed amounts resulting from the application of this resolution represent revenue for the Company, accordingly as mentioned in Note 4.4.a.

Moreover, a plan for the execution of works is agreed by and between the Company and control authorities, based on which, the Company will subsequently request that trust funds be withdrawn in order to apply them to the payment of the aforementioned works. At December 31, 2012, these trust assets have been disclosed in the Other receivables account and amount to $ 3.79 million.

EDENOR S.A.
Notes to the Consolidated Financial Statements as at December 31, 2012, 2011 and January 1, 2011
(Continued)

d.	Framework agreement

On January 10, 1994, the Company, together with EDESUR S.A., the Federal Government and the Government of the Province of Buenos Aires entered into a Framework Agreement, whose purpose was to establish the guidelines under which the Company is to supply electricity to low-income areas and shantytowns.

On July 22, 2011, the Company, together with EDESUR S.A. and EDELAP S.A., entered into an Addendum with the Federal Government and the Government of the Province of Buenos Aires, for the renewal for a term of four years of the New Framework Agreement that had been signed on October 6, 2003. Such extension was approved on September 21, 2012 by Resolution 248/12 issued by the ENRE and ratified by the Ministry of Federal Planning, Public Investment and Services through Resolution 247.

At December 31, 2012, 2011 and January 1, 2011, receivable balances with the Federal Government and the Government of the Province of Buenos Aires amount to $ 25.4 million, $ 25.7 million and $ 33.05, respectively.

With regard to the amount receivable the Company has with the Province of Buenos Aires, on October 18, 2012 the Company entered into an Agreement for the Settlement of Non-financial Obligations and Subscription of Buenos Aires Province Government Bonds, pursuant to which the Company agreed to receive an amount of 325 in cash and subscribe Series B Bonds for a residual nominal value of $ 6.14 million, as settlement of the debt that at December 31, 2010 such Province had with the Company for the electric power supplied to low-income areas.

e.	Penalties

i.	General

As the control authority, the ENRE is empowered to control the quality levels of the technical product and service, the commercial service and the compliance with public safety regulations, as established in the Concession Agreement. If the Distribution Company fails to comply with the obligations assumed, the ENRE will be entitled to apply the penalties stipulated in the Concession Agreement.

At December 31, 2012, 2011 and January 1, 2011, the Company has accrued the penalties for resolutions not yet issued by the ENRE relating to the control years elapsed as at those dates. Additionally, the Company has applied the adjustment contemplated in the temporary tariff structure as well as the adjustments established by the electricity rate schedules applied during fiscal year 2008, Resolutions Nos. 324/08 and 628/08.

ENRE Penalties and Discounts included in the Adjustment Agreement are adjusted as stipulated in such agreement, caption c item a-Adjustment Agreement between Edenor S.A. and the Federal Government, whereas the penalties imposed subsequent to the Adjustment Agreement are adjusted as established in each of the resolutions pursuant to which such penalties are imposed.

Furthermore, at December 31, 2012, the Company’s Management has considered that the ENRE has mostly complied with the obligation to suspend lawsuits aimed at collecting penalties, without prejudice to maintaining an open discussion with the entity concerning the effective date of the Adjustment Agreement and, consequently, concerning the penalties included in the renegotiation and those subject to the criteria of the Transition Period.

EDENOR S.A.
Notes to the Consolidated Financial Statements as at December 31, 2012, 2011 and January 1, 2011
(Continued)

ii.	Specific situations

Due to the events occurred between December 20 and December 31, 2010 in Edenor’s concession area, on February 9, 2011, the ENRE issued Resolution No. 32/11 pursuant to which a penalty procedure was initiated due to the Company’s failure to comply with the provisions of Section 25 sub-sections a), f) and g) of the Concession Agreement, Section 27 of Law No. 24,065, and ENRE Resolution No. 905/99.

On February 9, 2011, Edenor S.A. was notified of the issuance of ENRE Resolution No. 32/11, whereby the Company was fined in the amount of $ 1.1 million and ordered to compensate those customers who had been affected by the power cuts for approximately $ 30.04 million. These amounts have been recorded in the Other current liabilities account.

Edenor S.A. filed a Direct Appeal with the Appellate Court in Contentious and Administrative Federal Matters No. I, requesting that the Resolution be declared null and void. Additionally, Edenor S.A. filed –with the same Court– a petition for the granting of a precautionary measure, aimed at suspending the application of the fine imposed until a decision on the direct appeal is issued.  On March 23, 2011, the court ordered the suspension of the penalty (payment of the amounts imposed), until a decision on the precautionary measure petition filed by Edenor S.A. is rendered. Against this decision, the ENRE filed a post-judgment motion for reversal (“Recurso de Reposición”) which was rejected in all its terms. On April 28, 2011, the Court rejected the precautionary measure petition filed. Therefore, Edenor S.A. filed an extraordinary federal appeal (“Recurso Extraordinario Federal”), which –after having been made available to the ENRE- was dismissed. The Company then filed an appeal (“Recurso de Queja por apelación denegada”) with the Supreme Court requesting that the rejected extraordinary federal appeal be sustained, which as of to date has not been resolved. Furthermore, on July 8, 2011, Edenor S.A. requested that notice of the substance of the case be served on the ENRE. Having this procedural step been carried out and the service of notice been answered, the proceedings are “awaiting resolution”.

On November 15, 2012, the Company was notified by the Regulatory Authorities of ENRE Resolution No. 336/2012, pursuant to which the Area in charge of Applying and Managing the ENRE’s Regulations was instructed to immediately initiate the corresponding penalty procedure in order for the distribution companies EDENOR and EDESUR S.A. to: a) determine the customers affected by the power cuts occurred as a consequence of failures between October 29 and November 14, 2012; b) determine the discounts to be recognized to each of them, and; c) credit them on account of the final discounts that will result from the evaluation of the Technical Service Quality relating to the six-month control period.

In addition, it was resolved that the Company and EDESUR S.A. be ordered to compensate each small-demand residential customer (T1R) who had been affected by the power cuts occurred during the aforementioned period. The amount of the compensation will depend on the length of the power cut, provided, however, that such power cut lasted more than 12 continuous hours. The provision recorded by the Company for penalties and compensations amounts to $ 16.7 million.

f.	Restriction on the transfer of the Company’s common shares

The by-laws provide that Class “A” shareholders may transfer their shares only with the prior approval of the ENRE. The ENRE must communicate its decision within 90 days upon submission of the request for such approval, otherwise the transfer will be deemed approved.

Furthermore, Caja de Valores S.A. (the Public Register Office), which keeps the Share Register of the shares, is entitled (as stated in the by-laws) to reject such entries which, at its criterion, do not comply with the rules for the transfer of common shares included in (i) the Argentine Business Organizations Law, (ii) the Concession Agreement and (iii) the Company’s by-laws.

In addition, the Class “A” shares will be pledged during the entire term of the concession as collateral to secure the performance of the obligations assumed under the Concession Agreement.

EDENOR S.A.
Notes to the Consolidated Financial Statements as at December 31, 2012, 2011 and January 1, 2011
(Continued)

Other restrictions:

•
In connection with the issuance of Corporate Notes; EASA is required to be the beneficial owner and owner of record of not less than 51% of the Company’s issued, voting and outstanding shares during the term of the Corporate Notes.

•
In connection with the Adjustment Agreement signed with the Grantor of the Concession and ratified by Decree No. 1,957/06; Section ten stipulates that from the signing of the agreement through the end of the Contractual Transition Period, the majority shareholders may not modify their ownership interest nor sell their shares.

•
In connection with the restructuring of the totality of EASA’s financial debt that ended on July 19, 2006; if EASA did not comply with its payment obligations under the new debt, its creditors could obtain an attachment order against the Company’s Class A shares held by EASA, and, consequently, the Argentine Government would be entitled, as stipulated in the concession agreement, to foreclose on the pledged shares.

g.	Concession of the use of real property

Pursuant to the Bid Package, SEGBA granted the Company the free use of real property for periods of 3, 5 and 95 years, with or without a purchase option, based on the characteristics of each asset, and the Company would be responsible for the payment of any taxes, charges and contributions levied on such properties and for the taking out of insurance against fire, property damage and third-party liability, to SEGBA’s satisfaction.

The Company may make all kind of improvements to the properties, including new constructions, upon SEGBA’s prior authorization, which will become the grantor’s property when the concession period is over, and the Company will not be entitled to any compensation whatsoever. SEGBA may terminate the loan for use contract after demanding the performance by the Company of any pending obligation, in certain specified cases contemplated in the Bid Package. At present, as SEGBA’s residual entity has been liquidated, these presentations and controls are made to the National Agency of Public Properties (ONABE), with which the Company entered into a debt recognition and refinancing agreement for $ 4.68 million on September 25, 2009.

The form of payment stipulated in the aforementioned agreement established an advance payment of $ 1,12 million, which the Company made on September 25, 2009, and 48 installments of $ 0.10 million for the remaining balance of $ 3.5 million. The installments include compensatory interest of 18.5% per annum under the French system, and are payable as from October 2009

At December 31, 2012, 2011 and January 1, 2011, the outstanding principal amounts for this concept total $ 0.7 million, $ 1.8 million and $ 2.6 million, respectively, which have been recorded in Trade payables under Other.

h.	Stabilization factor

By Note No. 2883 dated May 8, 2012 (reference Resolutions MEyFP No. 693/11 and MPFIPyS No. 1900/2011), the National Energy Secretariat has implemented a mechanism whose objective is to keep the amounts billed to residential customers throughout the year stable, thereby minimizing the effects of the seasonal consumption of electricity.

This methodology applies to all residential customers, regardless of whether or not they receive Government grants on electricity rates, who may opt to adhere to this stabilization system.

EDENOR S.A.
Notes to the Consolidated Financial Statements as at December 31, 2012, 2011 and January 1, 2011
(Continued)

Average consumption is determined based on the consumption recorded in the last six two-months consumption periods. The stabilization factor arises from the difference between the aforementioned average consumption and the current two-month consumption period. This value will be added to or subtracted from the two-month consumption period charges, and the result obtained will be the amount to be paid before the corresponding taxes. The adjustments that are to be made in accordance with the differences between average consumption and recorded consumption will be reflected in the bill for the last two-month consumption period of each calendar year.

The differences that arise as a consequence of comparing the annual average consumption to the current two-month consumption period will be recorded at the end of each period in the trade receivables balance sheet account, crediting or debiting the account, as the case may be, if the annual average consumption is higher or lower than the current two-month consumption period.

2.2	EDEN S.A.

a.	General

Empresa Distribuidora de Energía Norte S.A. is subject to compliance with the electric power sector regulatory framework of the Province of Buenos Aires, in accordance with the provisions of Law No. 11,769/96 (text consolidated by Decree 1868/04 and amendments introduced by Laws Nos. 13,929 and 14068) and its Regulatory Decree No. 2479/04 issued by the Government of the Province of Buenos Aires.

On May 27, 1997, a Provincial Concession Agreement was entered into by and between Empresa Distribuidora de Energía Norte S.A. and the Application Authority of Law 11,769/96, pursuant to which the Company was granted the concession of the public service of electricity distribution and sale within the concession area stipulated therein. This agreement also stipulates the terms and conditions for the provision of such service.

b.	Concession

Empresa Distribuidora de Energía Norte S.A. (“EDEN S.A.”) is a company created by the Province of Buenos Aires, which privatized 100% of its capital stock in the framework of Decree No. 106/97 of the Provincial Executive Power.

The aforementioned privatization was carried out through the awarding of the concession of the exclusive right to provide the electricity distribution service for a term of ninety-five years to commence as from the takeover date. The term of the concession is divided into management periods, a first period of fifteen years and subsequent periods of ten years each. The grantor of the concession may extend the term of the concession for a maximum period of ten years.

On June 2, 1997, the Holder of the concession took over the operations of Empresa Distribuidora de Energía Norte S.A.

c.	Electricity rate situation

On October 25, 2005, the Ministry of Infrastructure, Housing and Public Services (MIVySP) and EDEN signed a Protocol of Understanding pursuant to which the following was defined: a) a way to recover revenue from the concession by means of economic and financial models that contemplate a basic and objective economic and financial balance; and b) the need to carry out an overall electricity rate review, which was expected to take place in October 2007 but has never been carried out. That Protocol of Understanding was approved by Decree No. 2,862/05 and ratified by the 2006 budget law.

EDENOR S.A.
Notes to the Consolidated Financial Statements as at December 31, 2012, 2011 and January 1, 2011
(Continued)

In accordance with the application of the revenue adjustment mechanism contemplated in the Protocol of Understanding, electricity rate increases have been granted since 2005, the last requests being those detailed below:

On June 1, 2011, the MIVySP issued Resolution No. 415/2011, which, approving the request for the adjustment of the electricity distribution service costs submitted by EDEN, authorized a 9% increase in EDEN’s average sale rate, to be distributed among final users to consumption recorded as from June 1, 2011.

Additionally, on November 9, 2011, EDEN made a new request to the MIVySP, which is pending approval, requesting an adjustment of rates commensurate with the increases recorded in operating costs (of approximately 17% as compared to the presentation made in December 2010), and the variation in the valuation of the assets made available for the provision of the service at June 2011 (of approximately 21% as compared to the presentation made in December 2010).

On July 20, 2012, the Infrastructure Ministry of the Province of Buenos Aires issued Resolution No. 243/2012, published in the Official Gazette on July 24 of the current year, which established the new electricity rate schedules applicable to the July 1-July 31, 2012 and August 1-September 30, 2012 periods, and from October 1, 2012, thereby restoring electricity rates in the concession area of Eden S.A. These electricity rate schedules were resolved with the aim of covering the increase in prices of the resources necessary to provide the service (labor, supplies and services), which have recorded a significant increase in prices.

d.	Fines of the Electric Power Control Authority of the Province of Buenos Aires (“OCEBA”)

EDEN has recorded a provision for OCEBA’s penalties, applying the coefficients informed by the Provincial Energy Administration.

The balance of the provision, which amounts to $ 14.6 million and 10.33 million at December 31, 2012, and 2011 respectively has been disclosed in the Other liabilities account.

e.	Obligations and restrictions arising from the privatization

In accordance with the Bidding terms and conditions, EDEN S.A. is required to comply, among others, with the following obligations:

a) Not to transfer the class “A” shares without the prior approval of the Control Authority.

b) To make the necessary investments and carry out the necessary maintenance works in order to guarantee service quality levels.

c) To refrain from granting in favor of third parties any security interest on the assets used in the provision of the public service such as mortgages, pledges or any other lien, without prejudice to EDEN’s right to freely dispose of those assets which in the future may become inadequate or unnecessary for such purpose. This prohibition does not apply in the case of security interests granted by the Holder of the concession over an asset at the time of its acquisition as collateral for the payment of the purchase price.

d) To pay the inspection and control tax to be fixed by the Control Authority.

3.	Basis of preparation

This consolidated financial Statements have been prepared in accordance with and in compliance with IFRS as issued by the IASB.

EDENOR S.A.
Notes to the Consolidated Financial Statements as at December 31, 2012, 2011 and January 1, 2011
(Continued)

As mentioned in Note 4.1 of Exhibit I presented together with the Financial Statements as at June 30, 2012, the Company’s first IFRS financial statements to be prepared are those for the fiscal year ending December 31, 2012. As at December 31, 2011, the accounting standards applicable in Argentina and used in the preparation of the financial statements were the generally accepted accounting principles (Argentine GAAP).

In its financial statements as at December 31, 2011, the Company presented a note concerning the reconciliation between Argentine GAAP and IFRS of (1) the Company’s total equity at the date of transition (January 1, 2011), (2) the final result of operations and cash flows for the year ended December 31, 2011 and (3) total equity at December 31, 2011, indicating the main valuation adjustments between the aforementioned sets of standards.

Nevertheless, the Company decided to present additional information including a detail of each of the accounts comprising the statement of financial position at December 31, 2011 and the income statement for the year then ended under IFRS. Said detailed information was solely presented for information purposes and to show how each equity and income statement account would have been disclosed under IFRS.

Additionally, on May 21, 2012, the Company presented its first Interim Financial Statements as at March 31, 2012 and for the three-month period then ended in accordance with International Accounting Standard (IAS) 34. As required, such Interim Financial Statements included an exhibit with the financial information for the last annual reporting period prepared in accordance with IFRS. That information included not only the valuation aspects previously presented as part of the reconciling information in the Financial Statements of December 2011 but also additional disclosures required under IFRS.

Due to the preparation of the financial statements as of December 31,, 2012 and for the year then ended, and as part of a process aimed at aligning accounts and other operative issues with a view to the issuance of the first annual IFRS financial statements as at December 31, 2012, the Company has made certain changes in the classification of balances at December 31, 2011 previously presented.

The Consolidated Financial Statements are stated in thousands of Argentine pesos, unless specifically indicated otherwise.

These Consolidated Financial Statements were approved for issue by the Company’s Board of Directors on March 8, 2013.

4.	Accounting policies

The main accounting policies used in the preparation of these consolidated financial statements are detailed below. These accounting policies have been consistently applied to all the reporting periods, unless indicated otherwise.

4.1	Adoption of International Financial Reporting Standards

4.1.1	Application of IFRS 1

The National Securities Commission (CNV), through Resolutions Nos. 562/09 and 576/10, has established the application of Technical Resolution No. 26 of the Argentine Federation of Professional Councils in Economic Sciences (subsequently amended by Technical Resolution No. 29 of the Argentine Federation of Professional Councils in Economic Sciences), which adopts the International Financial Reporting Standards (IFRS) issued by the International Accounting Standards Board (IASB) (hereinafter referred to as “IFRS”), for those entities that make a public offering of their capital stock or corporate notes pursuant to Law No. 17,811, or have requested authorization for their being included in such public offering system.

EDENOR S.A.
Notes to the Consolidated Financial Statements as at December 31, 2012, 2011 and January 1, 2011
(Continued)

The Company fully adopted the IFRS issued by the International Accounting Standards Board (IASB) as from the fiscal year commenced January 1, 2012.  The adoption of these standards has caused changes in the Company’s accounting policies, which have been recognized in the consolidated financial statements for the year ended December 31, 2012 and in those for interim periods. Furthermore, the presentation of the consolidated financial statements as at December 31, 2011 was adjusted for comparative purposes as a result of IFRS adoption. This recognition and the corresponding adjustments are presented in caption 4.1.2, in accordance with the reconciliation of equity at December 31, 2011 and January 1, 2011 (date of transition to IFRS) and the reconciliation of comprehensive income and cash flows at December 31, 2011.

The Shareholders’ Meeting that considers the consolidated financial statements as at December 31, 2012 will have to make the decision that arises from the application of that mentioned in the preceding paragraphs.

a.     Mandatory exceptions provided under IFRS 1

i.
The Company has applied the following mandatory exceptions to the retrospective application of IFRS in the preparation of the reconciliations of shareholders’ equity and results of operations included below

•	Estimates

Estimates at December 31 and January 1, 2011 under IFRS are consistent with those made under Argentine GAAP.

•	Classification and measurement of financial assets

The classification and measurement of financial assets is made in accordance with IFRS 9, which was early adopted by the Company at January 1, 2011. This standard, which provides two categories for measurement purposes: amortized cost and fair value, has been applied by the Company in accordance with the facts and circumstances existing at the date of transition.

ii.	The following mandatory exceptions provided by IFRS 1 have not been applied as they are not relevant for the Company:

•     Derecognition of financial assets and liabilities
•     Hedge accounting
•     Non-controlling interests
•     Derivative instruments

b.     Optional exemptions provided under IFRS 1

Certain optional exemptions from retrospective application of IFRS are permitted under IFRS 1, having the Company applied the following:

•	Deemed cost

The cost of property, plant and equipment, adjusted in accordance with Argentine GAAP, has been adopted as deemed cost at the date of transition to IFRS, considering that such cost is similar to amortized cost under IFRS.

EDENOR S.A.
Notes to the Consolidated Financial Statements as at December 31, 2012, 2011 and January 1, 2011
(Continued)

4.1.2	Reconciliation of consolidated equity at December 31 and January 1, 2011 and of the Statement of Income at December 31, 2011

The following chart shows the reconciliation of the statement of changes in equity in accordance with Argentine GAAP and Equity in accordance with IFRS:

		12.31.11	01.01.11
Equity under Argentine GAAP		1,314,518	1,749,915
Loss related to defined benefit plans	(a)	(29,120)	(10,136)
Gain from purchase of companies	(b.i and ii)	434,959	—
Loss from valuation at realizable value of assets available for sale	(c)	(172,838)	—
Derecognition of transaction costs	(b.iv)	(4,269)	—
Derecognition of negative goodwill amortization	(b.iii)	(12,340)	—
Additional acquisition of non-controlling interests	(d)	3,452	—
IFRIC 12 application to service concession agreements	(e)	(12,1 65)	—
Deferred income tax	(f)	(97,379)	3,548
Non-controlling interests		6,567	—
Edenor's equity under IFRS		1,431,385	1,743,327
Non-controlling interests under IFRS		415,801	—
Equity under IFRS		1,847,186	1,743,327

The following chart shows the reconciliation of the statement of income in accordance with Argentine GAAP and of Comprehensive income in accordance with IFRS:

		12.31.2011
Statement of income under Argentine GAAP		(435,397)
Gain from purchase of companies	(b.i and ii)	434,959
Loss from valuation at realizable value of assets available for sale	(c)	(172,838)
Derecognition of transaction costs	(b.iv)	(4,269)
Derecognition of negative goodwill amortization	(b.iii)	(12,340)
IFRIC 12 application to service concession agreements	(e)	(12,165)
Deferred income tax	(f)	(107,571)
Non-controlling interests		18,240
Edenor's loss for the year under IFRS		(291,381)
Other comprehensive loss		(11,337)
Non-controlling interests related to other comprehensive income		(1,003)
Comprehensive loss for the year under IFRS		(303,721)

a.	Benefit plans

In accordance with Argentine GAAP, neither actuarial gains nor losses, nor past service costs pending amortization are recognized by the Company in the financial statements. In accordance with IFRS, and considering that the Company has early adopted the revised IAS 19, the actuarial gains and losses not recognized at the date of transition have been recognized by the Company in comprehensive income, whereas past service costs pending amortization at the date of transition have been recognized in retained earnings/accumulated deficit. The effect in equity is a decrease of $ 29.12 million and $ 10.14 million at December 31 and January 1, 2011, respectively. The effect in comprehensive income for the year ended December 31, 2011 is a loss of $ 18.98 million.

EDENOR S.A.
Notes to the Consolidated Financial Statements as at December 31, 2012, 2011 and January 1, 2011
(Continued)

b.	Gain from the purchase of companies

i)	Purchase negotiation

Refers to the gain recognized under IFRS, considering all the adjustments explained below, mainly by derecognizing the negative goodwill of acquired companies, plus some differences resulting from net assets acquired.

ii)	Differences in the accounting basis of purchases

In accordance with Argentine GAAP, the excess of the fair value of the assets acquired and liabilities assumed in a business combination over the purchase price is recognized as negative goodwill and amortized in accordance with the straight-line method over a period equal to the weighted average of the remaining useful life of the assets identified in the acquired company that are subject to depreciation.

In accordance with IFRS, the Company has reassessed the purchase price allocation. In that connection, the following differences between Argentine GAAP and IFRS were identified:

Fair value of net assets acquired – Argentine GAAP		1,276,236
Differences from application of IFRIC 12	1)	(54,003)
Benefit plan liability	2)	(15,250)
Deferred income tax effect	3)	24,238
Derecognition of transaction costs	4)	(4,269)
Fair value of net assets acquired – IFRS		1,226,952

1)	Differences from application of IFRIC 12

In accordance with Argentine GAAP, the assets used in the framework of service concession agreements of the subsidiary EDEN (indirectly controlled company through AESEBA), whether received at the time of entering into the concession agreements or acquired by the companies during their term of duration, are classified as property, plant and equipment and are depreciated based on the useful life assigned to each specific asset, irrespective of the term of duration of the concession agreements.

In accordance with IFRS, the essential assets used in the framework of service concessions, whether received at the time of entering into the concession agreement or acquired by the companies during their term of duration, are classified as a single asset within intangible assets and are amortized on a straight-line basis throughout the estimated useful life of each of the underlying fixed assets that make up its value, without exceeding the term of the concession.

The assets that are not essential for the rendering of the distribution service are not included within the scope of IFRIC 12; therefore, those assets are carried at cost subsequently depreciated, and included within property, plant and equipment.

The effects of the recognition of IFRIC 12 in the Company’s consolidated financial statements are as follow:

•	Reclassification of all the essential assets received by the Concession Agreement, and considered essential to the distribution service, into a separate intangible asset;

•
Construction contracts: in accordance with Argentine GAAP, construction of infrastructure funded with customer contributions is recognized as revenue at the time the funds are received. In accordance with IFRS, in particular under the scope of IFRIC 12, such construction must be recognized as revenue from construction deferred on the remaining useful life of the Concession Agreement, considering that the operator has an obligation with the customer for providing the distribution service. Such difference gave rise to a reconciling adjustment at the acquisition date of $ 54 million, decreasing property, plant and equipment and retained earnings/accumulated deficit, and increasing the intangible asset under IFRIC 12  and deferred revenue

EDENOR S.A.
Notes to the Consolidated Financial Statements as at December 31, 2012, 2011 and January 1, 2011
(Continued)

2)	Benefit plan liability

In accordance with Argentine GAAP, unrecognized actuarial losses are disclosed in a note to the financial statements.

In accordance with IFRS, cumulative unrecognized actuarial losses have been recognized at the date of transition (January 1, 2011) in retained earnings/accumulated deficit. Consequently, the Company assumed at the time of acquisition an additional liability relating to the subsidiaries’ defined benefit plans. Such additional liability amounted to $ 15.25 million.

3)	Deferred income tax effect

Refers to the effect in the deferred income tax of all the previously mentioned adjustments.

4)	Transaction costs

In accordance with Argentine GAAP, transaction costs are part of the consideration paid. The impact of such costs resulted in a decrease of negative goodwill.

iii) Derecognition of negative goodwill amortization

In accordance with Argentine GAAP, in those business combinations in which the acquisition cost was lower than the proportion of the fair value of the incorporated net assets and liabilities, the difference was recognized as negative goodwill and is systematically recognized in profit or loss over a period equal to the weighted average of the remaining useful life of the identifiable assets of the acquired company that are subject to depreciation.

For IFRS application purposes, negative goodwill is derecognized as its recognition is not permitted.

iv) Derecognition of transaction costs

In accordance with IFRS, such costs are not part of the consideration paid and are expensed as incurred.

The chart below summarizes the effect of the differences in the consideration paid:

Consideration paid – Argentine GAAP	566,222
Transaction costs	(4,269)
Consideration paid – IFRS	561,953

c.	Loss from valuation at fair value less costs to sell of assets available for sale

Refers to the additional loss for the sale of subsidiaries as a result of the decrease in the fair value of the net assets acquired at the time of acquisition.  Due to the fact that the fair value less costs to sell was similar under both standards (Argentine GAAP and IFRS), the difference arises from its base of valuation at the time of the acquisition.

In accordance with IFRS, assets held for sale are classified separately within current assets and current liabilities and are valued at the lower of carrying amount and fair value less costs to sell.

EDENOR S.A.
Notes to the Consolidated Financial Statements as at December 31, 2012, 2011 and January 1, 2011
(Continued)

d.	Additional acquisition of non-controlling interests

Refers to the additional acquisition of non-controlling interests in subsidiaries, which, in accordance with Argentine GAAP, was recorded discounting the negative goodwill by the difference between the fair value of non-controlling interests and the consideration paid. In accordance with IFRS, such difference was recorded as Additional paid-in capital.

e.	IFRIC 12 application to concession agreements

EDEN constructs part of its pieces of equipment (essential for the rendering of the distribution service) based on customer contributions under Argentine GAAP such contributions are recorded as revenues upon the payment by the customers.

Under IFRS, the construction of infrastructure with customer contributions is recognized as deferred revenue over the estimated useful life of each of the underlying fixed assets that make up its value, without exceeding the term of the concession.

f.	Deferred income tax

At December 31, 2011 and January 1, 2011, this reconciling item relates to the recognition, under IFRS, of the deferred tax effect of all the previously described adjustments.

4.1.3	Reconciliation of the statement of cash flows for the year ended December 31, 2011

		ADJUSTMENTS
		ASSOCIATED	EFFECTS OF
	ARGENTINE	WITH ASSETS	TRANSITION
	GAAP	AVAILABLE	TO IFRS
	(1)	FOR SALE	(2)	IFRS
Net cash flows provided by operating activities	550,030	(633,056)	741 ,976	658,950

Net cash flows used in investing activities	(975,216)	563,991	(382,808)	(794,033)

Net cash flows used in financing activities	(119,016)	97,370	37,950	16,304

Financial results in cash and cash equivalents	—	—	3,281	3,281
Cash and cash equivalents at beginning of year	676,843	—	(430,836)	246,007
Cash and cash equivalents at end of year	132,641		(2,132)	130,509
Net decrease in cash and cash equivalents	(544,202)	28,305	425,423	(118,779)
Cash and cash equivalents included in assets available for sale	—	28,305	—	28,305
Cash and cash equivalents at end of year	132,641	28,305	(2,132)	158,814

(1)	Refers to the amounts included in the consolidated financial statements as at December 31, 2011 approved by the Board of Directors with certain reclassifications for IFRS disclosure purposes.

(2)	Refers to debt instruments that are not considered as cash and cash equivalents under IFRS.

EDENOR S.A.
Notes to the Consolidated Financial Statements as at December 31, 2012, 2011 and January 1, 2011
(Continued)

4.2	Changes in the accounting policy under IFRS

 (a) New standards, amendments and interpretations mandatory for financial years beginning January 1, 2012 and adopted by the Company

There have been no new standards, amendments or interpretations whose application is mandatory for financial years beginning January 1, 2012 that could have a material impact on the Group.

(b) New standards, amendments and interpretations not effective and early adopted by the Company

The Company has early adopted the following IFRS or revised IFRS:

i.	Revised IAS 1 “Financial statements presentation”: applicable to financial years beginning on or after July 1, 2012.

ii.	Revised IAS 19 “Employee benefits”: applicable to financial years beginning on or after January 1, 2013.

iii.	Revised IAS 27 “Separate financial statements”: applicable to financial years beginning on or after January 1, 2013.

iv.	Revised IAS 28 “Investments in associates and joint ventures”: applicable to financial years beginning on or after January 1, 2013.

v.	IFRS 9 “Financial instruments”: applicable to financial years beginning on or after January 1, 2015.

vi.	IFRS 10 “Consolidated financial statements”: applicable to financial years beginning on or after January 1, 2013.

vii.	IFRS 11 “Joint arrangements”: applicable to financial years beginning on or after January 1, 2013.

viii.	IFRS 12 “Disclosure of interests in other entities”: applicable to financial years beginning on or after January 1, 2013.

IAS 1 was amended in June 2011. The amendment improves the consistency and clarifies the presentation of items within other comprehensive income. The main change implies the grouping of items of other comprehensive income into items that might be subsequently reclassified to profit or loss and those that will not be reclassified to profit or loss in subsequent periods.

IAS 19 was amended in June 2011. The main impact on the financial statements is as follows:

i.	the corridor method is eliminated and all actuarial gains and losses are recognized in other comprehensive income when they occur;

ii.	all past service costs are immediately recognized in profit or loss;

IAS 27 and IAS 28 were amended in May 2011 following the issuance of IFRS 10 and IFRS 11. The revised IAS 27 refers to the accounting for subsidiaries, joint arrangements and associates in the parent’s separate financial statements. Revised IAS 28 refers to the accounting for associates, entities over which significant influence is held and joint ventures.

IFRS 9 was issued in November 2009 and amended in October 2010 and introduces new requirements for the classification, measurement and derecognition of financial assets and liabilities.

EDENOR S.A.
Notes to the Consolidated Financial Statements as at December 31, 2012, 2011 and January 1, 2011
(Continued)

IFRS 9 requires that all financial assets within the scope of IAS 39 “Financial instruments – Recognition and measurement” be subsequently measured at amortized cost or fair value. Therefore, the investments in debt instruments that are maintained within a business model whose objective is to collect the contractual future cash flows, and these cash flows are solely payments of principal and interest on principal, are measured at amortized cost at year-end. The other investments in debt or equity instruments are measured at fair value at year-end.

The most significant effect of IFRS 9 concerning the classification and measurement of financial liabilities refers to the accounting for changes in the fair value of financial liabilities (designated as financial liabilities at fair value through profit or loss) as a consequence of changes in the credit risk of such liabilities. Therefore, the amount of change in the fair value of financial liabilities as a consequence of changes in the credit risk of that debt is recognized in other comprehensive income, unless such recognition would create an accounting mismatch.

IFRS 10 was issued in May 2011 and determines a single control model for the consolidation of entities of the same economic group, irrespective of the nature of the investee. This control model includes three elements:

i.	power over the investee;
ii.	exposure or rights to variable returns from its involvement with the investee;
iii.	ability to use the power mentioned in i) to affect the investor’s returns.

IFRS 10 replaces the portion of IAS 27 that addresses the manner and opportunity at which the investor must prepare his consolidated financial statements, and fully replaces SIC-12 “Consolidation of special purpose entities”.

IFRS 11 was issued in May 2011. This standard is a more realistic reflection of joint arrangements by focusing on the rights and obligations of the parties to the arrangement rather than its legal form. There are two types of joint arrangement: joint operations and joint ventures. Joint operations arise where a joint operator has rights to the assets and obligations relating to the arrangement and therefore accounts for its share of assets, liabilities, revenue and expenses. Joint ventures arise where the joint venture has rights to the net assets of the arrangement and therefore equity accounts for its interest. Proportional consolidation of joint ventures is no longer allowed.

IFRS 12 was issued in May 2011 and applies to entities that have interests in subsidiaries, joint arrangements, associates and/or unconsolidated structured entities. The standard establishes the minimum disclosure objectives that are to be presented to comply with such objectives so as to help users of the financial statements evaluate the nature of and the risks associated with interests in other entities.

(c) New standards, amendments and interpretations not effective and not early adopted by the Company

Neither the Company nor its controlled companies have early adopted the IFRS or revised IFRS detailed below:

—	IFRS 13 “Fair value measurement”: applicable to financial years beginning on or after January 1, 2013.

IFRS 13 was issued in May 2011 and determines a single framework for fair value measurements when fair value is required by other standards. This IFRS applies to financial and non-financial elements measured at fair value, where fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

The Board of Directors has estimated that IFRS 13 will be adopted in the Company’s financial statements for the annual period beginning January 1, 2013.  Although it is not possible to reasonably determine the impact of the potential effect of the aforementioned standard until a detail analysis is made, it is probable that the changes will not significantly affect the information disclosed in the Group’s financial statements.

There are no other standards or interpretations that are not effective in respect of which a significant effect on the Company is expected.

EDENOR S.A.
Notes to the Consolidated Financial Statements as at December 31, 2012, 2011 and January 1, 2011
(Continued)

4.3	Consolidation

a.	Subsidiaries

The consolidated financial statements include the Company’s financial statements as well as those of its subsidiaries.  Subsidiaries are all entities (including structured entities) over which the group has control. The group controls an entity when the group is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. Subsidiaries are fully consolidated from the date on which control is transferred to the group. They are deconsolidated from the date that control ceases.

Inter-company transactions, balances and unrealised gains on transactions between group companies are eliminated. Unrealised losses are also eliminated. Accounting policies of subsidiaries have been changed where necessary to ensure consistency with the policies adopted by the group.

b.	Business combinations

Business acquisitions are accounted for by applying the acquisition method. Consideration for the acquisition is measured at fair value, calculating at the acquisition date the aggregate of the fair value of the assets transferred, the liabilities incurred or assumed and the equity instruments issued and delivered by the Company in exchange for control of the business acquired.

The costs associated with the acquisition are expensed when incurred. The identifiable assets acquired and liabilities assumed in the business combination are recognized at their acquisition-date fair value.

The value of goodwill represents the excess amount of the aggregate of the consideration for the acquisition, the amount of any non-controlling interests in the acquiree and the fair value of the acquirer’s previously held equity interest (if any) in the acquiree over the net amount of the identifiable assets acquired and the liabilities assumed, at the acquisition date.

If as a result of the assessment, the net amount of the identifiable assets acquired and the liabilities assumed exceeds the aggregate of the consideration for the acquisition, the amount of any non-controlling interests in the acquiree and the fair value of the acquirer’s previously held equity interest (if any) in the acquiree, such excess amount is immediately recognized in profit or loss as a bargain purchase.

If the initial accounting for a business combination can be determined only provisionally by the end of the period in which the combination is effected because either the fair values to be assigned to the acquiree's identifiable assets, liabilities or contingent liabilities or the cost of the combination can be determined only provisionally, the acquirer shall account for the combination using those provisional values. The acquirer shall recognise any adjustments to those provisional values as a result of completing the initial accounting:

a)	within twelve months of the acquisition date; and
b)	from the acquisition date.

c.	Changes in ownership interest in subsidiaries that do not result in a loss of control

Transactions with non-controlling interests that do not result in a loss of control are accounted for as equity transactions. The difference between the fair value of the consideration paid for the shares acquired and the recorded value of the subsidiary’s net assets is recorded in equity.

EDENOR S.A.
Notes to the Consolidated Financial Statements as at December 31, 2012, 2011 and January 1, 2011
(Continued)

d.	Disposal of subsidiaries

When the Company ceases to have control in a subsidiary, any retained investment is measured at fair value at the date that control is lost, recognizing the change in the recorded value in the statement of comprehensive income. The fair value is the cost on initial recognition of the investment held, being recorded as an associate, joint venture or financial asset, as applicable.

e.	Interests in joint ventures

The Company has early adopted the application of IFRS 11 as from January 1, 2011, the main concepts of which are as follow:

i.
A joint arrangement takes place among two or more parties when they have joint control: joint control is the contractually agreed sharing of control of an arrangement, which exists only when decisions about the relevant activities require the unanimous consent of the parties sharing control.

ii.	A joint venture is a joint arrangement whereby the parties that have joint control of the arrangement have rights to the net assets of the arrangement. Such parties are called joint ventures.

iii.
A joint operation is a joint arrangement whereby the parties that have joint control of the arrangement have rights to the assets, and obligations for the liabilities, relating to the arrangement. These parties are called joint operators.

The Company accounts for its investment in joint ventures in accordance with the equity method. Under this method, the interest is initially recognized at cost and subsequently adjusted by recognizing the Company’s share in the profit or loss obtained by the joint venture, after acquisition date. The Company recognizes in profit or loss its share of the joint venture’s profit or loss and in other comprehensive income its share of the joint venture’s other comprehensive income.

When the Company carries out transactions in the joint ventures, the generated profit and losses are eliminated in accordance with the percentage interest held by the Company in the joint venture.

The accounting policies of joint ventures have been modified, if applicable, to guarantee consistency with the policies adopted by the Company.

4.4	Revenue recognition

a.	Revenue from sales

Revenue is measured at the fair value of the consideration collected or to be collected, taking into account the estimated amount of any discount, thus determining the net amounts.

Revenue is recognized when the revenue earning process has been completed, the amount of revenue may be reliably measured and it is probable that the economic benefits associated with the transaction will flow to the Company.

Revenue from the electricity provided by the Company to low-income areas and shantytowns is recognized to the extent that the Framework Agreement has been renewed for the period in which the service was rendered.

Revenue from operations is recognized on an accrual basis and derives mainly from electricity distribution. Such revenue includes electricity supplied, whether billed or unbilled, at the end of each year, and has been valued on the basis of applicable tariffs and the charge regarding with the Resolution 347/12 (Note 2.c.V).

EDENOR S.A.
Notes to the Consolidated Financial Statements as at December 31, 2012, 2011 and January 1, 2011
(Continued)

The Company also recognizes revenue from other concepts included in distribution services, such as new connections, reconnections, rights of use on poles, transportation of electricity to other distribution companies, etc.

Revenue from CMM (Cost Monitoring Mechanism) amounts are recognized in the accounting to the extent that they have been approved by the ENRE (Note 2).

The aforementioned revenue from operations was recognized when all of the following conditions were met:

1.	the entity transferred to the buyer the significant risks and rewards;

2.	the amount of revenue was measured reliably;

3.	it is probable that the economic benefits associated with the transaction will flow to the entity;

4.	the costs incurred or to be incurred, in respect of the transaction, were measured reliably.

b.	Revenue from construction

The construction of the infrastructure necessary for the subsidiary EDEN S.A. to distribute electricity is considered a service rendered to the concession authority and the corresponding revenue is reflected at cost within the sales account.

Different asset construction agreements have been instrumented where the buyer only has limited influence  in the design of the construction. In IFRIC 12 application framework, IAS 18 is applied to recognize revenue from such construction agreements. In accordance with this standard, revenue from the transfer of infrastructure must be recognized at the time of the exchange of the assets, in which the risks and rewards are transferred to the buyer. Therefore, unfinished works are included within the Assets under Construction account. EDEN does not recognize a margin for the type of constructions, except in the case of construction works with customer contributions.

c.	Interest income

Interest income is recognized by applying the effective interest rate method. Interest income is recorded in the accounting on a time basis by reference to the principal amount outstanding and the applicable effective rate.

Interest income is recognized when it is probable that the economic benefits associated with the transaction will flow to the Company and the amount of the transaction can be measured reliably.

4.5	Segment information

Operating segments reporting is consistent with the internal reports revised by the Executive Committee, which is the maximum authority for making decisions concerning operating issues. The Executive Committee is responsible for assigning resources and assessing the performance of the entity’s operating segments, and has been identified as the body which carries out the Company’s strategic decisions

EDENOR S.A.
Notes to the Consolidated Financial Statements as at December 31, 2012, 2011 and January 1, 2011
(Continued)

4.6	Assets and liabilities of disposal groups classified as held for sale

The subsidiaries’ assets and liabilities that have been made available for sale are classified as Assets available for sale and Associated liabilities when the carrying amount will be mainly recovered through a sale transaction, and this transaction is regarded as highly probable.

These assets are valued at the lower of the carrying amount and fair value less costs to sell.

The amounts recognized in profit or loss corresponding to discontinued operations have been included in a single line item of the Company’s consolidated statement of comprehensive loss called "Discontinued operations".

4.7	Effects of the changes in foreign currency exchange rates

a.	Functional and presentation currency

The information included in the financial statements of each of the entities comprising the group is measured using the latter’s functional currency, which is the currency of the main economic environment in which the entity operates. The consolidated financial statements are presented in pesos (legal currency in Argentina for all the companies domiciled therein), which is also the presentation currency of the group.

b.	Transactions and balances

Foreign currency denominated transactions are translated into the functional and presentation currency using the rates of exchange prevailing at the date of the transactions or revaluation, when the concepts thereof are restated. Gains and losses generated by foreign currency exchange differences resulting from each transaction and from the translation of monetary items valued in foreign currency at the end of the year are recognized in the statement of income, except for the amounts that are capitalized.

The foreign currency exchange rates used are: the bid price for monetary assets, the offer price for monetary liabilities, the average exchange rate at the end of the year for balances with related parties and the specific exchange rate for foreign currency denominated transactions.

c.	The group’s companies

None of the companies comprising the group has a functional currency different from the Argentine peso. Accordingly, no foreign currency translation effects exist.

4.8	Property, plant and equipment

The total value of property, plant and equipment transferred by SEGBA on September 1, 1992 was allocated to individual assets accounts on the basis of engineering studies conducted by the Company.

The value of property, plant and equipment was determined based on the price effectively paid by EASA for the acquisition of 51% of the Company’s capital stock.

SEGBA neither prepared separate financial statements nor maintained financial information or records with respect to its distribution operations or the operations in which the assets transferred to EDENOR were used. Accordingly, it was not possible to determine the historical cost of transferred assets.

EDENOR S.A.
Notes to the Consolidated Financial Statements as at December 31, 2012, 2011 and January 1, 2011
(Continued)

Additions subsequent to such date have been valued at acquisition cost, net of the related accumulated depreciation. Depreciation has been calculated by applying the straight-line method over the remaining useful life of the assets, which was determined on the basis of the above-mentioned engineering studies. Furthermore, in order to improve the disclosure of the account, the Company has made certain changes in the classification of property, plant and equipment based on each technical process.

In accordance with the provisions of IAS 23, borrowing costs in relation to any given asset are to be capitalized when such asset is in the process of production, construction, assembly or completion, and such processes, due to their nature, take long periods of time; those processes are not interrupted; the period of production, construction, assembly or completion does not exceed the technically required period;  the necessary activities to put the asset in condition to be used or sold are not substantially complete; and the asset is not in condition so as to be used in the production or start up of other assets, depending on the purpose pursued with its production, construction, assembly or completion.

Subsequent costs (major maintenance and reconstruction costs) are either included in the value of the assets or recognized as a separate asset, only if it is probable that the future benefits associated with the assets will flow to the Company, being it possible as well that the costs of the assets may be measured reliably and the investment will improve the condition of the asset beyond its original state. The other maintenance and repair expenses are recognized in profit or loss in the year in which they are incurred.

Impairment test

The Company analyzes the recoverability of its non-current assets on a periodical basis or when events or changes in circumstances indicate that the recoverable amount of assets, which is measured as the value in use at the end of the year, may be impaired. When the carrying amount of an asset is greater than its estimated recoverable amount, the asset’s carrying amount is immediately reduced up to its recoverable amount.

The value in use is determined based on projected and discounted cash flows, using discount rates that reflect the time value of money and the specific risks of the assets considered.

Cash flows are prepared on the basis of estimates concerning the future performance of certain variables that are sensitive to the determination of the recoverable amount, among which the following can be noted: (i) nature, opportunity and modality of electricity rate increases and cost adjustment recognition; (ii) demand for electricity projections; (iii) evolution of the costs to be incurred, and; (iv) macroeconomic variables, such as growth rates, inflation rates and foreign currency exchange rates.

The future increase in electricity rates used by the Company to assess the recoverability of its long-lived assets as at December 31, 2012 is based on the rights to which the Company is entitled, as stipulated in the Concession Agreement and the agreements described in Note 2. Furthermore, the actions taken to maintain and guarantee the provision of the public service, the presentations made before regulatory authorities, the status quo of the discussions that are being held with government representatives, the announcements made by government officials concerning possible changes in the sector’s revenues to restore the economic and financial equation, and certain measures recently adopted, such as the new charge described in Note 2.c.V, have also been considered. In light of the aforementioned, the Company’s Management estimates that it is reasonable to expect that new increases in revenues will be obtained as from 2013.

In spite of the current economic and financial situation described in Note 1, the Company has made its projections under the assumption that the electricity rates will be improved according to the circumstances. However, the Company may not ensure that the future performance of the variables used to make its projections will be in line with what it has estimated. Therefore, significant differences may arise in relation to the estimates used and assessments made at the date of preparation of these consolidated financial statements.

EDENOR S.A.
Notes to the Consolidated Financial Statements as at December 31, 2012, 2011 and January 1, 2011
(Continued)

In order to contemplate the estimation risk contained in the projections of the aforementioned variables, the Company has considered three different probability-weighted scenarios. Although in all of them an acceptable agreement with the Government resulting in gradual tariff increases is assumed, the Company has considered different timing and magnitude of expected DAV increases. The three scenarios can be classified into pessimistic, optimistic and intermediate depending on the opportunity of the application and magnitude of the expected CMM adjustments. The Company has assigned for these three scenarios the following percentages of probability of occurrence based mainly on the experience with past delays in the tariff renegotiation process, the current economic and financial situation and the need to maintain the public service in operation: pessimistic scenario: 20%, optimistic scenario: 30%, and intermediate scenario: 50%.

Based on that which has been mentioned above, the Company determined that the valuation of property, plant and equipment does not exceed their recoverable amount at December 31, 2012.

Finally, and in accordance with the concession agreement, the Company may not pledge the assets used in the provision of the public service nor grant any other security interest thereon in favor of third parties, without prejudice to the Company’s right to freely dispose of those assets which in the future may become inadequate or unnecessary for such purpose. This prohibition does not apply in the case of security interests granted over an asset at the time of its acquisition and/or construction as collateral for payment of the purchase and/or installation price.

The residual value and the remaining useful lives of the assets are reviewed and adjusted, if appropriate, at the end of each fiscal year (reporting period).

Land is not depreciated.

These depreciation methods are used to allocate the difference between cost and residual value during the estimated useful life of the assets.

Facilities in service: between 30 and 50 years

Furniture, tools and equipment: between 5 and 20 years

Construction in process is valued based on the degree of completion. Construction in process is recorded at cost less any impairment loss, if applicable.  Cost includes expenses attributable to the construction, including capitalized borrowing costs in accordance with IFRS and the Company’s accounting policies, when they are part of the cost incurred for the purposes of acquisition, construction or production of property, plant and equipment which require considerable time until they are in condition to be used. Borrowing costs are no longer capitalized when the asset has been substantially finished or its development has been suspended. These assets begin to be depreciated when they are in economic condition to be used.

Gains and losses from the sale of property, plant and equipment are calculated by comparing the price collected with the carrying amount of the asset, and are recognized within Other operating expense or Other operating income in the consolidated statement of comprehensive loss.

4.9	Intangible assets

EDEN’s concession agreement

IFRIC 12 “Service Concession Arrangements” provides guidelines to account for public service concession arrangements to a private operator. This interpretation applies if:

•	the grantor controls or regulates what services the operator must provide with the infrastructure, to whom it must provide them and at what price; and

•	the grantor controls through the ownership, beneficial entitlement or otherwise, any significant residual interest in the infrastructure at the end of the term of the arrangement.

EDENOR S.A.
Notes to the Consolidated Financial Statements as at December 31, 2012, 2011 and January 1, 2011
(Continued)

If the above-mentioned conditions are simultaneously met, an intangible asset is recognized to the extent that the operator receives a right to charge users of the public service, provided, however, that these rights are contingent on the degree of use of the service.

These intangible assets are initially recognized at cost, which is regarded as the fair value of the consideration delivered, plus other direct costs directly attributable to the operation. Concessions have a finite useful life and are subsequently measured at cost less accumulated amortization, which is determined by applying the straight-line method the estimated useful life of each asset, without exceeding the term of the concession.

The Company has applied the intangible asset method established in IFRIC 12 for EDEN’s concession agreement. No financial asset has been recognized in relation to the concession agreements due to the fact that the agreements signed do not stipulate minimum guaranteed payments.

The guidelines of IFRIC 12 do not apply to Edenor’s concession agreement. The Company considers that in substance the grantors do not have the characteristic features of control over infrastructures as defined in IFRIC 12.

4.10	Impairment of non-financial asset

Assets that have an indefinite useful life, such as goodwill, are not subject to amortization and are tested annually for impairment.

Assets subject to depreciation are reviewed for impairment losses whenever an event or change in circumstances indicates that the carrying amount may not be recovered. An impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs to sell and value in use. For purposes of assessing impairment losses, assets are grouped at the lowest level at which independent cash flows can be identified (cash generating units).

Non-financial assets, other than goodwill, that suffered an impairment loss are reviewed for possible reversal of the impairment at each reporting date.

4.11	Financial assets

The Company has early adopted IFRS 9.

4.11.1	Classification

The Company classifies financial assets into the following categories: those measured at amortized cost and those subsequently measured at fair value. This classification depends on whether the financial asset is an investment in a debt or an equity instrument. In order for a financial asset to be measured at amortized cost, the two conditions described below must be met. All other financial assets are measured at fair value. IFRS 9 requires that all investments in equity instruments be measured at fair value.

a.       Financial assets at amortized cost

Financial assets are measured at amortized cost if the following conditions are met:

i.	the objective of the Company’s business model is to hold the assets to collect the contractual cash flows; and

ii.	the contractual terms give rise, on specified dates, to cash flows that are solely payments of principal and interest on principal.

EDENOR S.A.
Notes to the Consolidated Financial Statements as at December 31, 2012, 2011 and January 1, 2011
(Continued)

b.       Financial assets at fair value

If any of the above-detailed conditions is not met, financial assets are measured at fair value through profit or loss.

All investments in equity and public instruments are measured at fair value. For those investments that are not held for trading, the Company may irrevocably elect at the time of their initial recognition to present the changes in the fair value in other comprehensive income. The Company’s decision was to recognize the changes in fair value in profit or loss.

4.11.2	Recognition and measurement

The regular purchase or sale of financial assets is recognized on the trade date, i.e. the date on which the Company agrees to acquire or sell the asset. Financial assets are derecognized when the rights to receive the cash flows from the investments have expired or been transferred and the Company has transferred substantially all the risks and rewards of the ownership of the assets.

Financial assets are initially recognized at their fair value plus, in the case of financial assets not measured at fair value through profit or loss, transaction costs that are directly attributable to the acquisition thereof.

The gains or losses generated by investments in debt instruments that are subsequently measured at fair value are recognized in financial income or financial loss. Those generated by investments in debt instruments that are subsequently measured at amortized cost are recognized in financial income or financial loss when the financial asset is derecognized or impaired and by means of the amortization process using the effective interest rate method.

The Company subsequently measures all the investments in equity instruments at fair value. When it elects to present the changes in fair value in other comprehensive income, such changes cannot be reclassified to profit or loss. Dividends arising from these investments are recognized in profit or loss to the extent that they represent a return on the investment.

The Company reclassifies financial assets if and only if its business model to manage financial assets is changed.

4.11.3	Impairment of financial assets

At the end of each reporting period, the Company assesses whether there is objective evidence that the value of a financial asset or group of financial assets measured at amortized cost is impaired. The value of a financial asset or group of financial assets is impaired, and impairment losses are incurred only if there is objective evidence of impairment as a result of one or more events that occurred after the initial recognition of the asset (a “loss event”), and that loss event (or events) has an impact on the estimated future cash flows of the financial asset or group of financial assets that can be reliably estimated.

Impairment tests may include evidence that the debtors or group of debtors are undergoing significant financial difficulties, have defaulted on interest or principal payments or made them after they had come due, the probability that they will enter bankruptcy or other financial reorganization, and when observable data indicate that there is a measurable decrease in the estimated future cash flows, such as changes in payment terms or in the economic conditions that correlate with defaults.

The amount of the impairment loss is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows (excluding future credit losses that have not been incurred) discounted at the financial asset’s original effective interest rate. The asset’s carrying amount is reduced and the amount of the impairment loss is recognized in the consolidated statement of income.

EDENOR S.A.
Notes to the Consolidated Financial Statements as at December 31, 2012, 2011 and January 1, 2011
(Continued)

4.11.4	Offsetting of financial instruments

Financial assets and liabilities are offset, and the net amount reported in the statement of financial position, when there is a legally enforceable right to offset the recognized amounts, and there is an intention to settle on a net basis, or realize the asset and settle the liability simultaneously.

4.12	Derivative financial instruments

Derivatives are initially recognized at fair value on the date on which the derivative contract is signed. Subsequently to the initial recognition, they are remeasured at their fair value. The method for recognizing the resulting loss or gain depends on whether the derivative has been designated as a hedging instrument and, if that is the case, on the nature of the item being hedged. The Company has not designated any derivative as a hedging instrument, therefore, at December 31, 2012 and 2011 the economic impact of these transactions resulted in a loss that has been recorded in the Financial expenses account of the consolidated statement of comprehensive income.

“Derivative financial instruments” have been valued in accordance with the provisions of IFRS 9.

Furthermore, the changes in the fair value of these financial instruments -Corporate Notes Swap- have been recorded by the Company in the Changes in the Fair Value of Financial Instruments line item, in other financial results.

The changes in the fair value of these financial instruments forward and futures contracts- have been recorded by the Company in the Changes in the Fair Value of Financial Instruments line item, in other financial results. At December 31, 2011 and January 1, 2011, the aforementioned transactions have been fully settled.

4.13	Inventories

Inventories are valued at the lower of acquisition cost and net realizable value.

Given the fact that the Company’s inventories are not assets intended for sale, they are valued based on the purchase price, import duties (if applicable), and other taxes (that are not subsequently recovered by tax authorities), transport, warehouse and other costs directly attributable to the acquisition of those assets.

Cost is determined by applying the first in first out (FIFO) valuation method.

The Company has classified inventories into current and non-current depending on whether they will be used for maintenance or capital expenditures and on the period in which they are expected to be used. The non-current portion of inventories has been disclosed in the “Property, plant and equipment” account.

The valuation of inventories, taken as a whole, does not exceed their recuperable value at the end of each year.

4.14	Assets under construction

Assets under construction refers to the works carried out by EDEN S.A. that have not been finished at the closing date of the financial statements or do not comply with IFRS requirements to be derecognized from assets and recognized as revenue.

Assets under construction include design, supply, direct labor and other indirectly-related construction costs.

EDENOR S.A.
Notes to the Consolidated Financial Statements as at December 31, 2012, 2011 and January 1, 2011
(Continued)

4.15	Trade and other receivables

a.	Trade receivables

The receivables arising from services billed to customers but not collected as well as those arising from services rendered but unbilled at the closing date of each financial year are recognized at fair value and subsequently measured at amortized cost using the effective interest rate method.  Services rendered but unbilled at January 1, 2011, arising from the retroactive increase deriving from the application of the electricity rate schedule resulting from the Temporary Tariff Regime (RTT) have been valued on the basis of the best estimate of the amount to be collected, discounted at a representative annual nominal rate, which reasonably reflected market assessments of the time value of money and risks specific to the receivable at the time of initial recognition.

The amounts thus determined:

i.	are net of an allowance for the impairment of receivables.

ii.	consider the effects of that which is described in Note 2.

CMM receivables are recognized, as the related revenue, to the extent that they have been approved by the ENRE; receivables from electricity provided to low-income areas and shantytowns are recognized, also in line with revenue, when the Framework Agreement has been renewed for the period accrued.

At the date of these financial statements, CMM balances are the best estimate of the amounts receivable.

The Company has recorded an allowance for doubtful accounts to adjust the valuation of trade receivables up to their estimated recoverable amount. Depending on the receivables portfolio, the allowance is recorded based on an individual recoverability analysis (accounts receivable in litigation) or on the historical series of collections for services billed through the end of each period and collections subsequent thereto.

b.	Other receivables

Other receivables are initially recognized at fair value (generally the original billing/settlement amount) and subsequently measured at amortized cost, using the effective interest rate method, and when significant, adjusted by the time value of the money. The Company records impairment allowances when there is objective evidence that the Company will not be able to collect all the amounts owed to it in accordance with the original terms of the receivables.

4.16	Cash and cash equivalents

In the consolidated statement of cash flows, cash and cash equivalents include cash on hand, deposits held at call with banks and other short-term highly liquid investments with original maturities of three months or less from their acquisition date.

•	Cash and banks in local currency: at nominal value.
•	Cash and banks in foreign currency: at the exchange rates in effect at the end of each year.
•	Time deposits, which include the portion of interest income accrued through the end of each year.
•	Money market funds, which have been valued at the prevailing market price at the end of each year.

EDENOR S.A.
Notes to the Consolidated Financial Statements as at December 31, 2012, 2011 and January 1, 2011
(Continued)
4.17	Trade payables and other liabilities

a.	Trade payables

Trade payables are payment obligations with suppliers for the purchase of goods and services in the ordinary course of business. Trade payables are classified as current liabilities if payments fall due within one year or in a shorter period of time. Otherwise, they are classified as non-current liabilities.

Trade payables are initially recognized at fair value and subsequently measured at amortized cost using the effective interest rate method.

b.	Customer deposits

Customer deposits are initially recognized at fair value and subsequently measured at amortized cost using the effective interest rate method.

In accordance with the Concession Agreement, the Company is allowed to receive customer deposits in the following cases:

i.	When the power supply is requested and the user is unable to provide evidence of his legal ownership of the premises;

ii.	When service has been suspended more than once in one-year period;

iii.	When the power supply is reconnected and the Company is able to verify the illegal use of the service (fraud).

iv.	When the customer is undergoing liquidated bankruptcy or reorganization proceedings.

The Company has decided not to request customer deposits from residential tariff customers.

Customer deposits may be either paid in cash or through the customer’s bill and accrue monthly interest at a specific rate of Banco de la Nación Argentina for each customer.

When the conditions for which the Company is allowed to receive customer deposits no longer exist, the principal amount plus any interest accrued thereon are credited to the customer’s account after deducting, if appropriate, any amounts receivable which the Company may has with the customer.

c.	Customer contributions

Subject to reimbursement:

The Company receives assets or facilities (or the cash necessary to acquire or built them) from certain customers for services to be provided, based on individual agreements and the provisions of ENRE Resolution No. 215/2012. These contributions are initially recognized as trade payables at fair value with a contra-account in Property, plant and equipment, and subsequently measured at amortized cost using the effective interest rate method.

EDENOR S.A.
Notes to the Consolidated Financial Statements as at December 31, 2012, 2011 and January 1, 2011
(Continued)

d.	Other liabilities

Other liabilities are initially recognized at fair value and subsequently measured at amortized cost using the effective interest rate method.

The recorded liabilities represent, mainly, PUREE obligations and penalties issued by the ENRE, which the Company’s Management estimates will be paid in the future.

The balances corresponding to ENRE Penalties and Discounts are adjusted in accordance with the regulatory framework applicable thereto.

The balances regarding PUREE represent the best estimation of the necessary cash flow to set off the present obligation

4.18	Deferred revenue

Edenor - Not subject to reimbursement:

The Company receives assets or facilities (or the cash necessary to acquire or built them) from certain customers for services to be provided, based on individual agreements. In accordance with IFRS, the assets received are recognized by the Company as Property, plant and equipment with a contra-account in deferred revenue, the accrual of which depends on the nature of the identifiable services, in accordance with the following:

•	Customer connection to the network: revenue is accrued until the completion of such connection;
•	Continuous provision of the electric power supply service: throughout the useful life of the asset or the term for the provision of the service, whichever the lower.

Eden

Upon completion, the construction works carried out by EDEN S.A. within the framework of IFRIC 12, that are financed with customer funds and/or an amount added to the electricity rate and/or PUREE, are recognized as intangible assets and amortized over the useful life of each of them. The reward for having received a construction work to be operated is recognized within the Deferred revenue account. This deferred revenue is accrued in the same manner as the intangible asset is amortized.

4.19	Borrowings

Borrowings are initially recognized at fair value, net of direct costs incurred in the transaction. Subsequently, they are measured at amortized cost; any difference between the funds obtained (net of direct costs incurred in the transaction) and the amount to be paid at maturity is recognized in profit or loss during the term of the borrowings using the effective interest rate method.

The commissions paid to obtain lines of credit are recognized as direct costs incurred in the transaction provided that it is probable that either part or all of the line of credit will be used. In this case, the recognition of commissions in profit or loss is deferred until such funds are used.

EDENOR S.A.
Notes to the Consolidated Financial Statements as at December 31, 2012, 2011 and January 1, 2011
(Continued)

4.20	Borrowing costs

Borrowing costs directly attributable to the acquisition, construction or production of qualifying assets, which are those assets that take a substantial period of time to get ready for their intended use or sale, are capitalized as part of the cost of such assets until such time as they are in condition to be used or sold.

All other borrowing costs are recognized as an expense in the period in which they are incurred.

4.21	Income tax and tax on minimum presumed income

a.	Current and deferred income tax

The tax expense for the year is comprised of the current tax and the deferred tax. Income tax is recognized in profit or loss, except to the extent that the tax relates to items recognized in other comprehensive income or directly in equity, in which case, the income tax is also recognized in other comprehensive income or directly in equity, respectively.

The current income tax charge is calculated on the basis of the tax laws enacted at the date of these financial statements.  Management periodically evaluates the positions taken in tax returns with respect to situations in which the applicable tax regulation is subject to interpretation and, if necessary, records provisions on the basis of the amount expected to be paid to the tax authorities.

The deferred tax is recognized, in accordance with the liability method, on the temporary differences arising between the tax base of assets and liabilities and their carrying amounts in the consolidated statement of financial position. However, no deferred tax liability is recognized if such difference arises from the initial recognition of goodwill, or from the initial recognition of an asset or liability other than in a business combination, which at the time of the transaction affected neither the accounting nor the taxable profit.

The deferred tax is determined using the tax rate in effect at the date of the financial statements and is expected to apply when the deferred tax assets are realized or the deferred tax liabilities are settled.

A deferred tax is recognized on the temporary differences arising from investments in subsidiaries and associates, except for deferred tax liabilities where the Company is able to control the timing of the reversal of the temporary difference and it is probable that the reversal will not occur in the foreseeable future.

Deferred tax assets and liabilities are offset if the Company has a legally enforceable right to offset recognized amounts and when deferred tax assets and liabilities relate to income tax levied by the same tax authority on the same taxable entity or different taxable entities that intend to settle tax assets and liabilities on a net basis. Current and deferred tax assets and liabilities have not been discounted.

Deferred tax assets are recognized only to the extent that it is probable that future taxable profits will be available against which the temporary differences can be utilized.

b.	Tax on minimum presumed income

The Company determines the tax on minimum presumed income by applying the current rate of 1% on the Company’s taxable assets at year-end. The tax on minimum presumed income and the income tax complement each other. The Company’s tax obligation for each year will be equal to the higher of these taxes. However, should the tax on minimum presumed income exceed income tax in any given fiscal year, such excess may be computed as a payment on account of any excess of income tax over the tax on minimum presumed income that may arise in any of the ten subsequent fiscal years.

EDENOR S.A.
Notes to the Consolidated Financial Statements as at December 31, 2012, 2011 and January 1, 2011
(Continued)

Minimum presumed income tax assets and liabilities have not been discounted.

The Company has recognized the minimum presumed income tax accrued in the year and paid in previous years as a receivable, as it estimates that in future fiscal years it may be computed as a payment on account of the income tax.

4.22	Employee benefits

Benefit plans

The Company operates various benefit plans. Usually, benefit plans establish the amount of the benefit the employee will receive at the time of retirement, generally based on one or more factors such as age, years of service and salary.

The liability recognized in the consolidated statement of financial position in respect of benefit plans is the present value of the benefit plan obligation at the closing date of the year, together with the adjustments for actuarial losses. The benefit plan obligation is calculated annually by independent actuaries in accordance with the projected unit credit method. The present value of the benefit obligation is determined by discounting the estimated future cash outflows using the interest rate of high quality corporate bonds denominated in the same currency in which the benefits will be paid and whose maturity terms are similar to those of the corresponding obligations.

The group’s accounting policy for benefit plans is as follow:

a.	Past service costs are immediately recognized in profit or loss.

b.	Actuarial gains and losses arising from experience adjustments and changes in actuarial assumptions are recognized in other comprehensive income in the period in which they arise.

At December 31, 2012, 2011 and January 1, 2011, the Company does not have any assets related to the employee benefits plan.

4.23	Provisions and contingencies

Provisions have been recognized in those cases in which the Company is faced with a present obligation, whether legal or constructive, that has arisen as a result of a past event, whose settlement is expected to result in an outflow of resources, and the amount thereof can be estimated reliably.

The amount recognized as provisions was the best estimate of the expenditure required to settle the present obligation, at the end of the reporting period, taking into account the corresponding risks and uncertainties. When a provision is measured using the estimated cash flow to settle the present obligation, the carrying amount represents the present value of such cash flow. This present value is obtained by applying a pre-tax discount rate that reflects market conditions, the time value of money and the specific risks of the obligation.

The provisions included in liabilities have been recorded to face contingent situations that could result in future payment obligations. To estimate the amount of provisions and the likelihood of an outflow of resources, the opinion of the Company legal advisors has been taken into account.

EDENOR S.A.
Notes to the Consolidated Financial Statements as at December 31, 2012, 2011 and January 1, 2011
(Continued)
4.24	Leases

Those leases in which a significant portion of the risks and rewards deriving from ownership are kept by the lessor are classified as operating leases. At present, the Company only has lease agreements that are classified as operating leases.

a.	As lessee

Operating lease payments are recognized as operating expenses in the Statement of Income on a straight-line basis throughout the term of the lease.

b.	As lessor

Those leases in which the Company does not transfer substantially all the risks and rewards inherent to the ownership of the asset are classified as operating leases.

Operating lease collections are recognized as income in the consolidated statement of comprehensive loss on a straight-line basis throughout the term of the lease.

4.25	Balances with related parties

Receivables and liabilities with related parties are initially recognized at fair value and subsequently measured at amortized cost in accordance with the terms agreed upon by the parties involved.

4.26	Equity

Changes in this account have been accounted for in accordance with the corresponding legal or statutory regulations and the decisions adopted by the shareholders’ meetings.

a.	Share capital

Share capital represents issued capital, which is comprised of the contributions committed and/or made by the shareholders, represented by shares, including outstanding shares at nominal value.

b.	Adjustment to capital

In accordance with Argentine GAAP and the requirements of control authorities, this subject reflects the effects of inflation over the “Share Capital”, when it was required, which remains at nominal value.

c.	Treasury stock

The Treasury stock account represents the nominal value of the Company’s own shares acquired by the Company.

d.	Adjustment to treasury stock

In accordance with Argentine GAAP and the requirements of control authorities, this subject reflects the effects of inflation over the “Treasury Stock” , when it was required,  which remains at nominal value.

EDENOR S.A.
Notes to the Consolidated Financial Statements as at December 31, 2012, 2011 and January 1, 2011
(Continued)

e.	Additional paid-in capital

Refers to the share premium of the outstanding share capital and to the acquisition of additional non-controlling interests in subsidiaries generated by the difference between the fair value of non-controlling interests and the consideration paid.

f.	Legal reserve

In accordance with the provisions of the Argentine Business Organizations Law No. 19,550, not less than five percent (5%) of the profits arising from the statement of income for the year must be allocated to the legal reserve, until it equals twenty percent (20%) of share capital.

g.	Retained earnings

Retained earnings are comprised of profits or accumulated losses with no specific appropriation. When positive, they may be distributed, if so decided by the Shareholders’ Meeting, to the extent that they are not subject to legal restrictions. Retained earnings are comprised of previous year results that have not been distributed, amounts transferred from other comprehensive income and prior year adjustments due to the application of accounting standards.

In the case of accumulated losses to be absorbed at the end of the year, the following appropriation order must be followed by the Shareholders’ Meeting when considering such absorption:

i.     Legal reserve

ii.    Additional paid-in capital, merger premiums and treasury stock negotiation premiums, if exists

iii.   Adjustment to Treasury Stock

iv.   Treasury Stock

v.    Adjustment to capital

vi.   Share capital

h.	Distribution of dividends

The distribution of dividends to the Company’s shareholders is recognized as a liability in the consolidated financial statements for the year in which dividend distribution is approved by the Shareholders’ Meeting. Additionally, the ENRE’s approval is necessary for the distribution of dividends by the Company.

5.	Financial risk management

5.1	Financial risk factors

The Company’s activities and the market in which it operates expose it to a series of financial risks: market risk (including currency risk, cash flows interest rate risk, fair value interest rate risk and price risk), credit risk and liquidity risk.

The management of the financial risk is part of the Company’s overall policies, which focus on the unpredictability of the financial markets and seek to minimize potential adverse effects on its financial performance. Financial risks are the risks derived from the financial instruments to which the Company is exposed during or at the end of each year. The Company uses derivative instruments to hedge exposure to certain economic risks whenever it deems appropriate in accordance with its internal risk management policy.  The Company does not apply hedge accounting.

EDENOR S.A.
Notes to the Consolidated Financial Statements as at December 31, 2012, 2011 and January 1, 2011
(Continued)

Risk management is controlled by the Finance and Control Department, which identifies, evaluates and hedges financial risks. Risk management policies and systems are periodically reviewed so that they reflect the changes in the market’s conditions and the Company’s activities.

This section includes a description of the main risks and uncertainties that could have a material adverse effect on the Company’s strategy, performance, results of operations and financial position.

a.	Market risks

i.	Currency risk

Currency risk is the risk of fluctuation in the fair value or future cash flows of a financial instrument due to changes in foreign currency exchange rates. The Company’s exposure to currency risk relates to the collection of its revenue in pesos, in conformity with regulated electricity rates that are not indexed in relation to the US dollar, whereas a significant portion of its existing financial liabilities is denominated in US dollars. Therefore, the Company is exposed to the risk of a loss resulting from a devaluation of the peso. The Company partially hedges its currency risk by entering into currency forwards. Nevertheless, it continues to experience a considerable exposure to the US dollar. Furthermore, the Company has carried out transactions with derivative financial instruments with the aim of hedging the exchange rate of the cash flows it will have to pay in the next interest payment dates of its corporate notes. Although it may also enter into other hedging contracts to hedge all or part of its remaining exposure, the Company has not been able to hedge all its exposure to the US dollar under such terms as it may consider viable. If the Company continues to be unable to effectively hedge all or a significant part of its exposure to currency risk, any devaluation of the peso could significantly increase its debt service burden, which, in turn, could have a substantial adverse effect on its financial and cash position (including its ability to repay its Corporate Notes) and the results of its operations. The exchange rate used at December 31, 2012 is $ 4.918 per US dollar, at December 31, 2011 is $ 4.306 per US dollar and January 1, 2011 is $ 3.976 per US dollar.

The table below shows the Company’s exposure to currency risk resulting from the financial assets and liabilities denominated in a currency other than the Company’s functional currency.

	12.31.12	31.12.11	01.01.11
Net position Assets/(Liabilities)
US dollar	(1,382,015)	(1,187,779)	(502,730)
Euro	(607)	(70)	(780)
Norwegian krone	(61)	(701)	—
Swiss franc	(1,145)	—	(653)
Total	(1,383,828)	(1,188,550)	(504,163)

The Company estimates that a 10% devaluation of the Argentine peso with respect to US dollar, with all the other variables remaining constant, would give rise to the following decrease in the results of operations for the year:

	12.31.12	31.12.11	01.01.11
Net position Assets/(Liabilities)
US dollar	(138,202)	(118,778)	(50,273)
Euro	(61)	(7)	(78)
Norwegian krone	(6)	(70)	—
Swiss franc	(114)	—	(65)
Decrease in the results of operations for the year	(138,383)	(118,855)	(50,416)

EDENOR S.A.
Notes to the Consolidated Financial Statements as at December 31, 2012, 2011 and January 1, 2011
(Continued)

ii.	Price risk

The Company’s investments in equity instruments with or without quotation are susceptible to market price risk arising from the uncertainties concerning the future value of these instruments. Due to the low significance of the investments in equity instruments in relation to the net Asset/Liability position, the Company is not significantly exposed to the referred to instruments price risk.

Furthermore, the Company is not exposed to the commodities price risk.

iii.	Interest rate risk

Interest rate risk is the risk of fluctuation in the fair value or cash flows of an instrument due to changes in market interest rates. The Company’s exposure to interest rate risk arises mainly from its long-term debt obligations.

Indebtedness at floating rates exposes the Company to interest rate risk on its cash flows. Indebtedness at fixed rates exposes the Company to interest rate risk on the fair value of its liabilities. At December 31, 2012,2011 and January 1, 2011 approximately 96.76%, 96,65 % and 95,67 % of the loans, respectively, were obtained at fixed interest rates. The remaining loans were agreed at floating interest rates, and were denominated in pesos. The Company’s policy is to keep the higher percentage of its indebtedness in instruments that accrue interest at fixed rates.

The Company analyzes its exposure to interest rate risk in a dynamic manner. Several scenarios are simulated taking into account the positions with respect to refinancing, renewal of current positions, alternative financing and hedging. Based on these scenarios, the Company calculates the impact on profit or loss of a specific change in interest rates. In each simulation, the same interest rate fluctuation is used for all the currencies. Scenarios are only simulated for liabilities that represent the most relevant interest-bearing positions.

The table below shows the breakdown of the Company’s loans according to interest rate and the currency in which they are denominated:

	12.31.12	12.31.11	01.01.11
Fixed rate:
Argentine peso	25,179	8,132	—
US dollar	1,381,549	1,198,934	1,035,113
Subtotal loans at fixed rates	1,406,728	1,207,066	1,035,113
Floating rate:
Argentine peso	47,115	41,841	42,037
US dollar	—	—	4,818
Subtotal loans at floating rates	47,115	41,841	46,855
Total loans	1,453,843	1,248,907	1,081,968

Based on the simulations performed, with all the other variables remaining constant, a 10% increase in floating interest rates would give rise to the following decrease in the results of operations for the year:

	12.31.12	12.31.11
Floating rate:
Argentine peso	391	583
Decrease in the results of operations for the year	391	583

EDENOR S.A.
Notes to the Consolidated Financial Statements as at December 31, 2012, 2011 and January 1, 2011
(Continued)

b.	Credit risk

Credit risk is the risk of a financial loss as a consequence of counterparty’s failure to comply with the obligations assumed in a financial instrument or commercial contract. The Company’s exposure to credit risk results from its operating and financial activities, including deposits in financial entities and other instruments. With regard to Banks and Financial Entities, the Finance Department evaluates the customers’ credit quality, financial and cash position and independent credit risk ratings. Individual credit limits are then established in accordance with the limits set by the Company CEO on the basis of the internal or external ratings approved by the Finance and Control Department.

At the end of each reporting period, the Company analyzes whether the recording of an impairment is necessary. At December 31, 2012, 2011 and January 1, 2011, delinquent accounts receivable totaled approximately $ 134.22 million, $ 98.59 million and $ 71.90 million, respectively.  At December 31, 2012 and 2011, the financial statements included allowances for $ 63.27 million, $ 57.62 million and $ 29.26 million, respectively. The inability to collect the other revenue and the non-regulated revenue in the future could have an adverse effect on the Company’s results of operations and its financial position, which, in turn, could have an adverse effect on the Company’s ability to repay loans, including payment of the Corporate Notes.

The Company’s maximum exposure to credit risk is based on the book value of each financial asset in the consolidated financial statements, after deducting the corresponding allowances.

In accordance with its policy, the Company places its cash and cash equivalents, investments and other financial instruments with various highly-rated financial entities, thus mitigating the amount of exposure to credit risk. The Group manages its exposure to credit risk by reducing its individual deposits to clearly defined limits.

The Group has not experienced any significant loss in those accounts. The maximum exposure to credit risk is represented by the book value of cash and cash equivalents and short-term investments in the Statement of financial position.

The Company’s exposure to credit risk arising from cash and cash equivalents is established in Note 17.

c.	Liquidity risk

The Company monitors the risk of a deficit in cash flows on a periodical basis. The Finance Department supervises the updated projections of the Company’s liquidity requirements in order to ensure that there is enough cash to meet its operational needs, permanently maintaining sufficient margin for undrawn credit lines so that the Company does not fail to comply with the indebtedness limits or covenants, if applicable, of any line of credit. Such projections give consideration to the Company’s debt financing plans, compliance with covenants, with internal balance sheet financial ratios objectives and, if applicable, with external regulations and legal requirements, such as, restrictions on the use of foreign currency.

Cash surpluses held by the operating entities and the balances in excess of the amounts required to manage working capital are invested in Money Market Funds and/or time deposits that accrue interest, currency deposits and securities, choosing instruments with appropriate maturities or sufficient liquidity to provide sufficient margin as determined in the aforementioned projections. At December 31, 2012,2011 and January 1, 2011, the Company’s current investments amount to $ 3.42 million,$ 2.13 million and $ 430.84, respectively, which are expected to generate immediate cash inflows to manage the liquidity risk.

The table below includes an analysis of the Company’s non-derivative financial assets and liabilities and net-settled derivative financial instruments, which have been classified into maturity groupings based on the remaining period at the consolidated statement of financial position date to the contractual maturity date. Derivative financial liabilities are included in the analysis if their contractual maturities are essential for an understanding of the timing of the cash flows. The amounts disclosed in the table are the contractual undiscounted cash flows.

EDENOR S.A.
Notes to the Consolidated Financial Statements as at December 31, 2012, 2011 and January 1, 2011
(Continued)

	Less than 3	From 3 months to 1	From 1 to 2	From 2 to 5	More than 5
	months	year	years	years	years	Total
At January 1, 2011
Trade payables and other liabilities	344,110	38,937	25,551	25,433	—	434,031
Borrowings	8,427	137,157	139,444	344,190	1,848,701	2,477,919
Derivative financial instruments	7,253	—	—	—	—	7,253
Total	359,790	176,094	164,995	369,623	1,848,701	2,919,203

At December 31, 2011
Trade payables and other liabilities	601,730	86,714	27,172	27,172	—	742,788
Borrowings	8,028	140,537	132,181	359,059	1 ,881,523	2,521,327
Total	609,758	227,251	159,353	386,231	1,881,523	3,264,115

At December 31, 2012
Trade payables and other liabilities	1,284,255	23,436	29,795	29,795	—	1,367,281
Borrowings	6,405	142,907	142,124	532,051	1,891,407	2,714,894
Total	1,290,660	166,343	171,919	561,846	1,891,407	4,082,175

As described in Note 1, should the conditions existing at the date of these consolidated financial statements continue, the Board of Directors believes that cash flows and operating results for the next year, and financial ratios, will be negatively impacted. Furthermore, in that note it is also stated that, given the fact that the realization of the projected measures to revert the negative trend manifested in the current fiscal year depends, among other factors, on the occurrence of certain events that are not under the Company’s control, such as the requested electricity rate increases, the Board of Directors has raised substantial doubt about the ability of the Company to continue as a going concern.

5.2	Management of derivative financial instruments

The Company has carried out transactions with derivative financial instruments with the aim of using them as economic instruments in order to mitigate the risk generated by the fluctuations in the US dollar rate of exchange.

a.	Corporate Notes – Cash flows SWAP

In November 2010, the Company carried out a transaction with a derivative financial instrument with JP Morgan Chase Bank NA with the aim of hedging the foreign currency exchange rate of the cash flows and derivatives of interest payment transactions.

This instrument provides an economic and financial hedge of the amounts in foreign currency that the Company must pay on the interest payment dates of its financial debt, arising from the Class 9 Fixed Rate Corporate Notes for up to USD 230.301, million, falling due on April 25, 2011, October 25, 2011, April 25, 2012 and October 25, 2012, in the event of fluctuations in foreign currency exchange rates.

Additionally, in April 2011, the Company carried out a transaction with a derivative financial instrument with Deutsche Bank S.A. with the aim of hedging the foreign currency exchange rate of the cash flows and derivatives of interest payment transactions arising from the new issue of Class 9 fixed rate corporate notes for up to USD 69.699 million (Note 19), payable on October 25, 2011, April 25, 2012 and October 25, 2012.

At December 31, 2012, the economic impact of these transactions resulted in a loss of $ 2.21 million, which has been recorded in the Financial expenses account of the Consolidated Statement of Comprehensive Loss.

b.	Forward and Future Contracts

During the years ended December 31, 2012 and 2011, the Company entered into forward and futures contracts with the aim of using them as economic instruments in order to mitigate the risk generated by the fluctuations in the US dollar rate of exchange.

EDENOR S.A.
Notes to the Consolidated Financial Statements as at December 31, 2012, 2011 and January 1, 2011
(Continued)

At December 31, 2011, the aforementioned transactions were fully settled. As of December 31, 2012 the Company did not enter into forward and future contracts.

5.3	Concentration risk factors

a.	Related to customers

The Company’s receivables derive primarily from the sale of electric power.

No single customer accounted for more than 10% of sales for the years ended December 31, 2012, December 31 and January 1, 2011. The collectibility of trade receivables balances related to the Framework Agreement, which amount to $ 25.44 million, $ 25.60 million and $ 33.05 million at December 31, 2012, December 31, 2011 and January 1, 2011, respectively, as disclosed in Note 2 – Framework Agreement -, is subject to compliance with the terms of such agreement.

b.	Related to employees who are union members

The Bid Package sets forth the responsibilities of both SEGBA and the Company in relation to the personnel transferred by SEGBA through Resolution No. 26/92 of the Energy Secretariat.  According to the Bid Package, SEGBA will be fully liable for any labor and social security obligations accrued or originated in events occurred before the take-over date, as well as for any other obligations deriving from lawsuits in process at such date.

During 2005, two new collective bargaining agreements were signed with the Sindicato de Luz y Fuerza de la Capital Federal (Electric Light and Power Labor Union of the City of Buenos Aires) and the Asociación de Personal Superior de Empresas de Energía (Association of Supervision Personnel of Energy Companies), which expired on December 31, 2007 and October 31, 2007, respectively.  These agreements were approved by the Ministry of Labor and Social Security on November 17, 2006 and October 5, 2006, respectively.

At December 31, 2012, December 31, 2011 and January 1, 2011, approximately 80% of the Company’s employees and the operating employees of the others contractors were union members. Although the relationship with the aforementioned unions is currently stable, the Company may not ensure that there will be no work disruptions or strikes in the future, which could have a material adverse effect on the Company’s business and revenue. Without prejudice thereto, the Company has entered into a salary agreement, which is described in Note 45.

At the date of issuance of these consolidated financial statements, meetings aimed at negotiating the renewal terms of both collective bargaining agreements are being held with the above-mentioned unions.

c.	Resolution N° 1906 – Secretariat Labor

By Resolution ST No. 1906 dated November 27, 2012, published in the Official Gazette on December 7, 2012, the Secretariat of Labor, under the authority of the Ministry of Labor, Employment and Social Security, established that as from January 1, 2013 the Company, as well as other companies of the Electric Power Sector, will be required to pay to those employees who are represented by the Sindicato de Luz y Fuerza de Capital Federal (Electric Light and Power Labor Union of the City of Buenos Aires) an amount of $2,410 that will be regarded as a salary item. This amount will set-off and absorb, as from January 1, 2013, the amount (included in the salary but not subject to social security charges nor considered for the payment of the mid and year-end bonus) of $ 2,000 which the Company paid during 2012 to its employees. Without prejudice thereto, the aforementioned Resolution established, on a one-time and exceptional basis, that such amount (included in the salary but not subject to social security charges nor considered for the payment of the mid and year-end bonus), be considered for the payment of the year-end bonus and the additional 2012 BAE concept.

EDENOR S.A.
Notes to the Consolidated Financial Statements as at December 31, 2012, 2011 and January 1, 2011
(Continued)

In light of the Company’s economic and financial situation and the projections for the year 2013, the Company’s Board of Directors, in the meeting held on December 11, 2012, unanimously resolved to challenge Resolution No. 1906 of the Secretariat of Labor, and, without prejudice thereto, to request that the ENRE authorize recognition of such higher costs in the Company’s distribution rate in accordance with the provisions of  sections 46 and 42 of Law 24,065, which expressly authorize rate adjustments in order for the electricity rate to reflect any change in the concession holder’s costs which is not under the control of the holder of the concession. Such request was officially made on December 28, 2012, and on January 24, 2013, the Regulatory Authority, through Note ENRE 106836, notified Edenor that the request had been rejected without prejudice to the treatment that will be finally given to the request to modify the electricity rate schedule. Such note was contested by Edenor on February 7, 2013.

5.4	Capital risk management

The Company’s objectives when managing capital are to safeguard its ability to continue as a going concern and to maintain an optimal capital structure to reduce the cost of capital.

Consistent with others in the industry, the Company monitors its capital on the basis of the gearing ratio. This ratio is calculated as net debt divided by total capital. Net debt is calculated as total liabilities (current and non-current) less cash and cash equivalents. Total capital is calculated as equity attributable to the owners as shown in the consolidated statement of financial position plus net debt.

At December 31, 2012, 2011 and January 1, 2011, gearing ratios were as follow:

	12.31.12	12.31.11	01.01.11
Total liabilities	6,312,152	5,164,407	3,183,957
Less: cash and cash equivalents	(71,108)	(130,509)	(246,007)
Net debt	6,241,044	5,033,898	2,937,950
Total capital attributable to owners	6,659,225	6,465,283	4,681,277
Gearing ratio	93.72%	77.86%	62.76%

5.5	Fair value estimate

The Company classifies the measurements of financial instruments at fair value using a fair value hierarchy that reflects the relevance of the variables used to carry out such measurements. The fair value hierarchy has the following levels:

•	Level 1: quoted prices (unadjusted) in active markets for identical assets or liabilities.

•	Level 2: inputs other than quoted prices included in level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from the prices).

•	Level 3: inputs for the asset or liability that are not based on observable market data (i.e. unobservable inputs).

EDENOR S.A.
Notes to the Consolidated Financial Statements as at December 31, 2012, 2011 and January 1, 2011
(Continued)

The table below shows the Company’s financial assets and liabilities measured at fair value at December 31, 2012, 2011 and January 1, 2011:

	LEVEL 1	LEVEL 2	LEVEL 3	TOTAL
At January 1, 2011
Assets and liabilities
Cash and cash equivalents - Money market funds	219,873	—	—	219,873
Financial assets at fair value through profit or loss:
Government bonds	315,267	—	—	315,267
Corporate notes	115,569			115,569
Derivative financial instruments	—	(7,253)		(7,253)
Total assets and liabilities at January 1, 2011	650,709	(7,253)	—	643,456
At December 31, 2011
Assets and liabilities
Derivative financial instruments	—	1,316		1,316
Cash and cash equivalents - Money market funds	58,903	—	—	58,903
Financial assets at fair value through profit or loss:
Government bonds	2,132	—	—	2,132
Total assets and liabilities at December 31, 2011	61,035	1,316	—	62,351
At December 31, 2012
Assets and liabilities
Cash and cash equivalents - Money market funds	50,954	—	—	50,954
Financial assets at fair value through profit or loss:
Government bonds	3,415	—	—	3,415
Total assets and liabilities at December 31, 2012	54,369	—	—	54,369

The value of financial instruments traded in active markets is based on the quoted market prices at the date of the consolidated statement of financial position. A market is regarded as active if quoted prices are regularly available from a stock exchange, dealer/broker, industry group, or regulatory agency, and those prices represent current and regularly occurring market transactions between parties on an arm’s length transaction. The quoted market price used for the financial assets held by the Company is the current offer price. These instruments are included in level 1. The instruments included in level 1 comprise mainly money market funds, government bonds and corporate notes.

The fair value of financial instruments not traded in active markets is determined by using valuation techniques. These valuation techniques make maximum use of observable market inputs if available and rely as little as possible on the Company’s specific estimates. If all the significant variables to determine the fair value of a financial instrument are observable, the instrument is included in level 2.

If one or more variables used to determine the fair value are not observable in the market, the financial instrument is included in level 3.

EDENOR S.A.
Notes to the Consolidated Financial Statements as at December 31, 2012, 2011 and January 1, 2011
(Continued)

6.	Critical accounting estimates and judgments

Critical accounting estimates and judgments are continually evaluated and are based on historical experience and other factors, including expectations of future events, which the Company Management deems to be reasonable under the circumstances.

The preparation of the financial statements requires the Company to make estimates and assessments concerning the future. Future actual results may differ from the estimates used and assessments made at the date of preparation of these consolidated financial statements. The estimates that have a significant risk of causing adjustments to the carrying amounts of assets and liabilities within the next fiscal year are detailed below:

a.	Allowances for the impairment of receivables

The Company is exposed to impairment losses of receivables. Management estimates the final collectability of accounts receivable.

The allowance for the impairment of accounts receivable is evaluated based on the historical level of collections for services billed through the end of each year and collections subsequent thereto. Additionally, Management records an allowance based on an individual analysis of the recoverability of receivable accounts in litigation and of those customers included in the Framework Agreement.

b.	Revenue recognition

Revenue is recognized on an accrual basis upon delivery to customers, which includes the estimated amount of unbilled distribution of electricity at the end of each year. We consider our accounting policy for the recognition of estimated revenue critical because it depends on the amount of electricity effectively delivered to customers which is valued on the basis of applicable tariffs. Unbilled revenue is classified as current trade receivables.

c.	Impairment of long-lived assets

Long-term assets, including identifiable intangible assets, are tested for impairment at the lowest level at which independent cash flows can be identified (cash generating units, or CGU).

The Company’s subsidiaries constitute a cash generating unit as they have a concession area for the distribution of electricity. Consequently, each subsidiary represents the lowest asset disaggregation level that generates independent cash flows.

The Company analyzes the recoverability of its non-current assets on a periodical basis or when events or changes in circumstances indicate that the recoverable amount of assets, which is measured as the value in use at the end of the year, may be impaired.

The value in use is determined based on projected and discounted cash flows, using discount rates that reflect the time value of money and the specific risks of the assets considered.

Cash flows are prepared on the basis of estimates concerning the future performance of certain variables that are sensitive to the determination of the recoverable amount, among which the following can be noted: (i) nature, opportunity and modality of electricity rate increases and cost adjustment recognition in accordance with the agreements described in Note 2; (ii) demand for electricity projections; (iii) evolution of the costs to be incurred, and; (iv) macroeconomic variables, such as growth rates, inflation rates and foreign currency exchange rates.

EDENOR S.A.
Notes to the Consolidated Financial Statements as at December 31, 2012, 2011 and January 1, 2011
(Continued)

In spite of the current economic and financial situation, which is described in Note 1, the Company has made its projections under the assumption that the electricity rates will be improved according to the circumstances. However, the Company may not ensure that the future performance of the variables used to make its projections will be in line with what it has estimated. Therefore, significant differences may arise in relation to the estimates used and assessments made as at the date of preparation of the consolidated financial statements.

In order to contemplate the estimation risk contained in the projection of the aforementioned variables, the Company has considered three different probability-weighted scenarios. Although in all of them an acceptable agreement with the Argentine National Government resulting in gradual tariff increases is assumed, the Company has considered different timing and magnitude of expected VAD increases. The three scenarios consider VAD increases as a result of the ITR process since 2013. These three scenarios can be classified into base, intermediate and pessimistic cash flows depending on the opportunity of the application and magnitude of the expected CMM. The Company has assigned for these scenarios the following percentages of probability of occurrence based primarily on the experience with past delays in the tariff renegotiation process: optimistic scenario: 30%, intermediate scenario: 50%, and pessimistic scenario: 20%.

Based on that which has been mentioned above, the Company determined that the valuation of property, plant and equipment does not exceed their recoverable amount at December 31, 2012.

d.	Current and deferred income tax/ Tax on minimum presumed income

In order to determine the income tax provision, it is necessary to make estimates inasmuch as the Company will have to evaluate, on an ongoing basis, the positions taken in tax returns in respect of those situations in which the applicable tax legislation is subject to interpretation. Whenever necessary, the Company is required to make provisions based on the amount expected to be paid to the tax authorities.

When the final taxable result differs from the amounts initially recognized in the provision as a consequence of estimates, such differences will affect both income tax and the determination of deferred tax assets and liabilities.

Were the final taxable result to differ by 10% from estimates made, the Company would need to:

•	Increase the net deferred tax liability by $ 11.41 million, if the difference were unfavorable; or

•	Decrease the net deferred tax liability by $ 11.41 million, if the difference were fav0rable.

A significant degree of judgment is required to determine the income tax provision. There are many transactions and calculations for which the ultimate tax determination is uncertain. The Company recognizes liabilities for eventual tax claims based on estimates of whether additional taxes will be due in the future. When the final tax outcome of these matters differs from the amounts initially recognized, such differences will impact on current and deferred income tax assets and liabilities in the period in which such determination is made.

Deferred tax assets are reviewed at each reporting date and reduced in accordance with the low probability that the sufficient taxable base will be available to allow for the total or partial recovery of these assets. Deferred tax assets and liabilities are not discounted. In assessing the realization of deferred tax assets, management considers that it is likely that a portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets depends on the generation of future taxable income in the periods in which these temporary differences become deductible. To make this assessment, Management takes into consideration the scheduled reversal of deferred tax liabilities, the projections of future taxable income and tax planning strategies.

EDENOR S.A.
Notes to the Consolidated Financial Statements as at December 31, 2012, 2011 and January 1, 2011
(Continued)

e.	Going concern

These consolidated financial statements have been prepared in accordance with the accounting principles applicable to a going concern, assuming that the Company will continue to operate normally. Therefore, they do not include the effects of the adjustments or reclassifications, if there were any, that might be necessary to make if the situation described in Note 1 is not resolved.

f.	Benefit plans

The liability recognized by the Company is the best estimate of the present value of the cash flows representing the benefit plan obligation at the closing date of the year together with the adjustments for actuarial losses. Cash flows are discounted using the interest rate of high-quality corporate bonds denominated in the same currency in which the benefits will be paid. Such estimate is based on actuarial calculations made by independent professionals in accordance with the projected unit credit method.

g.	ENRE Penalties and Discounts- PUREE

We consider our accounting policy for the recognition of ENRE Penalties and Discounts critical because it depends on the penalizables events which are valued on the basis of management best estimate, at the date of these financial statements, of the expenditure required to settle the present obligation. The balances corresponding to ENRE Penalties and Discounts are adjusted in accordance with the regulatory framework applicable thereto.

The balances corresponding to the Program for the Rational Use of Electric Power (PUREE) are the best estimate, at the date of these financial statements, of the expenditure required to settle the present obligation.

h.	Allocation of the purchase price in business combinations

The Company accounts for business combinations by applying the acquisition method, which requires that identifiable assets acquired and liabilities assumed be recorded at their respective fair value at acquisition date. The determination of the fair values of identifiable assets acquired and liabilities assumed requires Management to make estimates and use valuation techniques, including the use of independent appraisers, when the market value is not easily available. The excess of the acquisition cost over the fair value of the net identifiable assets acquired is allocated to goodwill.

The valuation assumptions underlying each of these valuation methods are based on the current available information, including discount rates, estimated cash flows, market risk rates and other.

The purchase price allocation is subject to changes during the twelve-month period subsequent to the acquisition date, with the adjustments reflected prospectively. At present, there are no balances related to purchase accounting subject to change. We consider our accounting policy for the valuation of acquisitions critical because the judgments made to determine the estimated fair value and expected useful lives assigned to each class of assets and liabilities acquired may impact the value of the asset or liability, including the impact on deferred taxes, the respective amortization periods and ultimately net income (loss). Therefore, the use of other valuation methods, as well as other assumptions underlying these valuation methods, could impact the determination of our financial position and results of operations.

If the fair value of the net identifiable assets acquired is higher than their acquisition cost, Management must reassessed whether all acquired assets and all liabilities assumed have been properly identified before recognizing a bargain purchase in order to ensure that the measurements properly reflect the consideration of all the available information as from acquisition date.

EDENOR S.A.
Notes to the Consolidated Financial Statements as at December 31, 2012, 2011 and January 1, 2011
(Continued)

 Once the Company is certain that measurements are appropriate, the resulting gain must be recognized in the acquisition date. The gain is attributed to the acquiring entity.

i.	Assets available for sale

As a consequence of that mentioned in Note 1, and with the aim of mitigating unfavorable financial and economic aspects, the Company considered the disposition of certain subsidiaries. In this context, it has decided to sell certain subsidiaries with the consequent loss of control. In accordance with IFRS, when the following criteria are met (even if the entity retains a non-controlling interest in its former subsidiary after the sale), the Company will classify all the associated assets and liabilities as available for sale:

i.	Its carrying amount will be recovered mainly through a sale transaction, rather than by its continued use.

ii.	It must be available, in its current conditions, for immediate sale, subject exclusively to the usual terms for the sale of this subsidiary.

iii.
Its sale must be highly probable, for which purpose Management must be committed to a plan to sell, and an active programme to locate a buyer and complete such plan must have been initiated. Moreover, the sale of the subsidiary must be actively negotiated at a sales price reasonable in relation to its present fair value. Furthermore, it must be expected that the sale will comply with the conditions to be recognized as a completed sale within a year of classification as held for sale (unless the delay is caused by events or circumstances that are not under the entity’s control, and sufficient evidence exists that the entity is still committed to its plan to sell the subsidiary), and the actions required to complete the plan indicate that it is unlikely that the plan will be significantly changed or withdrawn.

The assets and liabilities associated to those subsidiaries that the Company intends to sell, which comply with the aforementioned conditions, were reclassified in a single line item within current assets and current liabilities, denominated “Assets of disposal groups classified as held for sale” and “Liabilities of disposal groups classified as held for sale”, respectively. In addition, these assets and liabilities have been valued at the lower of carrying amount or fair value less costs to sell, recognizing a loss when the first value is higher than the second.

Measurement on fair value less costs to sell implies assumptions that are determined based on current available information, such as offers if any and market conditions.

j.	Contingencies and provisions for lawsuits

The Company is a party to several complaints, lawsuits and other legal proceedings, including customer claims, in which a third party is seeking payment for alleged damages, reimbursement for losses or compensation. The Company’s potential liability with respect to such claims, lawsuits and legal proceedings may not be accurately estimated. Management, with the assistance of its legal advisors (attorneys), periodically analyzes the status of each significant lawsuit and evaluates the Company’s potential financial exposure.  If the loss deriving from a complaint or legal proceeding is considered probable and the amount can be reasonably estimated, a provision is recorded.

Provisions for contingent losses represent a reasonable estimate of the losses that will be incurred, based on the information available to Management at the date of the financial statements preparation, taking into account the Company’s litigation and settlement strategies. These estimates are mainly made with the help of legal advisors. However, if the Management’s estimates proved wrong, the current provisions could be inadequate and result in a charge to profits that could have a material adverse effect on the statements of financial position, comprehensive income, changes in equity and cash flows.

EDENOR S.A.
Notes to the Consolidated Financial Statements as at December 31, 2012, 2011 and January 1, 2011
(Continued)

7.	Interests in subsidiaries and joint ventures

a)     Information on subsidiaries

The data showing the Company’s consolidated controlling interest at December 31, 2012 are as follow:

Directly controlled companies	Percentage interest held in capital stock and possible votes	Controlled/Indirectly and jointly controlled companies	Percentage interest held in capital stock and possible votes	Non-controlling percentage interest in capital stock and possible votes
	12.31.12		12.31.12
AESEBA	99.99	Empresa Distribuidora de Energía Norte S.A. (EDEN S.A.)	90.00	10.00

The subsidiaries’ accounting policies have been changed, if applicable, in order to ensure consistency with the policies adopted by the Company.

The investment in AESEBA has been incorporated on a line-by-line basis in accordance with the general consolidation method established by IFRS 10.

b)     Summarized financial information on subsidiaries with significant non-controlling interest

EDEN S.A.

i.	Condensed statements of financial position

EDEN S.A.
	12.31.12	12.31.11
Non-current assets	880,267	828,922
Current assets	329,713	246,438
Toral assets	1,209,979	1,075,360

Non-current liabilities	186,601	138,596
Current liabilities	550,398	423,601
Total liabilities	736,999	562,197

Equity	472,980	513,163
Equity attributable to the owners	472,980	513,163
Cash paid dividends to non-controlling interests	—	1,950

EDENOR S.A.
Notes to the Consolidated Financial Statements as at December 31, 2012, 2011 and January 1, 2011
(Continued)

ii.	Condensed statement of comprehensive income

	12.31.12	12.31.11
Revenue from sales / construction	857,873	591,147
Operating costs	(787,054)	(490,475)
Net financial expense	(22,584)	(21,904)
Income tax	(16,247)	(30,387)
Income for the year	31,988	48,381
Other comprehensive income	(2,103)	(2,286)
Comprehensive gain for the year	29,885	46,095

iii.	Condensed statement of Cash Flows

	12.31.12	12.31.11
Net cash flows provided by operating activities	93,033	91,759
Net cash flows used in investing activities	(93,675)	(57,718)
Net cash flows provided by financing activities	(48,885)	(113,102)
Net increase in cash and cash equivalents	(49,527)	(79,061)

Cash and cash equivalents at beginning of year	31,908	111,693
Cash and cash equivalents at the end of year	(17,619)	32,632
Decrease of cash and cash equivalent	49,527	79,061

c)     Interest in joint ventures

Percentage interest held		Equity attributable to the owners
in capital stock and possible votes		12.31.12	12.31.11	01.01.11
SACME	50.00%	422	419	415

EDENOR S.A.
Notes to the Consolidated Financial Statements as at December 31, 2012, 2011 and January 1, 2011
(Continued)

8.	Segment information

The Company’s business activities focus primarily on the distribution and sale of electricity carried out by Edenor S.A. or its subsidiaries. Based on the geographical distribution of its customers, the Company has identified the following operating segments:

AESEBA: Through its subsidiary, it renders electric power distribution and sale services in the northern and northwestern areas of the Province of Buenos Aires.

EMDERSA: Through its subsidiaries, it renders electric power distribution and sale services in the Provinces of San Luis, La Rioja and Salta.

EDENOR: It has the exclusive right to render electric power distribution and sales services to all users connected to the electricity distribution network within the concession area, which is comprised of the following: In the Federal Capital: the area encompassing Dock "D", unnamed street, path of the future Autopista Costera (coastline highway), extension of Pueyrredón Ave., Pueyrredón Ave., Córdoba Ave., Ferrocarril San Martín railway tracks, General San Martín Ave., Zamudio, Tinogasta, General San Martín Ave., General Paz Ave. and Río de La Plata river. In the Province of Buenos Aires the area includes the following districts: Belén de Escobar, General Las Heras, General Rodríguez, former General Sarmiento (which at present comprises San Miguel, Malvinas Argentinas and José C. Paz), La Matanza, Marcos Paz, Merlo, Moreno, former Morón (which at present comprises Morón, Hurlingham and Ituzaingó), Pilar, San Fernando, San Isidro, San Martín, Tigre, Tres de Febrero and Vicente López.

The information on each operating segment identified by the Company for the year ended December 31, 2011 and 2012 is as follow:

EDENOR S.A.
Notes to the Consolidated Financial Statements as at December 31, 2012, 2011 and January 1, 2011
(Continued)

At December 31, 2011	Emdersa	Aeseba	Edenor	Eliminations	As per segment information	Discontinued operations	As per consolidated statement of comprehensive loss

Revenue from sales	764,276	503,772	2,302,045	—	3,570,093	(764,276)	2,805,817
Revenue from construction	—	87,374	—	—	87,374	—	87,374
Electric power purchases	(264,511)	(194,568)	(1,130,890)	—	(1,589,969)	264,511	(1,325,458)
Cost of construction	—	(87,374)	—	—	(87,374)	—	(87,374)
Sub total	499,765	309,204	1,171,155	—	1,980,124	(499,765)	1,480,359
Transmission and distribution expenses (1)	(168,652)	(131,288)	(970,501)	—	(1,270,441)	175,616	(1,094,825)
Gross profit	331,113	177,916	200,654	—	709,683	(324,149)	385,534
Selling expenses (1)	(97,313)	(49,916)	(261,948)	—	(409,177)	98,865	(310,312)
Administrative expenses (1)	(99,122)	(29,111)	(196,602)	—	(324,835)	100,519	(224,316)
Other operating income	2,768	8,680	22,499	(3,278)	30,669	(2,768)	27,901
Other operating expense	(5,314)	(5,596)	(52,562)	3,278	(60,194)	5,314	(54,880)
Gain from acquisition of companies	—	—	434,959	—	434,959	—	434,959
Gain from interest in joint ventures	924	—	48,935	(48,931)	928	(924)	4
Impairment of assets available for sale	—	—	(218,340)	(29,527)	(247,867)	247,867	—
Operating profit (loss)	133,056	101,973	(22,405)	(78,458)	134,166	124,724	258,890

Financial income	118	3,919	85,847	(24,285)	65,599	(10,031)	55,568
Financial expenses and other financial results (1)	(73,598)	(26,488)	(285,322)	24,281	(361,127)	47,790	(313,337)
Net financial expense	(73,480)	(22,569)	(199,475)	(4)	(295,528)	37,759	(257,769)
Profit (Loss) before taxes	59,576	79,404	(221,880)	(78,462)	(161,362)	162,483	1,121

Income tax	(17,455)	(30,387)	(82,177)	—	(130,019)	(22,952)	(152,971)

Profit (Loss) from continuing operations	42,121	49,017	(304,057)	(78,462)	(291,381)	139,531	(151,850)
Loss from discontinued operations	—	—	—	—		(139,531)	(139,531)

Profit (Loss) for the year	42,121	49,017	(304,057)	(78,462)	(291,381)	—	(291,381)
Non-controlling interests	(6,851)	(5,478)	—	(347)	(12,676)	—	(12,676)
Profit (Loss) for the year attributable to the owners of the parent	35,270	43,539	(304,057)	(78,809)	(304,057)	—	(304,057)

EDENOR S.A.
Notes to the Consolidated Financial Statements as at December 31, 2012, 2011 and January 1, 2011
(Continued)

Note (1)	Emdersa	Aeseba	Edenor	Eliminations	As per segment information	Discontinued operations	As per consolidated statement of comprehensive loss

Depreciation of property, plant and equipment	(44,327)	(3,101)	(184,792)	—	(232,220)	44,327	(187,893)
Amortization of intangible assets	—	(20,093)	—	—	(20,093)	—	(20,093)

Financial expenses - Interest	(60,853)	(16,210)	(148,925)	36,058	(189,930)	25,334	(164,596)

At December 31, 2011, the Company decided to discontinue EMDERSA operating segment.

Statement of Financial Position at 12.31.2011	Edenor	Aeseba	Discontinued operations	Eliminations	As per consolidated statement of financial position

Assets	5,585,499	1,092,461	—	(957,445)	5,720,515
Assets of disposal groups classified as held for sale	—	—	1,291,078	—	1,291,078
Liabilities	4,154,114	571,427	—	(103,339)	4,622,202
Liabilities of disposal groups classified as held for sale	—	—	709,076	(166,871)	542,205

Non-controlling interests	—	50,302	365,471	28	415,801
Equity	1,431,385	470,732	—	(470,732)	1,431,385

EDENOR S.A.
Notes to the Consolidated Financial Statements as at December 31, 2012, 2011 and January 1, 2011
(Continued)

At December 31, 2012	Emdersa	Emdersa H.	Aeseba	Edenor S.A.	Eliminations	As per segment information	Discontinued operations	As per consolidated statement of comprehensive loss

Revenue from sales	426,317	—	749,852	2,977,146	(1,742)	4,151,573	(426,317)	3,725,256
Revenue from construction	—	—	117,615	—	—	117,615	—	117,615
Electric power purchases	(201,037)	—	(321,989)	(1,740,231)	—	(2,263,257)	201,037	(2,062,220)
Cost of construction	—	—	(117,615)	—	—	(117,615)	—	(117,615)
Subtotal	225,280	—	427,863	1,236,915	(1,742)	1,888,316	(225,280)	1,663,036
Transmission and distribution expenses (1)	(175,438)	—	(225,956)	(1,344,730)	614	(1,745,510)	175,438	(1,570,072)
Gross profit	49,842	—	201,907	(107,815)	(1,128)	142,806	(49,842)	92,964
Selling expenses (1)	(57,607)	—	(78,429)	(352,938)	964	(488,010)	57,607	(430,403)
Administrative expenses (1)	(47,130)	(195)	(47,159)	(249,201)	151	(343,534)	47,130	(296,404)
Other operating income	52,259	—	1,683	32,351	(698)	85,595	(52,259)	33,336
Other operating expense	(636)	64	(9,660)	(103,125)	(66)	(113,423)	636	(112,787)
Gain from acquisition of companies	—	—	—	—	—	—	—	—
Gain from interest in joint ventures	—	—	—	30,321	(30,318)	3	—	3
Impairment of assets available for sale	(15,748)	—	—	—	—	(15,748)	15,748	—
Operating profit (loss)	(19,020)	(131)	68,342	(750,407)	(31,095)	(732,311)	19,020	(713,291)

Financial income	5,296	4,384	5,130	83,173	(6,678)	91,305	(5,296)	86,009
Financial expenses (1)	(42,713)	—	(26,178)	(277,350)	6,680	(339,561)	42,713	(296,848)
Other financial results	(5,008)	(2,723)	1,484	(166,236)	777	(171,706)	5,008	(166,698)
Net financial expense	(42,425)	1,661	(19,564)	(360,413)	779	(419,962)	42,425	(377,537)
Profit (Loss) before taxes	(61,445)	1,530	48,778	(1,110,820)	(30,316)	(1,152,273)	61,445	(1,090,828)

Income tax	39,078	—	(16,938)	116,717	—	138,857	(39,078)	99,779
Profit (Loss) from continuing operations	—	1,530	31,840	(994,103)	(30,316)	(1,013,416)	—	(991,049)
Loss from discontinued operations	(22,367)	—	—	(22,367)	—	(44,734)	22,367	(22,367)

Profit (Loss) for the year	(22,367)	1,530	31,840	(1,016,470)	(30,316)	(1,058,150)	22,367	(1,013,416)
Non-controlling interests	6,518	—	(3,050)	—	(4)	3,464	(6,518)	(3,054)
Profit (Loss) for the year attributable to the owners of the parent	(15,849)	1,530	28,790	(1,016,470)	(30,320)	(1,054,686)	15,849	(1,016,470)

EDENOR S.A.
Notes to the Consolidated Financial Statements as at December 31, 2012, 2011 and January 1, 2011
(Continued)

Note (1)	Emdersa	Emdersa H.	Aeseba	Edenor S.A.	Eliminations	As per segment information	Discontinued operations	As per consolidated statement of comprehensive loss

Depreciation of property, plant and equipment	(43,659)	(43,659)	—	(5,317)	(192,554)	(285,189)	43,659	(241,530)
Amortization of intangible assets	(2,130)	(2,130)	—	(24,891)	—	(29,151)	2,130	(27,021)

Financial expenses - Interest	(18,891)	(18,891)	—	(14,103)	(229,753)	(281,638)	18,891	(262,747)

At December 31, 2011, the Company decided to discontinue EMDERSA operating segment.

Statement of Financial Position at 12.31.2012	Emdersa H.	Aeseba	Edenor	Eliminations	As per consolidated statement of financial position

Assets	19	1,229,242	5,903,295	(554,514)	6,578,042
Assets of disposal groups classified as held for sale	41,518	—	—	181,880	223,398
Liabilities	16	709,474	5,485,114	(39,719)	6,154,885
Liabilities of disposal groups classified as held for sale	—	—	—	157,267	157,267

Non-controlling interests	—	47,299	—	23,808	71,107
Equity	41,521	472,469	418,181	(513,990)	418,181

EDENOR S.A.
Notes to the Consolidated Financial Statements as at December 31, 2012, 2011 and January 1, 2011
(Continued)
9.	Contingencies and lawsuits

The Company has contingent liabilities and is a party to lawsuits that arise from the ordinary course of business. Based on the opinion of its legal advisors, Management estimates that the outcome of the current contingencies and lawsuits will not exceed the amounts of the recorded provisions nor will be significant with respect to the Company’s financial position or the results of its operations.

Furthermore, it is worth mentioning that there exist contingent obligations and labor, civil and commercial complaints filed against the Company relating to legal actions for individual non-significant amounts, which, nevertheless, a position of to $ 90.5 million has been recorded.

The most significant legal actions in which the Company is a party involved are detailed below:

a.	Edenor

Legal action brought by the National Ombudsman

Purpose: presentation against the resolutions by which the new electricity rate schedule went into effect as from 10/01/08 and the application of the Program for the Rational Use of Electric Power (PUREE).

Procedural stage of the proceedings: on 12/07/09, the Company filed an appeal (“Queja por Recurso denegado”) to the Federal Supreme Court requesting that the extraordinary appeal rejected by the Appellate Court be sustained. The appeal is currently being analyzed by the Supreme Court.

Amount: undetermined

Conclusion: no provision has been recorded for these claims in these financial statements as the Company’s management, based on both that which has been previously mentioned and the opinion of its legal advisors, believes that there exist solid arguments to support its position.

Legal action brought by Consumidores Libres Coop. Ltda. de provisión de servicios de acción comunitaria

Purpose:

a) That all the last resolutions concerning electricity rates issued by the ENRE and the National Energy Secretariat be declared null and unconstitutional, and, in consequence whereof, that the amounts billed by virtue of these resolutions be refunded.

b) That all the defendants be under the obligation to carry out the Tariff Structure Review (RTI).

c) That the resolutions issued by the Energy Secretariat that extend the transition period of the Adjustment Agreement be declared null and unconstitutional.

d) That the defendants be ordered to carry out the sale process, through an international public bidding, of the class "A" shares, due to the fact that the Management Period of the Concession Agreement is considered over.

e) That the resolutions as well as any act performed by a governmental authority that modify contractual renegotiations be declared null and unconstitutional.

f) That the resolutions that extend the management periods contemplated in the Concession Agreement be declared null and unconstitutional.

h) Subsidiarily, should the main claim be rejected, that the defendants be ordered to bill all customers on a bimonthly basis.

Amount: undetermined

Procedural stage of the proceedings: The Company answered the complaint rejecting all its terms and requesting that a summons be served upon CAMMESA as a third-party defendant. The Court hearing the case approved the request and CAMMESA answered the service of notice in due time and manner. The Federal Government has answered the complaint filed against it within the term granted for such purpose.

EDENOR S.A.
Notes to the Consolidated Financial Statements as at December 31, 2012, 2011 and January 1, 2011
(Continued)

Conclusion: no provision has been recorded for these claims in these financial statements as the Company’s management, based on both that which has been previously mentioned and the opinion of its legal advisors, believes that there exist solid arguments to support its position.

Legal action brought by Consumidores Financieros Asociación civil para su defensa

Purpose:

1)     Reimbursement of the VAT percentage paid on the illegally “widened” taxable basis due to the incorporation of a concept (National Fund of Electricity - FNEE) on which no VAT had been paid by the defendants when CAMMESA (the company in charge of the regulation and operation of the wholesale electricity market) invoiced them the electricity purchased for distribution purposes.

2)     Reimbursement of part of the administrative surcharge on “second due date”, in those cases in which payment was made within the time period authorized for such second deadline (14 days) but without distinguishing the effective day of payment.

3)     Application of the “borrowing rate” in case of customer delay in complying with payment obligation, in accordance with the provisions of Law No. 26,361.

Amount: undetermined

Procedural stage of the proceedings: On 04/22/10, the Company answered the complaint and filed a motion to dismiss for lack of standing (“excepción de falta de legitimación”), requesting, at such opportunity, that a summons be served upon the Federal Government, the AFIP and the ENRE as third-party defendants. These pleadings were made available to the plaintiff. Although the plaintiff’s opposition to the requested summons had not yet been resolved, the proceedings were brought to trial, in response to which EDENOR S.A. filed a motion for reversal with a supplementary appeal. As of to date, the proceedings are “awaiting resolution”, as a step prior to open the trial to testimony and other evidence.

Conclusion: no provision has been recorded for these claims in these financial statements as the Company’s management, based on both that which has been previously mentioned and the opinion of its legal advisors, believes that there exist solid arguments to support its position.

Legal action brought by Unión de Usuarios y Consumidores

Purpose:

a) that clause 4.6 and related clauses of Appendix I of the Adjustment Agreement be revoked, inasmuch as they establish that the rate increase will be retroactive;

b) that Resolution No. 51/07 of the ENRE be nullified inasmuch as it authorizes the retroactive increase of rates in favor of the Company.

c) that the Company be ordered to reimburse customers all the amounts paid as retroactive rate increase for the period of November 1, 2005 through January 31, 2007.

d) that the reimbursement be implemented through a credit in favor of customers.

Amount: undetermined

Procedural stage of the proceedings: By resolution issued on 06/01/11, the Court of Appeals in Contentious and Administrative Federal Matters No. V, supporting the Company‘s arguments, ordered that the lower court decision be nullified as to the merits of the case.  Against such decision, the Unión de Usuarios y Consumidores filed an extraordinary federal appeal (“Recurso Extraordinario Federal”) which was granted on 11/03/11. The proceedings have been taken to the Supreme Court.

EDENOR S.A.
Notes to the Consolidated Financial Statements as at December 31, 2012, 2011 and January 1, 2011
(Continued)

Conclusion: no provision has been recorded for these claims in these financial statements as the Company’s management, based on both that which has been previously mentioned and the opinion of its legal advisors, believes that there exist solid arguments to support its position.

Legal action brought by the Company (“EDENOR S.A. VS RESOLUTION NO. 32/11 OF THE ENRE”)

Purpose:

By this action, the Company challenges such resolution, which – within the framework of the power cuts occurred between December 20 and December 31, 2010 – established the following:

- That the Company be fined in the amount of 750 due to its failure to comply with the obligations arising from Section 25) sub-sections a, f and g of the Concession Agreement and Section 27 of Law No. 24,065.

- That the Company be fined in the amount of 375 due to its failure to comply with the obligations arising from Section 25 of the Concession Agreement and Resolution No. 905/1999 of the ENRE.

- That Company customers be paid as compensation for the power cuts suffered the following amounts: 180 to each small-demand residential customer who suffered power cuts that lasted more than 12 continuous hours, 350 to those who suffered power cuts that lasted more than 24 continuous hours, and 450 to those who suffered power cuts that lasted more than 48 continuous hours. The resolution stated that such compensation did not include damages to customer facilities and/or appliances, which were to be dealt with in accordance with a specific procedure.

Amount: not specified in the complaint.

Procedural stage of the proceedings: on 07/08/11, the Company requested that notice of the substance of the case be served on the ENRE, which has effectively taken place. The proceedings are “awaiting resolution” since the date on which the ENRE answered the notice served. Furthermore, on 10/28/11, the Company filed an appeal (“recurso de queja por apelación denegada”) to the Federal Supreme Court requesting that the rejected extraordinary federal appeal be sustained.

Conclusion: At the end of the year ended December 31, 2012, the provision recorded in relation to the aforementioned compensations amounts to $ 30,4 million, including principal amount and accrued interest (Note 2.e). It is estimated that this case will not come to an end during 2013.

Legal action brought by the Company (“EDENOR S.A. VS RESOLUTION ENRE No. 336/12”)

Purpose:

By this action, the Company challenges the ENRE’s resolution pursuant to which:

- the Company is to determine the customers affected by the power cuts occurred as a consequence of failures between October 29 and November 14, 2012;

- the Company is to determine the discounts to be recognized to each of the customers identified in accordance with the preceding caption;

- the Company is to credit such discounts on account of the final discounts that will result from the evaluation of the Technical Service Quality relating to the six-month control period;

- the Company is to compensate each small-demand residential customer (T1R) who has been affected by the power cuts occurred during the aforementioned period. The amount of the compensation will depend on the length of the power cut, provided, however, that such power cut lasted more than 12 continuous hours.

Amount: not specified in the complaint.

Procedural stage of the proceedings: This resolution has been contested by the Company.

EDENOR S.A.
Notes to the Consolidated Financial Statements as at December 31, 2012, 2011 and January 1, 2011
(Continued)

Conclusion: At the closing date of the year ended December 31, 2012, the provision recorded in relation to the aforementioned penalties and compensations amounts to $ 16.7 million (Note 2.1.e). It is estimated that this case will not come to an end during 2013.

Legal action brought by ASOCIACIÓN DE DEFENSA DE DERECHOS DE USUARIOS Y CONSUMIDORES – ADDUC

Purpose: that the Company be ordered to reduce or mitigate the default or late payment interest rates charged to customers who pay their bills after the first due date, inasmuch as they violate section 31 of Law No. 24,240, ordering both the non application of pacts or accords that stipulate the interest rates that are being applied to the users of electricity –their unconstitutional nature– as well as the reimbursement of interest amounts illegally collected from users of the service from 08/15/08 through the date on which the defendant complies with the order to reduce interest. It is also requested that the value added tax (VAT) and any other taxes charged on the portion of the surcharge illegally collected be reimbursed.

Amount: undetermined

Procedural stage of the proceedings: On 11/11/11, the Company answered the complaint and filed a motion to dismiss for both lack of standing (“excepción de falta de legitimación activa”) and the fact that the claims at issue were being litigated in another lawsuit (“excepción de litispendencia”), requesting, at such opportunity, that a summons be served upon the ENRE as a third-party defendant. These pleadings were made available to the plaintiff. Prior to rendering a decision on the motion to dismiss for the fact that the claims at issue were being litigated in another lawsuit (“excepción de litispendencia”), the Court ordered that the Court in Contentious and Administrative Federal Matters No. 2 – Clerk’s Office No. 3, provide it with the proceedings “Consumidores Financieros Asociación Civil vs EDESUR and Other defendants, in the case brought for BREACH OF CONTRACT”.

Conclusion: therefore, no provision has been recorded for these claims in these financial statements as the Company’s management, based on both that which has been previously mentioned and the opinion of its legal advisors, believes that there exist solid arguments to support its position.

Payment agreement with Municipality of Moreno

On October 31, 2012, the Company and the Municipality of Moreno entered into a payment plan agreement for the settlement of the balance owed, consisting of one payment of 600 to be made in November 2012 with the remaining balance being paid in 36 monthly and consecutive installments plus interest, to be calculated on the basis of the lending rate applied by Banco de la Nación Argentina for 30-day deposits.

Petition against AFIP - DGI

The Company has filed a petition for declaratory relief against AFIP – DGI pursuant to Section 322 of the Federal Civil and Commercial Procedural Code in order to obtain assurance as to the application of the minimum presumed income tax based on the decision by the Supreme Court in “Hermitage” passed on June 15, 2010.

In this established precedent, the Court had declared this tax unconstitutional since it may be unreasonable under certain circumstances and since it breaches the capacity to pay principle.

As at December 31, 2012 and 2011, the Company held a provision for the minimum presumed income tax for the fiscal years mentioned and for the proportional tax estimated for this period for a total amount of $ 34.15 million and $ 40.8 million, respectively, including compensatory interest.

b.	Subsidiary - EDEN

ADMINISTRATIVE CLAIM (ACCION DE REPETICION) – TAX ON MINIMUM PRESUMED INCOME

Purpose: To claim reimbursement by the Public Administration of Public Revenues (AFIP), of the excess amounts paid by AESEBA as Minimum Presumed Income Tax for fiscal periods 1998 through 2003.

EDENOR S.A.
Notes to the Consolidated Financial Statements as at December 31, 2012, 2011 and January 1, 2011
(Continued)
Amount: $ 25 thousand.

Procedural stage of the proceedings: The subsidiary company lodged two special appeals (Recurso de reconsideración) against the AFIP’s resolutions claming not only the approval of the amounts not approved by the tax authorities but also that interest be calculated as from the filing date of the administrative claim. To date, these appeals have not yet been resolved.

In August 2011, the AFIP corrected interest calculation and on 08/17/11 made payment for the period 1998 through 2001. The appeal concerning fiscal years 2002 and 2003 is still pending resolution.

Conclusion: Due to the above-mentioned, no provision has been recorded for this claim in these consolidated financial statements.

MANAGEMENT OPERATOR, INCOME TAX, DEDUCTIONS, FOREIGN BENEFICIARIES

Purpose: assessment procedure by the Federal Administration of Public Revenues (“AFIP”) aimed at verifying the calculation of income tax and withholdings to foreign beneficiaries for fiscal periods 1998 and 1999.

Within the framework of this inspection, the AFIP noted a delay in the registration with the National Institute of Intellectual Property (INPI) of the technical assistance, know-how and operation agreement entered into on 06/02/97 by the Subsidiary Company and CEA Americas Operating Company (afterwards PSEG Americas Operating Company). As a consequence of the delay, the AFIP questioned the deduction of the amounts paid under the agreement on income tax returns for periods 1997, 1998 and 1999. Additionally, the AFIP questioned the presumed net income rate applied by the Subsidiary Company on such amounts.

Amount: undetermined

Procedural stage of the proceedings: on 04/28/09, the Subsidiary Company decided to adhere to the Tax and Social Security Contributions Regularization Plan set forth by Law No. 26,476/08, regulated by General Resolution No. 2,537/09, thereby abandoning the appeals filed with the Federal Tax Court.

Conclusion: Due to the above-mentioned, no provision has been recorded for these claims in these consolidated financial statements.

EDENOR S.A.
Notes to the Consolidated Financial Statements as at December 31, 2012, 2011 and January 1, 2011
(Continued)

10.	Property, plant and equipment

	Lands and buildings	Substations	High, medium and low voltage lines	Transforming chamber, platforms and meters	Furniture, tools, vehicles, equipment and comunications	Constructions in progress	Supplies and spare parts	Total
At 01.01.11
Cost	107,072	1,139,156	3,256,514	1,406,110	380,072	307,398	23,249	6,619,571
Accumulated depreciation	(24,079)	(392,709)	(1,618,749)	(556,931)	(314,773)	—	—	(2,907,241)
Net amount	82,993	746,447	1,637,765	849,179	65,299	307,398	23,249	3,712,330

Additions from business combinations	37,070	113,669	639,530	87,585	150,331	81,891	10,849	1,120,925
Additions	2,684	5,559	12,304	489	5,806	563,281	13,426	603,549
Disposals (1)	(444)	(139)	(1,307)	(41)	(157)	(1,633)	(5,857)	(9,578)
Transfers	59	15,294	109,429	19,378	17,191	(151,765)	(9,586)	—
Depreciation for the year (2)	(5,654)	(36,333)	(104,291)	(56,603)	(29,339)	—	—	(232,220)
Assets classified as available for sale	(22,012)	(130,940)	(739,875)	(99,765)	(142,732)	(55,540)	(8,832)	(1,199,696)
Net amount 12.31.11	94,696	713,557	1,553,555	800,222	66,399	743,632	23,249	3,995,310

At 12.31.11
Cost	127,383	1,139,227	3,254,200	1,406,224	432,272	743,632	23,249	7,126,187
Accumulated depreciation	(32,687)	(425,670)	(1,700,645)	(606,002)	(365,873)	—	—	(3,130,877)
Net amount	94,696	713,557	1,553,555	800,222	66,399	743,632	23,249	3,995,310

Additions	110	—	—	—	7,060	537,547	4,329	549,046
Disposals	(320)	—	(1,268)	(98)	(200)	—	—	(1,886)
Transfers	16,255	103,340	236,606	243,161	86,174	(688,242)	2,706	—
Depreciation for the year	(5,394)	(40,626)	(84,364)	(52,232)	(12,854)	(2,401)	—	(197,871)
Net amount 12.31.12	105,347	776,271	1,704,529	991,053	146,579	590,536	30,284	4,344,599

At 12.31.12
Cost	143,408	1,242,566	3,488,557	1,649,273	523,893	590,536	30,284	7,668,517
Accumulated depreciation	(38,061)	(466,295)	(1,784,028)	(658,220)	(377,314)	—	—	(3,323,918)
Net amount	105,347	776,271	1,704,529	991,053	146,579	590,536	30,284	4,344,599

(1)  Includes $ 7.7 million relating to the net disposal of the assets available for sale.
(2) Includes $ 44.3 million relating to the year’s depreciation of the assets available for sale.

•	During the years ended December 31, 2012 and 2011, direct costs capitalized amounted to $ 107.54 million and $ 76.89 million.
•	Financial costs capitalized for the years ended December 31, 2012 and 2011, amounted to $ 25.40 million and $ 16.13 million.

EDENOR S.A.
Notes to the Consolidated Financial Statements as at December 31, 2012, 2011 and January 1, 2011
(Continued)

11.	Intangible assets

	Contract right from the concessions	Total
At 01.01.11
Cost	—	—
Accumulated amortization	—	—
Net amount	—	—

Additions from business combinations	760,479	760,479
Additions	63,366	63,366
Disposals	(10,737)	(10,737)
Amortization	(20,093)	(20,093)
Net amount 12.31.11	793,015	793,015

At 12.31.11
Cost	1,072,089	1,072,089
Accumulated amortization	(279,074)	(279,074)
Net amount	793,015	793,015

Additions	85,686	85,686
Disposals	(7,962)	(7,962)
Amortization	(24,891)	(24,891)
Net amount 12.31.12	52,833	52,833

At 12.31.12
Cost	1,146,241	1,146,241
Accumulated amortization	(300,393)	(300,393)
Net amount	845,848	845,848

The subsidiary EDEN is the holder of the concession for the provision of the public service of electric power distribution and sale in the northern area of the Province of Buenos Aires. As stipulated in the concession agreement, the concession authority controls the services to be provided and their prices, and maintains a significant interest in the infrastructure at the end of the concession period. Due to the fact that the concession agreement grants EDEN the right to charge users for the electricity distributed, the Company recognizes an intangible asset.

The resulting intangible asset is amortized on a straight-line basis throughout the estimated useful life of each of the underlying fixed assets that make up its value, without exceeding the term of the concession.

12.	Assets under construction

Detailed below are the main construction works financed with funds from, the Company´s own funds, Program for the Rational Use of Electric Power (PUREE), Electric Power Control Authority of the Province of Buenos Aires (OCEBA) and FREBA.

	Construction works with the Company´s own funds	Construction works with PUREE funds	Construction works with OCEBA funds	Construction works with FREBA funds	Total
At January 1, 2011	—	—	—	—	—
Balances at beginning of period	29,967	4,985	2,283	—	37,235
Additions	30,499	10,056	2,063	—	42,618
Transfers	(24,281)	(10,045)	(23)	—	(34,349)
At December 31, 2011	36,185	4,996	4,323	—	45,504
Additions	53,243	10,711	1,726	50,234	115,914
Transfers	(26,747)	(2,008)	(1,977)	(46,220)	(76,952)
At December 31, 2012	62,681	13,699	4,072	4,014	84,466

EDENOR S.A.
Notes to the Consolidated Financial Statements as at December 31, 2012, 2011 and January 1, 2011
(Continued)

13.	Financial instruments

13.1	Financial instruments by category

	Financial assets at amortized cost	Financial assets at fair value through profit or loss	Non-financial assets	Total
At December 31, 2012
Assets
Trade receivables	891,425	—	45,688	937,113
Other receivables	113,500	—	92,569	206,069
Cash and cash equivalents				—
Cash and Banks	18,697	—	—	18,697
Checks to be deposited	976	—	—	976
Time deposits	481	—	—	481
Money market funds	—	50,954	—	50,954
Financial assets at fair value through profit or loss:
Government bonds	—	3,415	—	3,415
Total	1,025,079	54,369	138,257	1,217,705

At December 31, 2011
Assets
Trade receivables	534,732	—	45,725	580,457
Other receivables	25,364	—	101,164	126,528
Derivative financial instruments	—	1,316	—	1,316
Cash and cash equivalents
Cash and Banks	22,818	—	—	22,818
Checks to be deposited	277	—	—	277
Time deposits	48,511	—	—	48,511
Money market funds	—	58,903	—	58,903
Financial assets at fair value through profit or loss:
Government bonds	—	2,132	—	2,132
Total	631,702	62,351	146,889	840,942

At January 1, 2011
Assets
Trade receivables	421,193	—	45,531	466,724
Other receivables	29,767	—	28,798	58,565
Cash and cash equivalents
Cash and Banks	8,016	—	—	8,016
Checks to be deposited	595	—	—	595
Time deposits	17,523	—	—	17,523
Money market funds	—	219,873	—	219,873
Financial assets at fair value through profit or loss:
Government bonds	—	315,267	—	315,267
Corporate notes	—	115,569	—	115,569
Total	477,094	650,709	74,329	1,202,132

EDENOR S.A.
Notes to the Consolidated Financial Statements as at December 31, 2012, 2011 and January 1, 2011
(Continued)

	Financial liabilities at amortized cost	Financial liabilities at fair value through profit or loss	Subtotal financial liabilities	Non-financial liabilities	Total
At December 31, 2012
Liabilities
Trade payables and other liabilities	1,359,623	—	1,359,623	2,029,381	3,389,004
Borrowings	1,453,843	—	1,453,843	—	1,453,843
Total	2,813,466	—	2,813,466	2,029,381	4,842,847

At December 31, 2011
Liabilities
Trade payables and other liabilities	742,788	—	742,788	1,470,890	2,213,678
Borrowings	1,248,907	—	1,248,907	—	1,248,907
Total	1,991,695	—	1,991,695	1,470,890	3,462,585

At January 1, 2011
Liabilities
Trade payables and other liabilities	434,031	—	434,031	984,518	1,418,549
Borrowings	1,081,968	—	1,081,968	—	1,081,968
Derivative financial instruments	—	7,253	7,253	—	7,253
Total	1,515,999	7,253	1,523,252	984,518	2,507,770

The income, expenses, gains and losses resulting from each category of financial instruments are as follow:

	Financial assets at amortized cost	Financial assets at fair value through profit or loss	Total
At December 31, 2012
Interest income	56,362	29,647	86,009
Exchange differences	16,277	—	16,277
Bank fees and expenses	(58,845)	—	(58,845)

Gain from financial instruments at fair value	—	39,053	39,053
Adjustment to present value of retroactive tariff increase arising from the application of the new electricity rate schedule and other trade receivables	421	—	421
Total	14,215	68,700	82,915

At December 31, 2011
Interest income	33,222	22,346	55,568
Exchange differences	18,074	—	18,074
Bank fees and expenses	(37,692)	—	(37,692)

Gain from financial instruments at fair value	—	13,296	13,296
Adjustment to present value of retroactive tariff increase arising from the application of the new electricity rate schedule and other trade receivables	1,170	—	1,170
Total	14,774	35,642	50,416

	Financial liabilities at amortized cost	Financial liabilities at fair value through profit or loss	Non-financial instruments	Total
At December 31, 2012
Interest expense	(225,258)	—	(11,920)	(237,178)
Other financial results	(12,085)	—	—	(12,085)
Bank fees and expenses	(825)	—	—	(825)
Exchange differences	(210,364)	—	—	(210,364)
Total	(448,532)	—	(11,920)	(460,452)

At December 31, 2011
Interest expense	(162,095)	—	(2,501)	(164,596)
Bank fees and expenses	(13,835)	—	—	(13,835)
Exchange differences	(120,896)	—	—	(120,896)
Gain from the purchase of financial debt	6,546	—	—	6,546
Other financial results	(15,404)	—	—	(15,404)
Total	(305,684)	—	(2,501)	(308,185)

EDENOR S.A.
Notes to the Consolidated Financial Statements as at December 31, 2012, 2011 and January 1, 2011
(Continued)
13.2	Credit quality of trade receivables

The credit quality of financial assets that are neither past due nor impaired may be assessed based on external credit ratings or historical information.

	12.31.12	12.31.11	01.01.11
Customers with no external credit rating (1):
Group 1 (i)	621,425	345,866	339,428
Group 2 (ii)	211,190	64,191	66,902
Group 3 (iii)	54,091	157,226	46,231
Group 4 (iv)	50,407	13,174	14,163
Total trade receivables	937,113	580,457	466,724

(1) Balances do not include the allowance for the impairment of trade receivables

(i)	Relates to customers with debt to become due.
(ii)	Relates to customers with up to 3 months past due debt.
(iii)	Relates to customers with 3 to 12 months past due debt.
(iv)	Relates to customers with more than 12 months past due debt.

13.3	Financial assets at fair value through profit or loss

	12.31.2012	12.31.2011	01.01.2011
Government bonds	3,415	2,132	315,267
Corporate notes	—	—	115,569
	3,415	2,132	430,836

14.	Other receivables

	12.31.12	12.31.11	01.01.11
Non-current
Prepaid expenses	1,260	1,140	1,199
Tax on minimum presumed income	26,201	30,743	12,283
Tax credits	11,697	1,714	3,693
Financial receivable with SIESA (Note 40)	12,993	—	—
Receivable with EDEN S.A. class “C” shareholders	17,263	15,417	—
Other	1,077	1,249	1,321
Total non-current	70,491	50,263	18,496
Current
Prepaid expenses	1,893	2,986	4,625
Advances to suppliers	47,410	39,163	4,415
Advances to personnel	3,666	4,627	6,276
Guarantee deposits	1,074	—	—
Receivables from activities other than the main activity	27,521	20,405	23,321
Financial receivable with SIESA (Note 40)	2,516	—	—
Credit with FOCEDE (Res. 347 /12)	3,789	—	—
Note receivable with EDESUR S.A.	3,529	2,846	—
Judicial deposits	4,216	5,859	4,418
Related parties (Note 30)	52,292	8,282	4,169

Allowance for the impairment of other receivables	(16,011)	(12,253)	(12,799)
Other	3,683	4,350	5,644
Total current	135,578	76,265	40,069

The carrying amount of other receivables approximates fair value.

EDENOR S.A.
Notes to the Consolidated Financial Statements as at December 31, 2012, 2011 and January 1, 2011
(Continued)

The aging analysis of these other receivables is as follows:

	12.31.12	12.31.11	01.01.11
Past due	24,028	15,003	30,045
Up to 3 months	55,048	37,508	25,157
From 3 to 6 months	1,534	851	582
More than 6 months	125,459	73,166	2,781
Total other receivables	206,069	126,528	58,565

The evolution of the allowance for the impairment of receivables is as follow:

	12.31.12	12.31.11
Balance at beginning of year	12,253	12,799
Incorporation for acquisition of subsidiaries	—	4,358
Increase	4,095	1,495
Increase related parties	—
Uses	(337)	(6,399)
Balance at end of year	16,011	12,253

At the consolidated statement of financial position date, the maximum exposure to credit risk is the carrying amount of each class of other receivables.

The carrying amount of the Company’s other receivables is denominated in the following currencies:

	12.31.12	12.31.11	01.01.11
Argentine pesos	141,283	109,105	53,918
US dollars	64,514	16,446	4,063
Euros	272	977	584
	206,069	126,528	58,565

15.	Trade receivables

	12.31.12	12.31.11	01.01.11
Non-current:
Receivables from Cost Monitoring Mechanism and others	45,688	45,725	45,531
Bonds for the cancellation of debts of the Province of Bs. As.	2,042	—	—
Total non-current	47,730	45,725	45,531

Current:
Sales of electricity – Billed (1)	564,338	344,116	216,749
Sales of electricity – Unbilled	325,623	196,598	149,046
Retroactive tariff increase arising from the application of the new electricity rate schedule	—	—	20,272
Framework Agreement	25,438	25,662	33,047
National Fund of Electricity	2,984	3,353	3,437
Bonds for the cancellation of debts of the Province of Bs. As.	4,095	—	8,743
Specific fee payable for the expansion of the network, transportation and others	9,933	6,512	4,477
In litigation	20,237	16,109	14,681
Allowance for the impairment of trade receivables	(63,265)	(57,618)	(29,259)
Total current	889,383	534,732	421,193

(1)	Net of Stabilization factor (Note 2.h)

The carrying amount of trade receivables approximates fair value.

At December 31, 2012, 2011 and January 1, 2011, trade receivables that were past due but for which no allowance had been recorded amounted to $ 252.42 million, $ 176.97 million and $ 98.04 million, respectively. These balances relate to independent customers for whom there is no recent history of default. The ageing analysis of these trade receivables is as follows:

EDENOR S.A.
Notes to the Consolidated Financial Statements as at December 31, 2012, 2011 and January 1, 2011
(Continued)

	12.31.12	12.31.11	01.01.11
Past due	315,688	216,973	127,296
Up to 3 months	573,396	317,306	292,923
From 3 to 6 months	162	246	488
More than 6 months	47,867	45,932	46,017
Total trade receivables	937,113	580,457	466,724

The roll forward of the allowance for the impairment of receivables is as follow:

	12.31.12	12.31.11
Balance at beginning of year	57,618	29,259
Additions from business combinations	—	26,400
Increase	14,425	9,313
Uses	(8,778)	(7,354)
Balance at end of year	63,265	57,618

At the consolidated statement of financial position date, the maximum exposure to credit risk is the carrying amount of each class of other receivables.

The carrying amount of the Company’s trade receivables is denominated in the following currencies:

	12.31.12	12.31.11	01.01.11
Argentine pesos	937,113	580,457	466,724
	937,113	580,457	466,724

16.	Inventories

	12.31.12	12.31.11	01.01.11
Supplies and spare-parts	85,002	45,325	12,407
Total inventories	85,002	45,325	12,407

17.	Cash and cash equivalents

	12.31.12	12.31.11	01.01.11
Cash and Banks	19,673	23,095	8,611
Time deposits	481	48,511	17,523
Money market funds	50,954	58,903	219,873
Total cash and cash equivalents	71,108	130,509	246,007

18.	Discontinued operations

As a consequence of that mentioned in note 39 to these Consolidated Financial Statements, the interest held by the subsidiary EMDERSA Holding in its subsidiary EMDERSA has been classified as “Assets of disposal groups classified as held for sale”, due to the Company Management’s decision to discontinue the related operations.

These assets must be valued at the lower of the book value and fair value less costs to sell. At December 31, 2012, these assets have been valued at their fair value less costs to sell, which is lower than their book value.

EDENOR S.A.
Notes to the Consolidated Financial Statements as at December 31, 2012, 2011 and January 1, 2011
(Continued)

The detail of assets classified as held for sale is as follows:

	12.31.12	12.31.11

Emdersa Holding's equity	41,522	263,183
Percentage interest held	99.99%	99.99%
Value on equity method:	41,518	263,157

Assets of disposal groups classified as held for sale at Net Realizable Value (NRV):	41,518	216,531

Change in Net Realizable Value:
Realization of assets of disposal groups classified as held for sale	(152,646)
Gain on Net Realizable Value	(22,367)
Net change	(175,013)

19.	Share capital and additional paid-in capital

	Number of shares (1)	Share capital (2)	Additional paid-in capital	Total
At January 1, 2011	906,455,100	1,902,944	18,317	1,921,261
Additional purchase of non-controlling interests	—	—	3,452	3,452
At December 31, 2011	906,455,100	1,902,944	21,769	1,924,713
Absorption of accumulated losses - Shareholders' Meeting of 04/27/2012 (Note 41)	—	(588,426)	(18,317)	(606,743)
At December 31, 2012	906,455,100	1,314,518	3,452	1,317,970

(1)	Includes 9,412,500 treasury shares December 31, 2012, 2011 and January 1, 2011.

(2)	Includes the nominal value of capital and treasury stock and the adjustment for inflation value of both concepts (see Note 4.26).

At December 31, 2012 and 2011, the Company’s share capital amounts to 906,455,100 shares, represented by 462,292,111 common, book-entry Class A shares with a par value of one peso each and the right to one vote per share; 442,210,385 common, book-entry Class B shares with a par value of one peso each and the right to one vote per share; and 1,952,604 common, book-entry Class C shares with a par value of one peso each and the right to one vote per share. Each and every share maintains the same voting rights, i.e. one vote per share. There are no preferred shares of any kind, dividends and/or preferences in the event of liquidation, privileged participation rights, prices and dates, or unusual voting rights. Moreover, there are no significant terms of contracts allowing for either the issuance of additional shares or any commitment of a similar nature.

During fiscal year 2008, the Company acquired 9,412,500 Class B treasury shares with a nominal value of 1 peso. The amount disbursed to acquire these shares totaled $ 6.4 million, which was deducted from inappropriate retained earnings of the equity attributable to the owners of the Company at that date.

At the date of these consolidated financial statements, these shares are held as “treasury stock”. The Company is entitled to reissue these shares at a future date.

On March 3, 2011, the Company held the General Annual Meeting which resolved by majority of votes to extend for 3 years the term for holding the treasury shares acquired within the framework of section 68 of Law No. 17,811 (text consolidated by Decree No. 677/01). All the shares issued have been fully paid-in.

The Company’s Employee Stock Ownership Program

At the time of the privatization of SEGBA (the Company’s predecessor), the Argentine Government assigned the Company’s Class C shares, representing 10% of the Company’s outstanding capital stock, for the creation of an Employee Stock Ownership Program (ESOP) in compliance with the provisions of Law No. 23,696 and its regulatory decrees. Through this program, certain eligible employees (including former SEGBA employees who had been transferred to the Company) were entitled to receive a specified number of Class C shares, to be calculated on the basis of a formula that took into consideration a number of factors including employee salary, position and seniority. In order to implement the ESOP, a general transfer agreement, a voting trust agreement and a trust agreement were signed.

EDENOR S.A.
Notes to the Consolidated Financial Statements as at December 31, 2012, 2011 and January 1, 2011
(Continued)

Pursuant to the general transfer agreement, participating employees were allowed to defer payment of the Class C shares over time. As security for the payment of the deferred purchase price, the Class C shares were pledged in favor of the Argentine government. This pledge was released on April 27, 2007 upon full payment to the Argentine Government of the deferred purchase price of all Class C shares. Additionally, in accordance with the terms of the original trust agreement, the Class C shares were held in trust by Banco de la Nación Argentina, acting as trustee, for the benefit of the ESOP participating employees and the Argentine Government. Furthermore, in accordance with the voting trust agreement, all political rights of participating employees (including the right to vote at the Company’s ordinary and extraordinary shareholders’ meetings) were to be jointly exercised until full payment of the deferred purchase price and release of the pledge in favor of the Argentine Government. On April 27, 2007, ESOP participating employees fully paid the deferred purchase price to the Argentine Government, accordingly, the pledge was released and the voting trust agreement was terminated.

In accordance with the regulations applicable to the ESOP, participating employees who retired before full payment of the deferred purchase price to the Argentine Government was made, were required to transfer their shares to the Guarantee and Repurchase Fund (Fondo de Garantía y Recompra) at a price to be calculated in accordance with a formula established in the general transfer agreement. At the date of payment of the deferred purchase price, the Guarantee and Repurchase Fund had not fully paid the amounts due to former ESOP participating employees for the transfer of their Class C shares.

A number of former employees of both SEGBA and the Company have brought legal actions against the Guarantee and Repurchase Fund, the Argentine Government and, in few cases, against the Company, in cases in relation to the administration of the Employee Stock Ownership Program. The plaintiffs who are former employees of SEGBA were not deemed eligible by the corresponding authorities to participate in the Employee Stock Ownership Program at the time of its creation. This decision is being disputed by the plaintiffs who are therefore seeking compensation. The plaintiffs who are former employees of the Company are claiming payment for the unpaid amounts owed to them by the Guarantee and Repurchase Fund either due to non-payment of the transfer of their shares upon retirement in favor of the Guarantee and Repurchase Fund or incorrect calculation of amounts paid to them by the Guarantee and Repurchase Fund.  In several of these claims, the plaintiffs have obtained attachment orders or prohibitory injunctions against the Guarantee and Repurchase Fund on Class C shares and the amounts deposited in such Fund. Due to the fact that the resolution of these legal proceedings is still pending, the Federal Government has instructed Banco de la Nación Argentina to create a Contingency Fund so that a portion of the proceeds of the offering of the Employee Stock Ownership Program Class C shares be kept during the course of the legal actions.

No provision has been recorded in these consolidated financial statements in connection with the legal actions brought against the Company as the Company’s management believes that EDENOR S.A. is not responsible for the above-mentioned claims.

In accordance with the agreements, laws and decrees that govern the Employee Stock Ownership Program, the Class C shares may only be held by personnel of the Company, therefore before the public offering of the Class C shares that had been separated from the Program, such shares were converted into Class B shares and sold. In conformity with the by-laws, the political rights previously attributable to Class C shares are at present jointly exercised with those attributable to Class B shares and the holders of the remaining Class C shares will vote jointly as a single class with the holders of Class B shares when electing directors and supervisory committee members. At December 31, 2012,2011 and January, 1, 2011, 1,952,604 Class C shares, representing 0.22% of the Company’s share capital are outstanding.

Section 206 – Argentine Business Organizations Law

The negative results recorded by the Company at December 31, 2012 consume 100% of the reserves and more than 50% of capital. Section 206 of the Argentine Business Organizations Law establishes the mandatory reduction of a company’s capital stock when this situation occurs. Therefore, the Company’s shareholders are currently analyzing alternatives, in accordance with regulation effective, to resolve this situation.

20.	Allocation of profits

Restrictions on the distribution of dividends

i.
In accordance with the provisions of Law No. 19,550, the General Annual Meeting held on April 27, 2012 resolved that the loss for the year ended December 31, 2011 must be absorbed by the Retained Earnings account.

ii.
In accordance with the provisions of Law No. 25,063,  passed in December 1998, dividends to be distributed, whether in cash or in kind, in excess of accumulated taxable profits at the fiscal year-end immediately preceding the date of payment or distribution, shall be subject to a final 35% income tax withholding, except for those dividends distributed to shareholders who are residents of countries benefiting from conventions for the avoidance of double taxation who will be subject to a lower tax rate.

EDENOR S.A.
Notes to the Consolidated Financial Statements as at December 31, 2012, 2011 and January 1, 2011
(Continued)

iii.
Additionally, as indicated in Note 2, and in accordance with the Adjustment Agreement entered into between Edenor S.A. and the Federal Government, there are certain restrictions on the distribution of dividends by the Company and the ENRE’s approval for any distribution is necessary.

iv.
In accordance with the provisions of Argentine Business Organizations Law No. 19,550, not less than five percent (5%) of the net profit arising from the statement of income for the year must be allocated to the legal reserve, until it equals twenty percent (20%) of the share capital. No charge has been recorded for this concept in the current year.

v.	Recording of the legal reserve for up to the amount absorbed, as resolved by the General Annual Meeting held on April 27, 2012 (Note 41).

21.	Trade payables

	12.31.12	12.31.11	01.01.11
Non-current
Customer deposits	57,785	53,477	49,129
Customer contributions	95,723	33,338	—
Payables for purchase	1,805	867	1,855
Total non-current	155,313	87,682	50,984

Current
Payables for purchase of electricity - CAMMESA	421,398	138,112	115,598
Payables for purchase	329,509	270,585	106,028
Provision for unbilled electricity purchases - CAMMESA	259,762	134,151	111,860
Related parties	14,257	4,065	8
Customer contributions	68,237	45,954	33,965
Funding contributions substations	53,286	—	—
Other	42,083	30,806	9,654
Total current	1,188,532	623,673	377,113

The carrying amount of Trade payables approximates fair value.

22.	Other liabilities

	12.31.12	12.31.11	01.01.11
Non-current
Program for the rational use of electric power (Note 2.c.III)	1,277,761	867,087	529,097
ENRE penalties and discounts	617,011	506,602	455,421
Total non-current	1,894,772	1,373,689	984,518

Current
Program for the rational use of electric power (Res. MIVSPBA N° 252/07)	74,693	61,566	—
ENRE penalties and discounts	45,031	35,636	—
Advance payments received for EDELAR’s sale agreement	7,377	6,455	—
Related parties	2,382	15,597	1,392
Payables with FOCEDE (Res. 347/12)	3,789	—	—
Dividends payable	7,509	1,211	—
Other	9,606	8,169	4,542
Total current	150,387	128,634	5,934

The carrying amount of other liabilities approximates fair value.

EDENOR S.A.
Notes to the Consolidated Financial Statements as at December 31, 2012, 2011 and January 1, 2011
(Continued)

23.	Deferred revenue

	12.31.12	12.31.11	01.01.11
Non-current:
Related to IFRIC 12	230,061	157,338	—
Customer contribution non refundable	34,366	17,458	—
Total Non-current	264,427	174,796	—

24.	Borrowings

	12.31.12	12.31.11	01.01.11
Non-current
Financial loans	5,424	6,890	—
Corporate notes	1,345,276	1,182,992	1,035,113
Total non-current	1,350,700	1,189,882	1,035,113

Current
Financial loans	31,371	6,871	—
Interest	35,107	28,869	21,237
Corporate notes	11,665	23,285	25,618
Overdrafts	25,000	—	—
Total current	103,143	59,025	46,855

The maturities of the Company’s borrowings and its exposure to interest rates are as follow:

	12.31.12	12.31.11	01.01.11
Fixed rate
Less than 1 year	61,028	35,740	—
From 1 to 2 years	424	—	37,467
From 2 to 3 years	—	—	—
From 3 to 4 years	—	—	—
From 4 to 5 years	—	—	—
More than 5 years	1,345,276	1,171,326	997,646
	1,406,728	1,207,066	1,035,113
Floating rate
Less than 1 year	42,115	23,285	46,855
From 1 to 2 years	5,000	15,111	—
From 2 to 3 years	—	3,445	—
From 3 to 4 years	—	—	—
From 4 to 5 years	—	—	—
More than 5 years	—	—	—
	47,115	41,841	46,855
	1,453,843	1,248,907	1,081,968

The carrying amount of current borrowings approximates fair value due to their short-term maturity.

At December 31, 2012, 2011 and January 1, 2011, the fair value of non-current borrowings amounts to $ 1,220.22 million, $ 1,061.08 million and $ 905.44 million, respectively.

The Company’s borrowings are denominated in the following currencies:

	12.31.12	12.31.11	01.01.11
Argentine pesos	72,294	49,973	42,037
US dollars	1,381,549	1,198,934	1,039,931
	1,453,843	1,248,907	1,081,968

EDENOR S.A.
Notes to the Consolidated Financial Statements as at December 31, 2012, 2011 and January 1, 2011
(Continued)

The roll forward of the Company’s borrowings during the year was as follows:

Balance at 01.01.2011	1,081,968
Principal borrowed	298,190
Principal repaid	(252,542)
Interest paid	(127,891)
Exchange difference and interest accrued	249,182
Balance at 12.31.2011	1,248,907
Principal borrowed	95,751
Principal repaid	(177,530)
Interest paid	(32,733)
Exchange difference and interest accrued	319,448
Balance at 12.31.2012	1,453,843

The main features of the Company and each of its subsidiaries’ borrowings are detailed below:

THE COMPANY’S BORROWINGS

   Corporate notes programs

The Company is included in a Corporate Notes program, the relevant information of which is detailed below:

Debt issued in United States dollars

				Million of USD					Million of $
Corporate Notes	Class	Rate	Year of Maturity	Debt structure at 01-01-11	Debt purchase in 2011	Issuance 4-26-11	Debt structure at 12-31-11	Debt structure at 12-31-12	At 12-31-12
Floating Rate Par Note	A	LIBO + 2	2019	12.66	(12.66)	—	—	—	—
Fixed Rate Par Note	7	10.50	2017	24.76	—	—	24.76	24.76	121.77
Fixed Rate Par Note (1)	9	9.75	2022	219.18	(41.45)	69.70	247.43	247.43	1,222.51
Total				256.60	(54.11)	69.70	272.19	272.19	1,344.28

(1)	Net of issuance expenses.

Debt issued in Argentine pesos

	Debt Structure (Million of $)
Corporate Notes	Class	Rate	Year of Maturity	At 12.31.12
Floating Rate Par Note	8	BADLAR + 6,75	2013	11.66
Total				11.66

The Company used the net proceeds from the sale of the Corporate Notes in these offerings to refinance part of its short-term indebtedness, finance its capital expenditures plan and increase working capital.

The main covenants are the following:

i.	Negative Covenants

The terms and conditions of the Corporate Notes include a series of negative covenants that limit the Company’s actions with regard to, among others, the following:

- encumbrance or authorization to encumber its property or assets;
- incurrence of indebtedness, in certain specified cases;
- sale of the Company’s assets related to its main business;
- carrying out of transactions with shareholders or related companies;
- making certain payments (including, among others, dividends, purchases of Edenor’s common shares or payments on subordinated debt).

EDENOR S.A.
Notes to the Consolidated Financial Statements as at December 31, 2012, 2011 and January 1, 2011
(Continued)

ii.	Suspension of Covenants:

Certain negative covenants stipulated in the terms and conditions of the Corporate Notes will be suspended or adjusted if:

The Company’s long-term debt rating is raised to Investment Grade, or the Company’s Level of Indebtedness is equal to or lower than 2.5.

If the Company subsequently losses its Investment Grade rating or its Level of Indebtedness is higher than 2.5, as applicable, the suspended negative covenants will be once again in effect.

However, the reinstatement of the covenants will not affect those acts which the Company may have performed during the suspension of such covenants.

EDENOR’S FINANCIAL LOANS

In August 2011, the Company took out a financial loan from Banco Ciudad for a principal amount of $ 5.8 million accruing interest at an annual rate of 14.8% and falling due on February 6, 2012. Interest is paid on a monthly basis as from August 31, 2011. At the closing date of these consolidated financial statements, the Company entered into an Addendum with Banco Ciudad pursuant to which the maturity date of the aforementioned loan is extended to February 2014.

Additionally, in March and June 2011, the Company took out loans from Banco de la Provincia de Buenos Aires for a total principal amount of $ 22 million accruing interest at an annual rate of 14% and falling due in March 2012, May 2012 and June 2014. Interest is paid on a monthly basis.

At December 31, 2012 and 2011, the outstanding balance under the aforementioned loans amounts to $ 1.17 million and $ 13.86 million respectively.

 AESEBA’S FINANCIAL LOANS

Loans

On March 4, 2011, EDEN S.A. made an early repayment of the balance outstanding at that date under the financial loan granted by Standard Bank Argentina S.A. and HSBC Argentina S.A. Such repayment was made with the Distribution Company’s own funds and the proceeds of a loan in local currency for $ 80 million granted at that date to EDEN S.A. by the Company. As stipulated in the original loan agreement, the loan accrues interest at an annual nominal rate of 16% with both principal and interest falling due on April 30, 2011.

On April 29, 2011, EDEN S.A. agreed with the Company to extend the maturity date of the loan to April 30, 2012, having paid at that time interest accrued through April 30, 2011 for $ 2 million. Additionally, the new agreement stipulates that interest will be paid semi-annually in arrears, with the first installment falling due on October 31, 2011.

Furthermore, on November 3, 2011, EDEN S.A. entered into an agreement with the Company for the granting of a USD 3.1 million one-year term loan to be applied to the settlement of the debt with the management operator. As stipulated in the agreement, the loan accrues compensatory interest at an annual nominal rate of 8.5% payable quarterly, with principal falling due at maturity.

On February 10, 2012, EDEN entered into an agreement with Banco Nación Argentina for the granting of a $ 60 million two-year term loan. The loan accrues compensatory interest at the Badlar rate plus 400 basis points, with principal and interest payments falling due on a monthly basis. Such amount was applied to the repayment of the financial loan granted by Edenor.

On June 22, 2012, Empresa Distribuidora de Energía Norte S.A. entered into an overdraft agreement with Banco Santander Rio, the main aspects of which are as follow: (i) the Bank will grant financial assistance for a maximum amount of up to $ 35 million to be provided by means of three applications under the overdraft agreement; (ii) the funds will be mainly used to refinance working capital; (iii) the final maturity of the funds will be as follow: two applications for $ 5 million each, on July 23, 2012 and August 21, 2012, respectively; the remaining application, for an amount of $ 25 million, will fall due on February 27, 2013; (iv) the funds will accrue compensatory interest at an annual nominal rate (ANR) of 16.50%; 16.75% and 21.75% respectively, which will be fixed during the term of each application under the overdraft agreement; (v) Empresa Distribuidora de Energía Norte S.A. will pay late payment/default interest at an annual nominal rate equivalent to 50% of the applicable interest rate if it does not pay amounts when due or fails to comply with any of its payment obligations.

EDENOR S.A.
Notes to the Consolidated Financial Statements as at December 31, 2012, 2011 and January 1, 2011
(Continued)

On April 13, 2012, EDEN Shareholders’ Meeting approved: (i) the creation of a short-term debt securities program of up to $200,000,000 (or its equivalent in other currencies) outstanding at any time, in the form of unsecured, subordinated or not, with or without limited recourse, and with or without third-party guarantee short-term (simple, non-convertible into shares) corporate notes, promissory notes and/or short-term securities, under the special system of short-term debt securities established in the CNV’s Regulations,  (ii) the issuance, in the framework of the Program, of unsecured, subordinated or not, with or without limited recourse, and with or without third-party guarantee short-term (simple, non-convertible into shares) corporate notes for up to the maximum amount of the Program outstanding at any time, to be issued in one or more classes and/or series and denominated in pesos and/or in any other currency, and (iii) the consideration of the application for the registration of the company in the special registry for the issuance and public offering, to qualified investors only, of short-term debt securities.

On June 26, 2012, the CNV informed about the registration of the application made by the Subsidiary Company in accordance with that mentioned in the preceding paragraph. As of the date of these Financial Statements, the Program’s approval is in process.

25.	Salaries and social security

a)	Salaries and social security taxes payable

	12.31.12	12.31.11	01.01.11
Non-current
Early retirements payable	1,983	5,526	6,845
Seniority-based bonus	15,477	18,065	12,432
Total non-current	17,460	23,591	19,277

Current
Salaries payable and provisions	327,568	260,007	160,616
Social security taxes payable	53,018	10,536	13,651
Early retirements payable	3,721	5,246	6,165
Total current	384,307	275,789	180,432

b)	Salaries and social security taxes expenses

	12.31.12	12.31.11
Salaries	663,434	480,948
Social security taxes	220,352	189,448
Total salaries and social security taxes	883,786	670,396

Early retirements payable correspond to individual optional agreements. After employees reach a specific age, the Company may offer them this option. The related accrued liability represents future payment obligations which at December 31, 2012, 2011 and January 1, 2011, amount to $ 3.72 million, $ 5.25 million and $ 6.17 million (current) and $ 1.98 million, $ 5.53 million and $ 6.85 million (non-current), respectively.

A seniority-based bonus to be granted to employees with a certain number of years of service, as stipulated in collective bargaining agreements in effect. As of December 31, 2012, 2011 and January 1° 2011, the accrual for such bonuses amounted to $ 15.48 million, $ 18.07 million and $ 12.43 million, respectively.

At December 31, 2012, 2011 and January 1,2011, the number of contracted employees amounts to 2,966, 2,836 and 2,687, respectively.

EDENOR S.A.
Notes to the Consolidated Financial Statements as at December 31, 2012, 2011 and January 1, 2011
(Continued)

26.	Benefit plans

Benefit plans grants to employees which certain age and in condition to be retired under ordinary pension plan.

The amounts and conditions vary in accordance with the collective bargaining agreement and for employees who are not union members.

	12.31.12	12.31.11	01.01.11
Non-current	97,436	83,503	41,492
Current	14,968	11,326	—
Total Benefit plans	112,404	94,829	41,492

The detail of the benefit plan obligations at December 31, 2012 and 2011 is as follows:

	12.31.12	12.31.11
Benefit payment obligations at beginning of year (1)	94,829	73,155
Current service cost	5,134	3,211
Interest cost	25,892	12,436
Actuarial losses	(4,701)	13,764
Benefits paid to participating employees	(8,750)	(7,737)
Benefit payment obligations at end of year	112,404	94,829

(1)	Include $ 31.67 million related to EDEN S.A. business combination.

The breakdown of the benefit obligations by segments is as follow:

Segment information:
EDENOR	67,104	58,666
AESEBA	45,300	36,163
	112,404	94,829

At December 31, 2012, 2011 and January 1, 2011, the Company does not have any assets related to the benefit plans or post-retirement benefits.

The detail of the charge recognized in the consolidated statement of comprehensive loss is as follows:

	12.31.12	12.31.11
Cost	5,134	3,211
Interest	25,892	12,436
	31,026	15,647

The main actuarial assumptions used by the Company were the following:

	12.31.12	12.31.11
Discount rate	6%	6%
Salary increase	2%	2%
Inflation	22%	29%

The following information shows the effect of a 1% variation in the discount rate for the projection at December 31, 2012 and 2011:

	Changes in assumptions	Increase in assumptions	Decrease in assumptions
Discount rate	1%	6.75%	5.93%
Salary growth rate	1%	6.28%	5.56%

Estimates based on actuarial techniques imply the use of statistical tools, such as the so-called demographic tables used in the actuarial valuation of Edenor S.A. active personnel.

EDENOR S.A.
Notes to the Consolidated Financial Statements as at December 31, 2012, 2011 and January 1, 2011
(Continued)

In order to determine the mortality of Edenor active personnel, the “Group Annuity Mortality of the year 1971” has been used. In general, a mortality table shows for each age group the probability that a person in any such age group will die before reaching a predetermined age. Male and female mortality tables are elaborated separately inasmuch as men and women’s mortality rates are substantially different.

In order to estimate total and permanent disability due to any cause, 80% of the “1985 Pension Disability Study” table has been used.

In order to estimate the probability that Edenor S.A. active personnel will leave the Company or stay therein, the “ESA 77” table has been used.

Liabilities related to the above-mentioned benefit plans have been determined contemplating all the rights accrued by the beneficiaries of the plans through the closing date of the year ended December 31, 2012.

27.	Income tax and tax on minimum presumed income

The analysis of deferred tax assets and liabilities is as follows:

	12.31.12	12.31.11	01.01.11
Deferred tax assets:
Deferred tax assets to be recovered in more than 12 months	366,307	131,421	172,147
Deferred tax assets to be recovered in less than 12 months	7,044	6,205	18,562
	373,351	137,626	190,709
Deferred tax liabilities:
Deferred tax liabilities to be recovered in more than 12 months	(590,145)	(471,129)	(436,502)
Deferred tax liabilities to be recovered in less than 12 months	(13,617)	(15,246)	(4,486)
	(603,762)	(486,375)	(440,988)

The rollforward of deferred tax assets and liabilities considered at December 31, 2012 and 2011, respectively, is detailed below:

Balance at January 1, 2011	(250,279)
Charged to the statement of comprehensive loss	(114,147)
Charged to other comprehensive loss	10,192
Effect for acquisition of subsidiaries net of subsidiaries classified as held for sale	5,485
Balance at December 31, 2011	(348,749)
Charged to the statement of comprehensive loss	119,984
Charged to other comprehensive loss	(1,646)
Balance at December 31, 2012	(230,411)

Deferred tax liabilities:	Total	Property, plant and equipment and Other
Balance at January 1, 2011	440,988	440,988
Charged to the statement of comprehensive loss	45,387	45,387
Balance at December 31, 2011	486,375	486,375
Charged to the statement of comprehensive loss	117,387	117,387
Balance at December 31, 2012	603,762	603,762

Deferred tax assets:	Total	Accrued provisions and provisions for impairment	Tax losses carryforward	Other
Balance at January 1, 2011	190,709	178,681	11,586	442
Business combinations	5,485	5,485	—	—
Charged to the statement of comprehensive loss	(68,760)	(56,770)	(11,586)	(404)
Charged to other comprehensive loss	10,192	10,192	—	—
Balance at December 31, 2011	137,626	137,588	—	38
Charged to the statement of comprehensive loss	237,371	237,356	—	15
Charged to other comprehensive loss	(1,646)	(1,646)	—	—
Balance at December 31, 2012	373,351	373,298	—	53

EDENOR S.A.
Notes to the Consolidated Financial Statements as at December 31, 2012, 2011 and January 1, 2011
(Continued)

The detail of the income tax charge is disclosed below:

	12.31.2012	12.31.2011
Current tax	4,602	40,266
Deferred tax	(119,985)	114,147
Difference between provision and tax return	15,604	(1,442)
Income tax	(99,779)	152,971

The reconciliation between income tax as charged to the results of operations and the amount that would result from applying the tax rate in effect to the results of operations before taxes, is as follows:

	12.31.2012	12.31.2011
Loss before income tax	(1,090,828)	1,121
Subtotal	(1,090,828)	1,121
Applicable tax rate	35%	35%
(Loss) Profit at the tax rate	(381,790)	392
Tax effects of:
Unrecognized losses carryforward	262,059	149,011
Permanent diferences	4,348	5,010
Difference between provision and tax return	15,604	(1,442)
Income tax	(99,779)	152,971

Tax losses carryforward in effect and not recognized in the financial statements, in accordance with that mentioned in Note 1, are as follow:

Tax loss carryforward	Amount	Rate 35%	Year of expiration
Generated in fiscal year 2008	70	25	2013
Generated in fiscal year 2009	12,134	4,247	2014
Generated in fiscal year 2010	25,048	8,767	2015
Generated in fiscal year 2011	262,997	92,049	2016
Generated in fiscal year 2012	932,712	326,449	2017
Total tax loss carryfoward al December 31, 2012	1,232,961	431,537

Additionally, at December 31, 2012, the minimum presumed income tax receivable of $ 26.2 million have been disclosed in other non-current receivables.

The detail of the aforementioned receivable is as follows.

Minimum presumed income tax receivable	Amount	Year of expiration
Generated in fiscal year 2010	17,330	2020
Generated in fiscal year 2011	34,683	2021
Generated in fiscal year 2012	35,805	2022
	87,818

28.	Taxes liabilities

	12.31.12	12.31.11	01.01.11
Non-current:
Tax regularization plan Law No. 26,476	9,971	17,652	8,979
Total Non-current	9,971	17,652	8,979

Current:
Provincial, municipal and federal contributions and taxes	88,720	44,130	32,024
VAT payable	21,204	14,196	30,901
Income tax and tax on minimum presumed income (net of advances and payments on account)	4,525	19,093	—
Withholdings taxes	35,873	20,358	9,798
Municipal taxes	40,462	36,855	27,159
Tax regularization plan Law No. 26,476	2,825	1,415	1,364
Other	8,937	11,676	9,834
Total Current	202,546	147,723	111,080

EDENOR S.A.
Notes to the Consolidated Financial Statements as at December 31, 2012, 2011 and January 1, 2011
(Continued)

29.	Leases

•	As lessee

The features that these lease contracts have in common are that lease payments (installments) are established as fixed amounts; there are neither purchase option clauses nor renewal term clauses (except for the lease contract of the Energy Handling and Transformation Center that has an automatic renewal clause for the term thereof); and there are prohibitions such as: transferring or sub-leasing the building, changing its use and/or making any kind of modifications thereto. All operating lease contracts have cancelable terms and lease periods of 2 to 13 years.

Among them the following can be mentioned: commercial offices, two warehouses, the headquarters building (comprised of administration, commercial and technical offices), the Energy Handling and Transformation Center (two buildings and a plot of land located within the perimeter of Central Nuevo Puerto and Puerto Nuevo) and Las Heras substation.

At December 31, 2012, 2011 and January 1, 2011, future minimum payments with respect to operating leases are as follow:

	12.31.12	12.31.11	01.01.11
2011	—	—	6,748
2012	—	12,101	8,659
2013	16,653	9,483	8,470
2014	17,006	9,087	8,406
2015	9,657	3,127	2,900
2016	4,943	147	147
2017	4,753	147	—
2018	147	—	—
Total minimum future payments	53,159	34,092	35,330

Total rental expenses for all operating leases for the years ended December 31, 2011 and 2012 are as follow:

	12.31.12	12.31.11
Total lease expenses	14,687	11,751

•	As lessor

The Company has entered into operating lease contracts with certain cable television companies granting them the right to use the poles of the Company’s network. Most of these lease contracts include automatic renewal clauses.

At December 31, 2012, 2011 and January 1, 2011, future minimum lease collections with respect to operating leases are as follow:

	12.31.12	12.31.11	01.01.11
2011	—	—	20,898
2012	—	26,836	1,924
2013	42,817	24,383	89
2014	3,299	22	20
2015	146	—	—
2016	—	—	—
2017	—	—	—
2018	—	—	—
Total future minimum lease collections	46,262	51,241	22,931

EDENOR S.A.
Notes to the Consolidated Financial Statements as at December 31, 2012, 2011 and January 1, 2011
(Continued)

Total rental income for all operating leases for the years ended December 31, 2011 and 2012 is as follows:

	12.31.12	12.31.11
Total lease income	34,762	22,511

The information contained in this note relates exclusively to Edenor S.A. as the effect of the Subsidiaries is not significant.

30.	Provisions

	Non-current liabilities	Current liabilities
	Contingencies	Contingencies
Balances at beginning of year 01.01.11	6,816	57,832
Balances incorporates for acquisitions of companies	2,751	17,169
Increases	4,490	3,604
Decreases	(1,454)	(14,720)
Reclassifications	53,541	(53,541)
Balances at end of year 31.12.11	66,144	10,344
Increases	13,700	12,742
Increases related companies	—	—
Decreases	—	(12,418)
Reclassifications	175	(175)
Balances at end of year 31.12.12	80,019	10,493

31.	Revenue from sales

	12.31.12	12.31.11
Sales of Electricity	3,679,264	2,771,226
Right of use on poles	39,012	26,604
Connection charges	4,951	5,631
Reconnection charges	2,029	2,356
	3,725,256	2,805,817

32.	Expenses by nature

The detail of expenses by nature (including those relating to discontinued operations) is as follows:

	12.31.12
Description	Transmission and distribution expenses	Selling expenses	Administrative expenses	Total
Salaries and social security taxes	582,365	161,840	139,581	883,786
Pension plan	13,324	3,368	14,334	31,026
Communication expenses	7,890	20,852	3,860	32,602
Allowance for doubtful accounts	—	18,520	—	18,520
Supplies consumption	93,130	—	6,513	99,643
Rent and insurance	5,120	—	18,504	23,624
Security services	11,839	3,430	4,570	19,839
Fees and remuneration for services	495,328	170,534	78,326	744,188
Maintenance expenses	32,815	—	11,574	44,389
Public relations and marketing	—	—	4,808	4,808
Advertising and sponsorship	—	—	2,477	2,477
Reimbursement to personnel	1,640	359	1,105	3,104
Depreciation of property, plant and equipment	187,454	7,165	3,252	197,871
Amortization of intangible assets	24,891	—	—	24,891
Directors and Supervisory Committee members’ fees	—	—	2,695	2,695
ENRE penalties	113,632	11,018	—	124,650
Taxes and charges	—	32,506	3,516	36,022
Other	644	811	1,289	2,744
Total at 12.31.2012	1,570,072	430,403	296,404	2,296,879

EDENOR S.A.
Notes to the Consolidated Financial Statements as at December 31, 2012, 2011 and January 1, 2011
(Continued)

The expenses included in the chart above are net of the Company’s own expenses capitalized in property, plant and equipment at December 31, 2012 for $ 107.54 million.

	12.31.11
Description	Transmission and distribution expenses	Selling expenses	Administrative expenses	Total
Salaries and social security taxes	462,747	110,273	97,376	670,396
Pension plan	10,801	2,574	2,272	15,647
Communication expenses	6,714	16,579	4,401	27,694
Allowance for doubtful accounts	—	10,808	—	10,808
Supplies consumption	57,225	1,152	3,288	61,665
Rent and insurance	4,124	527	14,545	19,196
Security services	8,159	2,281	3,803	14,243
Fees and remuneration for services	249,525	129,261	62,680	441,466
Maintenance expenses	11,583	—	4,086	15,669
Public relations and marketing	—	—	11,212	11,212
Advertising and sponsorship	—	392	5,857	6,249
Reimbursement to personnel	1,507	314	1,059	2,880
Depreciation of property, plant and equipment	183,159	1,997	2,737	187,893
Amortization of intangible assets	20,093	—	—	20,093
Directors and Supervisory Committee members’ fees	—	—	4,868	4,868
ENRE penalties	74,753	6,305	—	81,058
Taxes and charges	—	26,992	2,101	29,093
Other	4,435	857	4,031	9,323
Total at 12.31.2011	1,094,825	310,312	224,316	1,629,453

The expenses included in the chart above are net of the Company’s own expenses capitalized in property, plant and equipment at December 31, 2011 for $ 76.89 million.

33.	Other operating income / (expense)

	12.31.12	12.31.11
Other operating income
Services provided to third parties	15,866	14,898
Commissions on municipal taxes collection	6,650	5,387
Other net income with Related Companies	2,790	352
Recovery of tax credits	5,112	6,606
Others	2,918	658
Total other operating income	33,336	27,901

Other operating expense
Net expense from technical services	(10,598)	(5,148)
Cost for services provided to third parties	(13,688)	(8,013)
Voluntary Retirements - Bonuses	(10,126)	(10,897)
Severance paid	(4,819)	(5,844)
Impairment of other receivables (Note 40)	(37,266)	—
Provision for contingencies	(26,442)	(8,094)
Disposals of property, plant and equipment	(1,886)	(1,878)
Disposals of intangible assets	(7,962)	(10,737)
Transaction costs	—	(4,269)
Total other operating expense	(112,787)	(54,880)

EDENOR S.A.
Notes to the Consolidated Financial Statements as at December 31, 2012, 2011 and January 1, 2011
(Continued)

34.	Net financial expense

	12.31.12	12.31.11
Financial income
Late payment charges	29,130	31,269
Interest	56,879	24,299
Total financial income	86,009	55,568

Financial expenses
Financial interest (1)	(160,757)	(156,958)
Fiscal interest	(11,920)	(2,501)
Commercial interest	(64,501)	(5,137)
Bank fees and expenses	(59,670)	(51,527)
Total financial expenses	(296,848)	(216,123)

Other financial results
Exchange differences	(194,087)	(102,822)
Adjustment to present value of retroactive tariff increase arising from the application of the new electricity rate schedule and other trade receivables	421	1,170
Changes in fair value of financial instruments	39,053	13,296
Gain from the purchase of financial debt	—	6,546
Other financial results	(12,085)	(15,404)
Total other financial results	(166,698)	(97,214)
Total net financial expense	(377,537)	(257,769)

(1)	Net of financial costs capitalized for the years ended December 31, 2012 and 2011, amounted to $ 107.54 million and $ 76.89 million, respectively.

35.	Gain (losses) per share

Basic

The basic losses per share are computed by dividing the result attributable to the holders of the Company’s equity instruments by the weighted average number of common shares outstanding at December 31, 2012 and 2011,  excluding treasury shares acquired by the Company (Notes 4.26 and 19).

Diluted

Diluted losses per share is calculated by adjusting the weighted average number of ordinary shares outstanding to assume conversion of all dilutive potential ordinary shares. There are no losses per share dilution, as the Company has issued neither preferred shares nor corporate notes convertible into common shares.

	12.31.12		12.31.11
	Continuing operations	Discontinued operations	Continuing operations	Discontinued operations
Loss for the year attributable to the parent	(1,000,621)	(15,849)	(157,675)	(146,382)
Weighted average number of thousands common shares outstanding	897,043	897,043	897,043	897,043
Basic and diluted (loss) gain per share – in pesos	(1.12)	(0.02)	(0.17)	(0.16)

The Company has not issued any stock option.

EDENOR S.A.
Notes to the Consolidated Financial Statements as at December 31, 2012, 2011 and January 1, 2011
(Continued)

36.	Transactions among related parties

•	Transactions carried out among related parties are as follow:

a.	Income

EDENOR

Companies	Description	12.31.12	12.31.11
CYCSA	Other income	2,790	352
PYSSA	Interest	—	25
PESA	Interest	5,572	—
		8,362	377

b.	Expense

EDENOR

Companies	Description	12.31.12	12.31.11

EASA	Technical advisory services on financial matters	(11,325)	(10,300)
SACME	Implementation of operative system	(10,883)	(8,009)
Errecondo, Salaverri, Dellatorre, Gonzalez & Burgio	Legal fees	(685)	(3,534)
PYSSA	Financial and granting of loan services to customers	(74)	(90)
PESA	Financing expenses and costs	—	(1,760)
		(22,967)	(23,693)

EDEN

Companies	Description	12.31.12	12.31.11
EASA	Financing expenses and costs	(15,461)	(10,969)
EASA	Exchange difference on commercial debts	(790)	—
CTG	Electric power purchase	(2,495)	(307)
CPB	Electric power purchase	(13,689)	(1,109)
		(32,435)	(12,385)

•	Balances carried out among related parties are as follow:

c.	Financial assets at fair value, receivables and payables

EDENOR

Companies	12.31.12	12.31.11	01.01.11

Financial assets at fair value
Transener S.A.	—	—	17,527
	—	—	17,527

Other receivables
SACME	9,007	8,068	4,168
PESA (Note 40)	43,285	179	—
PYSSA	—	35	1
	52,292	8,282	4,169

Companies	12.31.12	12.31.11	01.01.11

Trade payables
EASA	—	(1,080)	—
PYSSA	—	(8)	(8)
	—	(1,088)	(8)

Other liabilities
SACME	(2,375)	(1,317)	(1,392)
PESA	(7)	(9,252)	—
	(2,382)	(10,569)	(1,392)

EDENOR S.A.
Notes to the Consolidated Financial Statements as at December 31, 2012, 2011 and January 1, 2011
(Continued)

EDEN

Companies	12.31.12	12.31.11	01.01.11

Trade payables
POWERCO	(873)	(5)	—
EASA	(11,178)	(2,561)	—
CTG	(488)	(343)	—
CPB	(1,718)	(68)	—
	(14,257)	(2,977)	—

AESEBA

Companies	12.31.12	12.31.11	01.01.11

Other liabilities - Dividends
PISA	—	(5,028)	—
	—	(5,028)	—

d.	Key management personnel’s remuneration

	12.31.12	12.31.11	01.01.11

Salaries	32,648	29,128	21,618
	32,648	29,128	21,618

Other receivables with related parties are not secured and do not accrue interest. No allowances have been recorded for these concepts in any of the periods covered by these financial statements.

The main agreements entered into with related parties are as follow:

(a)   Agreement with Comunicaciones y Consumos S.A.

During 2007 and 2008, the Company and Comunicaciones y Consumos S.A. (CYCSA) entered into agreements pursuant to which the Company granted CYCSA the exclusive right to provide telecommunications services to the Company customers through the use of the Company’s network in accordance with the provisions of Decree No. 764/2000 of the Federal Government, which contemplates the integration of voice, data and image transmission services through the existing infrastructure of electricity distribution companies such as the Company’s network, as well as the right to use the poles and towers of overhead lines under certain conditions. Additionally, the Company has the right to use part of the optical fiber capacity. In accordance with the terms of the agreement, CYCSA will be responsible for all maintenance expenses and expenses related to the adapting of the Company’s network for the rendering of such telecommunications services. The term of the agreement, which was originally ten years to commence from the date on which CYCSA were granted the license to render telecommunications services, was subsequently extended to 20 years by virtue of an addendum to the agreement. In consideration of the use of the network, CYCSA grants the Company 2% of the annual charges collected from customers, before taxes, as well as 10% of the profits obtained from provision of services.

(b)   Agreement with Préstamos y Servicios S.A.

The agreement grants Préstamos y Servicios S.A. (PYSSA) the exclusive right to conduct its direct and marketing services through the use of the Company’s mailing services. The agreement established that its term was subject to the authorization of the National Regulatory Authority for the Distribution of Electricity, which approved this through Resolution ENRE No. 381/2007.

The activities related to the aforementioned agreement have been temporarily suspended in the Company’s offices.

(c)   Agreement with Electricidad Argentina S.A.

The agreement stipulates the provision to the Company of technical advisory services on financial matters as from September 19, 2005 for a term of five years, which has been extended for another 5 years until 2015. In consideration of these services, the Company pays EASA an annual amount of USD 2.5 million.  Any of the parties may terminate the agreement at any time by giving 60 days’ notice, without having to comply with any further obligations or paying any indemnification to the other party.

EDENOR S.A.
Notes to the Consolidated Financial Statements as at December 31, 2012, 2011 and January 1, 2011
(Continued)

(d)   Loan with subsidiaries and related companies (Section 33 Law No. 19,550)

Loan with Pampa Energía S.A.

On March 4, 2011, the Company and Pampa Energía S.A. entered into an agreement pursuant to which the Company would receive a USD 5 million two-year term loan at an annual rate of 5%. The loan was used to finance several investments that the Company intended to make in accordance with its business plan. This loan was repaid on November 3, 2011.

Loan with subsidiaries

On April 29, 2011, the Company entered into an agreement with EDEN, EDESAL, EDELAR and EDESA for the refinancing of the loans granted to them at the time of acquisition with the purpose of allowing for the restructuring of their financial loans, for $ 80 million in the case of EDEN, $ 31.178 million in the case of EDELAR, $ 131.320 million in the case of EDESA and $ 37.503 million in the case of EDESAL, at an annual nominal rate of 16% on each of them, with interest falling due semiannually on October 31, 2011 and April 30, 2012. The one-year term loans fall due on April 30, 2012. The financing conditions are in accordance with those usually obtained in the market for this type of transactions.

At December 31, 2012, the Company recorded an allowance of $ 37.266 million for the total amount of the loan granted to EDELAR, as it considers it unlikely that such subsidiary, considering its current cash flows, will comply with payment when due.

With the exception of the previously mentioned loan to EDELAR, at the date of issuance of these Financial Statements, the other loans have been totally repaid by the Subsidiaries.

Furthermore, on November 3, 2011, the Company granted a loan to EDEN for USD 3.1 million at an annual nominal rate of 8.50% and final maturity on November 2, 2012.

During November 2012, the Company granted loans to EMDERSA for a total amount of $ 0.60 million that fall due on May 31, 2013 and November 20, 2013, and accrue at an annual rate of 16%.

37.	Transactions with non-controlling interest

In the June-December 2011 period, in successive market transactions, the Company acquired 2,951,000, 281,294 and 15,000 common shares of EMDERSA, representing 1.25%, 0.12% and 0.0064% of that company’s capital stock and votes, respectively.  In this manner, the Company has increased its interest in EMDERSA to 78.56%. The Company derecognized $ 9.86 million of non-controlling interest and recorded an increase in equity attributed to the owners of the parent of $ 3.45 million.

	12.31.12	12.31.11
Carrying amount of non-controlling interest acquired	—	9,861
Consideration paid to non-controlling interest	—	(6,409)
Defect of consideration paid recognised in parent´s equity	—	3,452

38.	Business combinations

Acquisition of EMDERSA and AESEBA

On March 4, 2011, the Company’s Board of Directors approved an offer from its indirect controlling company Pampa Energía S.A. (“Pampa”), pursuant to which the Company was offered the possibility of acquiring certain electricity distribution assets, which Pampa was entitled to acquire (either directly or through one or more subsidiaries), from Grupo AEI in accordance with an agreement entered into on January 19, 2011 by and between Pampa, party of the first part, and AEI Utilities, S.L., a limited company (sociedad limitada) organized under the laws of Spain ("AEIU"), AEI Servicios Argentina S.A., a corporation (sociedad anónima) organized under the laws of Argentina, and AEI, a company organized under the laws of the Cayman Islands, parties of the second part.

As a consequence of the acceptance by the Company of said offer, Edenor S.A. was appointed by Pampa as the acquiring party under the PESA-AEI Agreement. Therefore, on March 4, 2011, the Company acquired from AEIU (i) 182,224,095 common shares of EMDERSA S.A. (“Emdersa”), representing 77.19% of Emdersa’s capital stock and votes (“Emdersa Shares”), (ii) 2 common shares of Empresa Distribuidora de San Luis S.A. (“Edesal”) representing 0.01% of Edesal’s capital stock and votes, (iii) 600 common shares of Emdersa Generación Salta S.A. (“EGSSA”)  representing 0.02% of EGGSA’s capital stock and votes, (iv) 1 common share of Empresa Distribuidora de Electricidad de la Rioja S.A. (“EDELAR”) representing 0.01% of EDELAR’s capital stock and votes, (v) 1 common share of Empresa de Sistemas Eléctricos Abiertos S.A. (“ESED”) representing 0.01% of ESED’s capital stock and votes, (all the shares mentioned in items (ii) through (v) hereinafter referred to as the “Residual Shares”) and (vi) 29,118,127 common shares of AESEBA S.A. representing 99.99% of AESEBA’s capital stock and votes (“AESEBA’s Shares”). The price paid by the Company for the aforementioned assets amounted to USD 90,000 thousand for Emdersa’s Shares and the Residual Shares acquired from AEIU and to USD 49,998 thousand for AESEBA’s Shares acquired from AEIU.

EDENOR S.A.
Notes to the Consolidated Financial Statements as at December 31, 2012, 2011 and January 1, 2011
(Continued)

Emdersa holds: (i) 99.99% of EDESAL’s capital stock and votes, (ii) 90% of the capital stock and votes of Empresa Distribuidora de Electricidad de Salta S.A. ("EDESA"),  (iii) 99.98% of EGSSA’s  capital stock and votes, and (iv) 99.99% of EDELAR’s capital stock and votes. EDESA holds 99.99% of ESED’s capital stock and votes. Furthermore, AESEBA in turn holds 90% of the capital stock and votes of Empresa Distribuidora de Energía Norte, S.A. ("EDEN"), which provides electricity distribution services in the northern and central parts of the Province of Buenos Aires.

Within the framework of the offer made by Pampa and accepted by the Company, the parties have additionally agreed that if within the 3 years following acquisition date of Emdersa’s Shares, the Residual Shares and AESEBA’s Shares, the Company sold either totally or partially any of such shares, Pampa would be entitled to receive from the Company a payment equivalent to 50% of the amount received for the sale thereof in excess of the amount paid to AEIU for any of such Shares (Emdersa’s Shares and/or Residual Shares and/or AESEBA’s Shares).

In order to evaluate the above described transaction, the Company engaged the services of the investment bank Citigroup Global Markets Inc. (“Citigroup”) to render a fairness opinion to the Company’s Board of Directors, concerning the fairness of the price that would have to be paid for Emdersa’s shares, the Residual shares and AESEBA’s shares. The opinion of the Company’s Audit Committee was also requested. Both Citigroup and the Company’s Audit Committee rendered their opinion, prior to the acquisition, stating that the informed values were adequate and within the market’s parameters.

In compliance with current regulations, the Company has formally consulted the National Securities Commission about the steps to be followed with regard to the public offering for the acquisition of Emdersa’s shares that the Company is required to make to Emdersa’s minority shareholders due to the change in that company’s control and in accordance with the provisions of Decree No. 677/01 and the National Securities Commission’s regulations. The aforementioned consultation was made due to the fact that the authorization and carrying out of the public acquisition offering that for the same reasons is to be carried out by AEIU at a price of USD 0.68 per Emdersa’s common share, is still pending. Therefore, the situation generated by the potential coexistence of two public offerings should, in the Company’s opinion, be clarified.

The Company has fully assumed its obligation to carry out the public acquisition offering it is required to make due to the new change in Emdersa’s control, which will be carried out at the same price per Emdersa’s common share that the Company paid to AEIU, i.e. USD 0.49 per Emdersa’s common share, in the manner and time period established by the control authority. The carrying out of said public acquisition offering was approved by the Company’s Board of Directors on March 4, 2011, and constitutes an irrevocable commitment with Emdersa’s shareholders.

Furthermore, the Company has initiated the proceedings aimed at obtaining authorization from the corresponding control authorities

Finally, within the framework of the reported transaction for the acquisition of shares, the change in control of the acquired companies constitutes grounds for calling the loans taken out by their subsidiaries due. Therefore, on March 4, 2011, the Company granted to them a series of loans at an annual interest rate of 16% and final maturity on April 30, 2011 in order for them to be in a better position to negotiate the restructuring. The loans have been distributed in the following manner: i) EDEN 80,000; ii) EDELAR 31,178; iii) EDESA 131,320 and iv) EDESAL 37,503, which was repaid on October 25, 2011.

The purpose of companies acquired is to engage in the distribution and sale of electricity within specific concession areas. The Company decided to acquired this group of assets because the seller had started a process for divesting its net assets in the region. Consequently, it sold this group of assets at market values which were lower than their respective fair value.

The acquisitions have been recorded in accordance with the purchase method on the basis of the fair value measurements of the acquired assets and liabilities.

EDENOR S.A.
Notes to the Consolidated Financial Statements as at December 31, 2012, 2011 and January 1, 2011
(Continued)

The consideration paid, the amount of the net acquired assets recognized at acquisition date and the generated gain are as follow:

$
Consideration:
Cash	(561,953)
Consideration transferred	(561,953)
Fair value of net assets acquired	996,912
Gain burgain purchase	434,959

In addition, under NIIF the excess of the fair value of the net assets acquired, including those recognized in the reassessment of the purchase price allocation, over the consideration paid and the non-controlling interest has been considered as a gain in bargain purchase, because the seller had started a process for divesting its net assets in the region and, consequently, it sold them at values lower than their respective fair value.

This gain from acquisition of companies is included in the consolidated statement of comprehensive loss.

The fair value of the assets acquired and liabilities assumed, recognized at the date of acquisition, as well as the fair value of the non-controlling interest are as follow:

Fair value
Cash and cash equivalents	119,042
Property, plant and equipment	1,120,925
Intangible assets	760,479
Inventories	4,256
Trade receivables	255,260
Other receivables	84,649
Trade payables	(257,770)
Borrowings	(450,018)
Deferred tax liability	(78,845)
Other liabilities	(331,026)
Net assets	1,226,952
Non-controlling interests	(230,040)
Net assets acquired	996,912

The breakdown of cash and cash equivalents applied to the acquisition was the following:

Consideration paid – Argentine GAAP	(566,222)
Transaction costs (See Note 30)	4,269
Consideration paid – IFRS	(561,953)
Cash and cash equivalents in acquired companies	119,042
Net cash outflow for acquisition of companies	(442,911)

Proforma (unaudited):

The amounts of EMDERSA and AESEBA´s revenues and earning included in EDENOR´s Consolidated Statements of Operations for the year ended December 31, 2011, and the revenue and earnings of the combined entity had the acquisition date been January 1, 2011, or January 1, 2010, are as follows:

12.31.11
Net Sales / Services revenues	3,279,157
Net loss	(354,879)

39.	Spin-off Process - EMDERSA

The Extraordinary Shareholders’ Meeting of EMDERSA held on December 16, 2011, which was resumed on  January 13, 2012 after a recess, approved the corporate reorganization consisting of the spin-off of EMDERSA’s following assets, together with any other rights, assets, liabilities or contingencies related to such assets (the Spin-off),: (a) the ownership of the shares held by EMDERSA in Empresa Distribuidora San Luis S.A. (EDESAL), together with all the rights and obligations relating to or arising from such shareholding, as well as any right, obligation or contingency related to EDESAL’s business activity, for the setting up of a new company named EDESAL Holding S.A. (EDESALH); (b) the ownership of the shares held by EMDERSA in Empresa Distribuidora de Electricidad de Salta S.A. (EDESA), together with all the rights and obligations relating to or arising from such shareholding, as well as any right, obligation or contingency related to EDESA’s business activity, for the setting up of a new company named EDESA Holding S.A. (EDESAH); and (c) the ownership of the shares held by EMDERSA in Empresa Generación Salta S.A. (EGSSA), together with all the rights and obligations relating to or arising from such shareholding, as well as any right, obligation or contingency related to EGSSA’s business activity, for the setting up of a new company named EGSSA Holding S.A. (EGSSAH).

EDENOR S.A.
Notes to the Consolidated Financial Statements as at December 31, 2012, 2011 and January 1, 2011
(Continued)

The Spin-off has been approved by the National Securities Commission and registered with the Regulatory Agency of Corporations, together with the registration of the three new companies. On November 8, 2012, the new companies were authorized by the National Securities Commission to go public and obtained admission to the Buenos Aires Stock Exchange listing.

40.	Disposal group classified as held for sale

Company sale agreements and Companies available for sale:

The Company’s Board of Directors approved at different times the offer letters received for the carrying out of the following transactions:

i.	From Rovella Carranza S.A., for the acquisition of the Company’s direct and indirect stake in Edesal (EDESAL Sale).

ii.	From Andes Energía Argentina S.A., to buy a purchase option for the acquisition of the Company’s direct and indirect stake in Edelar (EDELAR Offer).

iii.	From Salta Inversiones Eléctricas S.A. (SIESA), for the acquisition of the Company’s direct and indirect stake in Edesa (EDESA Sale)

iv.	From Pampa Energía S.A. for the acquisition of the Company’s direct and indirect stake in EGSSA (EGSSA Sale).

Additionally, in order for these transactions to be carried out, the Company was required to cause Emdersa to complete its partial spin-off process, which would result in the creation of three new investment companies, EDESAL Holding (holder of 99.99% of EDESAL’s capital stock and votes), EDESA Holding (holder of 90% of EDESA’s capital stock and votes) and EGGSA Holding (holder of 99.99% of EGGSA’s capital stock and votes).

At December 31, 2011, the valuation of these investments at their fair value less costs to sell, and the result of EDESAL sale resulted in a loss of $ 247.87 million, which is set off by the profit made during the same fiscal year, as disclosed in Note 38. The aforementioned loss arises from the process of divesting net assets initiated by the Company; consequently the market value recognized was lower than the fair value.

EDESAL sale

On September 16, 2011, the Board of Directors approved the offer for the acquisition of Edesal by Rovella Carranza S.A. for a total and final price of USD 26.698 million that was paid in two payments. The first of them, for USD 4.005 million was made within the three days of the acceptance of the offer, and the remaining balance, i.e. an amount of USD 22.694 million was collected by the Company on October 25, 2011.

Furthermore, as stipulated in the Offer Letter, on that date EDESAL repaid the financial loan granted by the Company to EDESAL for an amount of 37,503, plus interest accrued through the settlement date.

At that time the Company transferred 24.80% of EMDERSA’s shares and 0.01% of EDESAL’s shares to Rovella Carranza S.A. which set up a collateral trust, comprised by the parties and Deutsche Bank S.A. to ensure compliance with the parties’ obligations.

From the date of final payment and during the term of the trust, EDESAL’s management was in charge of a board of directors appointed by EMDERSA, in accordance with the buyer’s proposal, which is comprised of 5 directors, four (4) of whom were elected by the buyer and one (1) of whom was elected by the seller, and equal number of alternate directors, four (4) of whom were elected by the buyer and one (1) of whom was elected by the seller.

EDENOR S.A.
Notes to the Consolidated Financial Statements as at December 31, 2012, 2011 and January 1, 2011
(Continued)

As security for the compliance with the obligations undertaken, the Company has provided a performance bond in favor of Banco Itaú Argentina S.A. and Standard Bank Argentina S.A. for the total amount of 60,000 thousand as principal plus compensatory interest at an annual nominal rate of up to 16% as collateral for EDESAL’s payment obligations with respect to these banks. The performance bond was enforceable if any of the following conditions precedent (whichever takes place first) occur:

1. That at September 16, 2013, EMDERSA’s spin-off has not been carried out; or

2. That during the term of the trust the Company fails to comply with certain obligations concerning EDESAL’s joint management.

Given the fact that neither of these two conditions occurred, the performance bond was not enforced.

At December 31, 2012, as a consequence of the above-described transaction and EMDERSA’ spin-off resolution, the Company no longer holds any direct or indirect interest in EDESAL HOLDING S.A. or EDESAL.

EDELAR offer

The offer from Andes Energía Argentina S.A. received by the Company in fiscal year 2011 implied a proposal to buy a purchase option for a price of USD 1.5 million to buy, if EMDERSA’s spin-off was completed within the term of 2 years, 78.44% of the Company’s direct and indirect stake in EDELAR for USD 20.29 million, to be paid in two payments. The purchase option was paid by the buyer on September 16, 2011.

Subsequently, the Company’s Board of Directors approved proposals from Andes Energía Argentina S.A. to extend the term until which the buyer could exercise the option, with the Company maintaining the right to freely sell or assign to any third party or cause the sale or assignment of some or all the shares that are the object of the transaction and/or the rights on such shares. In the event that a sale to a third party is made, Andes Energía Argentina S.A.’s option may not be exercised, there being no outstanding payment or any responsibility of any kind for the Company or Andes Energía Argentina S.A.

At December 31, 2012, Andes Energía Argentina S.A.’s purchase option has expired. The Company is currently negotiating with the buyer the terms under which such problem may be solved.

In this regard, and considering both that the Company maintains its decision to sell this asset and that it has received other expressions of interest in connection thereto, which are currently being analyzed although no specific offers have yet been received, such asset continues to be classified as assets available for sale.

At the end of the year being reported, the Company has recorded the assets related to EDELAR at their estimated recoverable value. Consequently, it has recorded a loss of $ 64.8 million in the Loss from discontinued operations line item due to the valuation at fair value less costs to sell (which is estimated to be similar to the asset’s book value) and $ 37.3 million in the Other expense line item, in the understanding that the result of the recoverability analysis of the receivable is part of the controlling company’s own result.

EDESA sale

At December 31, 2011, this investment has been classified as Disposal group and associated liabilities classified as held for sale within assets and has been valued at fair value less costs to sell, which is lower than its book value.

For purposes of determining the fair value less costs to sell, the Company used the incurred acquisition value.

On April 23, 2012, the Company’s Board of Directors accepted the offer made by Salta Inversiones Eléctricas S.A. (“SIESA”) to Edenor S.A. and its subsidiary EMDERSA Holding, for the acquisition of shares representing: (i) 78.44% of the capital stock and voting rights of EDESA Holding, a corporation in the process of formation as a result of the spin-off process of EMDERSA currently underway,  upon the conclusion of which will become the holder of 90% of the capital stock and voting rights of EDESA, which in turn owns 99.99% of ESED’s capital stock and voting rights, and (ii) the remaining 0.01% of ESED.

The transaction was carried out on May 10, 2012 at the offered price payable through the delivery of Argentina’s sovereign debt bonds (Boden 2012) for a value equivalent to $ 100.5 million. Such price was partially cancelled through the payment of $ 83.8 million, with a sixth of the agreed-upon price remaining outstanding, whose payment SIESA is required to make in five annual and consecutive installments in US dollars, with the first of them falling due on May 5, 2013, at a LIBOR + 2% p.a. interest rate. Payments relating to the price will be made (i) in immediately and freely available US dollars through transfer to a bank account specified by the seller, or, alternatively and at the seller’s exclusive option (that may be exercised in respect of each of the payments), (ii) through the delivery to the seller of an amount of Argentina’s sovereign debt bonds.

EDENOR S.A.
Notes to the Consolidated Financial Statements as at December 31, 2012, 2011 and January 1, 2011
(Continued)

As part of the aforementioned transaction, EDESA fully repaid the loan granted by the Company for a total principal amount of 131,300, plus interest accrued, and the buyer released EMDERSA from all liability for the collateral granted by the latter to EDESA in connection with the syndicated loan held by this company with various banks. By virtue of this transaction, EMDERSA Holding (“EHSA”), a directly controlled company of Edenor S.A., transferred to SIESA the shares representing 28.93% of EMDERSA’s capital stock and votes, whereas the Company transferred to that company 0.01% of ESED’s capital stock and votes.

As a consequence of this transaction, on May 9, 2012, the Company obtained from EHSA an $83.88 million loan falling due on May 9, 2013 and accruing interest as from the date of disbursement at an annual nominal rate of 16%, payable together with principal. Early repayment permitted. This loan was repaid by means of the capital reduction process carried out by EHSA, which is described in note 42.

Due to that which has been previously mentioned, and as a consequence of this transaction, the Company no longer holds any direct or indirect interest in EDESA and has recorded during the year 2012 a profit of $ 21.6 million in the discontinued operations line item of the Statement of Comprehensive loss.

As agreed by the parties in EDESA sale agreement, SIESA and EHSA, as trustors and beneficiaries, and Deutsche Bank S.A. (“DB”) as trustee, set up a collateral trust to which they transferred their shareholdings representing EMDERSA’s capital stock and votes, with SIESA transferring the 28.93% received with the closing of the transaction, and EHSA the remaining 24.84% of the shares.

Upon the conclusion of EMDERSA’s spin-off process, the shares representing 78.44% of the capital stock and votes of EDESA Holding, holder of 90% of EDESA’s shares and votes, were issued, and DB, the trustee, transferred to EHSA the totality of EMDERSA’s shares that had been transferred by SIESA and EHSA to the trust, with SIESA holding 78.44% of EDESA Holding S.A.’s capital stock and votes.

EGSSA sale

On October 11, 2011, the Company’s Board of Directors approved the offer received from its controlling shareholder Pampa Energía S.A. (PESA), for the acquisition through a conditioned purchase and sale transaction of 78.44% of the shares and votes of an investment company to be organized, which will be the holder of 99.99% of the shares and votes of EMDERSA Generación Salta S.A. (“EGSSA”) together with 0.01% of EGSSA’s capital stock held by the Company.

The condition precedent of the purchase and sale transaction was the carrying out of EMDERSA’s spin-off in the maximum term of 24 months as from the date of acceptance of the offer, which has been complied with as disclosed in Note 39.

The total and final agreed-upon price for this transaction amounts to USD 10.85 million to be paid in two payments, the first of them for an amount of USD 2.17 million was made on October 31, 2011 as partial payment of the price, and the remaining balance, i.e. an amount of USD 8.68 million will have to be paid in October 2013. The latter amount will accrue interest at an annual rate of 9.75%, payable semi-annually.

Furthermore, the offer implied the repayment by PESA of the financial loan granted by the Company to EGSSA for an amount of USD 4.17 million, plus interest accrued through the settlement date, which took place on October 31, 2011.

Having EMDERSA’s spin-off process been concluded (Note 39), on November 22, 2012, 78.44% of the capital stock and votes of EGSSA Holding S.A were transferred in favor of Pampa Energía S.A.

At December 31, 2012, as a consequence of the aforementioned transaction, the Company no longer holds any direct or indirect interest in EGSSA.

Classification of assets of disposal groups classified as held for sale and liabilities of disposal groups classified as held for sale:

In the framework of that described under “The Company’s economic and financial situation” in Note 1, the Company’s Management has decided to divest from the companies comprising EMDERSA and EMDERSA HOLDING, and has begun to take the necessary steps for the sale thereof, classifying them as Assets available for sale and Associated liabilities and discontinuing their activity at December 31, 2011.

The indicated Assets and Liabilities are part of the EMDERSA business segment and have been valued at their fair value less costs to sell, which is lower than their equity value.

The respective charges to profit or loss have been included in the Loss from discontinued operations line item in the Company’s Consolidated Statement of Comprehensive loss.

EDENOR S.A.
Notes to the Consolidated Financial Statements as at December 31, 2012, 2011 and January 1, 2011
(Continued)

In order to determine the fair value less costs to sell, the Company used the values of the offers received for EDELAR and EGSSA and the acquisition values for the other companies.

The main types of assets and liabilities are:

	12.31.12	12.31.11
Property, plant and equipment and intangible assets	100,197	1,021,929	(*)
Inventories	1,148	5,340
Trade and other receivables	74,026	223,157
Deferred tax asset	36,873	12,347
Cash and cash equivalents	11,154	28,305
Total assets available for sale	223,398	1,291,078

Trade payables	126,335	214,198
Borrowings	4,623	185,264
Salaries and social security taxes payable	10,012	37,617
Taxes	6,073	22,117
Deferred tax liability	—	62,228
Other liabilities	914	921
Provisions	9,310	19,860
Total liabilities associated with assets available for sale	157,267	542,205

(*) The breakdown of the account is as follows:

Property, plant and equipment and intangible assets as per Exhibit:	115,945	1,199,696
Impairment from valuation at net fair value less costs to sell:	(15,748)	(177,767)
Total Property, plants and equipment and intangible assets account:	100,197	1,021,929

The financial statements related to discontinued operations are disclosed below:

a.	Statement of comprehensive loss

	12.31.12	12.31.11
Revenue from sales	426,317	764,276
Cost of sales	(201,037)	(264,511)
Gross profit	225,280	499,765
Transmission and distribution expenses	(175,438)	(168,652)
Selling expenses	(57,607)	(97,313)
Administrative expenses	(47,130)	(99,122)
Other operating income	52,259	2,768
Other operating expense	(636)	(5,314)
Gain from interest in joint ventures	—	924
Operating loss	(3,272)	133,056

Financial income	5,296	118
Financial expenses	(42,713)	(35,676)
Other financial expense	(5,008)	(12,114)
Net financial expense	(42,425)	(47,672)
Loss before taxes	(45,697)	85,384
Income tax and tax on minimum presumed income	39,078	(17,455)
Loss after taxes	(6,619)	67,929
Loss recognized on the re-measurement of assets of disposal group	(15,748)	(177,727)
Disposal loss from assets classified as held for sale	—	(70,140)
Tax effect	—	40,407
Loss for the year	(22,367)	(139,531)
Loss for the year attributable to:
Owners of the parent	(15,849)	(146,382)
Non-controlling interests	(6,518)	6,851
	(22,367)	(139,531)

EDENOR S.A.
Notes to the Consolidated Financial Statements as at December 31, 2012, 2011 and January 1, 2011
(Continued)

	12.31.12	12.31.11
Other comprehensive loss
Items that will not be reclassified to profit or loss
Actuarial gains and losses related to defined benefit plans	—	(5,220)
Income tax related to items that will not be reclassified to profit or loss	—	1,827
Other comprehensive loss for the year	—	(3,393)
Comprehensive loss for the year	(22,367)	(142,924)

Comprehensive loss for the year attributable to:
Owners of the parent	(15,849)	(149,001)
Non-controlling interests	(6,518)	6,077
	(22,367)	(142,924)

b.	Statement of cash flows

	12.31.12	12.31.11
Net cash flows provided by operating activities	246,227	202,348
Net cash flows used in investing activities	(200,839)	(279,940)
Net cash flows used in financing activities	(39,920)	98,547
NET INCREASE IN CASH AND CASH EQUIVALENTS	5,468	20,955
Cash and cash equivalents at beginning of year	5,686	7,350
Change in cash and cash equivalents	5,468	20,955
Cash and cash equivalents at end of year	11,154	28,305

41.	Ordinary and Extraordinary Shareholders’ Meeting

The General Annual Meeting held on April 27, 2012 approved, among other items of the agenda, the Financial Statements as at December 31, 2011 as well as the actions taken by the Board of Directors and the Supervisory Committee. Furthermore, it resolved that the Accumulated Deficit of 670,751 be absorbed by the Legal Reserve, the Additional Paid-in Capital and the Adjustment to Capital for 64,008, 18,317 and 588,426, respectively.

42.	EHSA – Capital reduction

The Shareholders’ Meeting of EHSA held on August 21, 2012 approved such company’s reduction of capital for $ 98 million, representing 98,083,563 common shares with a nominal value of $ 1 per share. This capital reduction process has been approved by the Regulatory Agency of Corporations (Inspección General de Justicia de la Ciudad Autónoma de Buenos Aires).

As a consequence of this process, the $ 83.88 million loan that the Company had with EHSA at June 30, 2012 was repaid.

Moreover, on December 10, 2012 the Sharaholders’ Meeting of EHSA approved a second reduction of capital for $ 56.11 million, representing 56,108,232 common shares with a nominal value of $ 1 per share. At the date of issuance of these Consolidated Financial Statements, the aforementioned capital reduction process is pending approval by the Regulatory Agency of Corporations.

The aforementioned transactions did not generate results for the Company.

43.	Trust for the Management of Electric Power Transmission Works (FOTAE)

Due to the constant increase recorded in the demand for electricity as a result of the economic recovery, the Energy Secretariat, through Resolution 1875 dated December 5, 2005,  established that the interconnection works through an underground power cable at TWO HUNDRED AND TWENTY KILOVOLTS (220 kV) between COSTANERA and PUERTO NUEVO Transformer Stations with MALAVER Transformer Station were necessary. These works require not only the execution of expansion works but also new layout-designs of the high-voltage subsystems of Edenor and Edesur S.A.’s networks.  In addition, it established that a fraction of the electricity rate increase granted to distribution companies through ENRE Resolution No. 51/07 (as mentioned in Note 2.c.I), will be used to finance up to 30% of the total execution cost of these works, with the remaining 70% of the total cost of the works being absorbed by the MEM’s demand. Fund inflows and outflows relating to the aforementioned expansion works are managed by the WORKS TRUST FUND ENERGY SECRETARIAT RESOLUTION No. 1/2003, which will act as the link among CAMMESA (the company in charge of the regulation and operation of the wholesale electricity market), the Contracting Distribution Companies and the companies that would have been awarded the contracts for the provision of engineering services, supplies and main pieces of equipment as well as those for the execution of the works and provision of minor supplies.

At December 31, 2012, the amount transferred to CAMMESA by the Company as from the commencement date of the project, through contributions in cash, supplies and services totals $ 45.8 million.  The adjusting entry of these funds has been recognized by the Company as construction in process within Property, plant and equipment.

EDENOR S.A.
Notes to the Consolidated Financial Statements as at December 31, 2012, 2011 and January 1, 2011
(Continued)

In accordance with the agreements entered into on August 16, 2007 by and between the Company and the National Energy Secretariat and on December 18, 2008 by and between the Company and Banco de Inversión y Comercio Exterior, in its capacity as Trustee of the Trust for the Management of Electric Power Transmission Works (FOTAE), the Company is responsible for the development of all the stages of the project, regardless of the oversight tasks to be performed by the Works Commission Energy Secretariat Resolution No. 1/03. The agreement stipulates that the Company will be in charge of the operation and the planned and reactive maintenance of the facilities comprising the expansion works, being entitled to receive as remuneration for the tasks and obligations undertaken 2% of the cost of major equipment and 3% of all the costs necessary for the carrying out of civil engineering and electromechanical assembly works relating to the MALAVER-COLEGIALES and MALAVER-COSTANERA electrical transmission lines, the expansion of Malaver Substation and the remaining expansion works of Puerto Nuevo Substation.

In January 2013, part of the works of the “Interconnection at two hundred and twenty kilovolts (220 KV) between Costanera Transformer Station and Malaver Transformer Station” project was inaugurated. It is estimated that the works will be completely finished during 2013.

At the date of these financial statements, it has not been defined if ownership of the aforementioned works will be assigned to the Company inasmuch as the National Energy Secretariat has not yet defined who the remainderman will be, in the framework of the aforementioned Agreement entered into on December 18, 2008.

In summary, at the date of these financial statements:

1)	The Company, as agreed, has made contributions to CAMMESA for an amount of $ 45.8 million.

2)
Up to date, the Company has complied with its responsibility with regard to the development of all the stages of the project, as well as with the operation and the planned and reactive maintenance of the facilities comprising the expansion works. Nevertheless, the Company has not recognized in the accounting any amount for the tasks performed up to now as it is waiting for the calculation basis thereof to be reliably determined.

Furthermore, the Company is awaiting the Energy Secretariat’s definition concerning who will be the designated owner of the works as well as the valuation thereof. Based on such definitions, the Company will make the necessary adjustments to the recordings made up to now and described in this note.

44.	Construction work San Miguel and San Martín

The Company carried out construction works of a 7.3 km-long electrical transmission line consisting of four 13.2 kV lines in trefoil formation to link Rotonda Substation with San Miguel Transformer Center, owned by ENARSA, necessary for the provision of electric power generation services; and a 6.2 km-long electrical transmission line consisting of a 13.2 kV line in trefoil formation to link Rotonda Substation with San Martín Transformer Center, owned by ENARSA.

Negotiations are being held concerning the assignment to Edenor S.A. of the ownership of the works, which were financed by ENARSA, when the respective agreements are signed. At December 31, 2012, the Company continues to recognize liabilities for this concept in the deferred revenue account. The recordings made until now and described in this note will be adjusted based on the previously mentioned definitions.

EDENOR S.A.
Notes to the Consolidated Financial Statements as at December 31, 2012, 2011 and January 1, 2011
(Continued)

45.	Events after the reporting period

Offer for the acquisition of EDEN

Subsequent to year-end, the Company received offers from two investment groups for the acquisition of all the shares of AESEBA, the controlling company of EDEN. On February 27, 2013, the Company’s Board of Directors unanimously approved the acceptance of the Offer Letter sent by Servicios Eléctricos Norte BA S.L. (the “Buyer”) for the acquisition of the shares representing 100% of AESEBA’s capital stock and voting rights. The price offered by the buyer will be paid through the delivery of Edenor’s debt securities for an amount equivalent, as at the date of the acceptance of the offer, to USD 80 million. Such delivery will be guaranteed by a contribution of $300 million in Argentina’s sovereign debt bonds to be made by the Buyer to a trust. Furthermore, as security for the performance of his obligations, the Buyer made a deposit for USD 3 million in the name of the Company. By means of this transaction, the Company divests the AESEBA segment. The assets and liabilities comprising the aforementioned segment have been detailed in Note 8.

At December 31, 2012, the recording in the accounting of the Company’s interest in AESEBA remains unchanged, inasmuch as at the end of the year being reported such interest did not meet the criteria necessary to be classified and valued as assets held for sale in accordance with international financial reporting standards for discontinued operations.

Salary agreement

On February 26, 2013, the Company, the Ministry of Labor, the Economic Policy and Development Planning Secretariat of the Economy Ministry, the Management Coordination and Control Under-Secretariat of the Federal Planning Ministry, the Sindicato de Luz y Fuerza (Electric Light and Power Labor Union) and other companies of the electric power sector entered into a salary agreement for a term of eighteen months which establishes an 18% increase as from January 2013, a 5% non-cumulative increase as from June 2013 and a 7% cumulative increase as from January 2014.

RICARDO TORRES
Chairman

AUDITORS' REPORT

To the Shareholders, President and Directors
Empresa Distribuidora y Comercializadora Norte
Sociedad Anónima (Edenor S.A.)
Legal address: Avenida del Libertador 6363
City of Buenos Aires
Tax Code No. 30-65511620-2

1.
We have audited the accompanying consolidated financial statements of of Empresa Distribuidora y Comercializadora Norte Sociedad Anónima (Edenor S.A.) (hereinafter, Edenor S.A.) and its subsidiaries, including the consolidated statement of financial position at December 31, 2012, of comprehensive loss, changes in equity and cash flows for the year then ended, as well as a summary of the most significant accounting policies and other explanatory information. The balances and other information corresponding to the fiscal year 2011 are an integral part of the audited financial statements mentioned above; therefore, they must be considered in connection with these financial statements.

2.
The Board of Directors of the Company is responsible for the preparation and presentation of the consolidated financial statements under International Financial Reporting Standards (IFRS), which were adopted by the Argentine Federation of Professional Councils in Economic Sciences (FACPCE) as professional accounting standards and incorporated into the regulations of the National Securities Commission (CNV), as approved by the International Accounting Standards Board (IASB). In addition, the Board is responsible for the existence of internal controls necessary to prepare the consolidated financial statements free of significant deviations resulting from errors or irregularities. Our responsibility is to issue an opinion on the consolidated financial statements based on our audit, performed with the scope described in paragraph 3.

3.
We conducted our audit in accordance with auditing standards in effect in Argentina. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatements and to form an opinion about the reasonableness of the relevant information included in the consolidated financial statements. An audit includes examining, on a selective test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Company, as well as evaluating the overall presentation of the consolidated financial statement. We believe that our audit provides a reasonable basis for our opinion.

4.
In Note 1 to the consolidated financial statements, the Company informed that the delay in obtaining the pertinent rate increases and the cost adjustments recognition, requested in the presentations made until now by the Company in accordance with the terms of the Adjustment Agreement described in Note 2 c. I to those financial statements, as well as the steady increase in its operating costs to maintain the level of services, have significantly affected the economic and financial position of the Company.

The Company recorded net losses for Ps. 1,013,416 and 291,381 thousand, accumulated losses for Ps. 885,130 and 539,411 thousand and a working capital deficit for the fiscal years ended December 31, 2012 and 2011, respectively. As mentioned in Note 1, Company Management estimates that if the conditions prevailing at the date of these financial statements remained unchanged, the economic and financial situation will continue deteriorating. For fiscal year 2013, they also estimate negative cash flows and losses from operations, as well as a greater reduction in the financial ratios.

5.
As indicated in Note 4.8 to the consolidated financial statements, the Company has prepared its projections to determine the recoverable value of its non-current assets, on the understanding that it will obtain better rates according to the circumstances. Cash flows and actual future results may differ from the estimates and evaluations made by management at the date of preparation of these financial statements. In this regard, we are not in a position to foresee whether the assumptions used by management to prepare such projections will materialize in the future, and consequently, if the recoverable value of non-current assets will exceed their respective net book values.

6.
The situations detailed in paragraphs 4. and 5. generate uncertainty as to the possibility of the Company continuing to operate as a going concern. The Company has prepared the accompanying financial statements using accounting principles applicable to a going concern. Therefore, those financial statements do not include the effects of possible adjustments or reclassifications, if any, that might be required if the above situation is not resolved in favor of continuing the Company’s operations and the Company were obliged to sell its assets and settle its liabilities, including contingencies, in conditions other than those of the normal course of its business.

7.
As indicated in Note 19, at December 31, 2012 losses recorded by the Company use up 100% of reserves and more than 50% of capital. Section 206 of the Commercial Companies Law establishes the mandatory reduction of capital when such situation arises and thus, the shareholders must take the appropriate measures to resolve this situation.

8.
In our opinion, subject to the effects on the financial statements of possible adjustments and/or reclassifications that might be required, if any, as a result of the resolution of the situations described in paragraphs 4 to 6 above, the consolidated financial statements mentioned in paragraph 1 present fairly, in all material respects, the consolidated financial position of Edenor S.A. and its subsidiaries as of December 31, 2012, the consolidated statement of comprehensive income and the consolidated statement of cash flows for the year then ended, in conformity with International Financial Reporting Standards.

9.	In compliance with regulations in force, we report that:

a)
the consolidated financial statements of Edenor S.A. are transcribed into the “Inventory and Balance Sheet” book and as regards those matters that are within our competence, they are in compliance with the provisions of the Commercial Companies Law and pertinent resolutions of the National Securities Commission;

b)
the parent-only financial statements of Edenor S.A. arise from accounting records kept in all formal respects in conformity with legal regulations, which maintain the security and integrity conditions on the basis of which they were authorized by the National Securities Commission;

c)	we have read the summary of activity, on which, insofar as concerns our field of competence, we have no observations to make other than those indicated in paragraphs 4. to 7.;

d)
at December 31, 2012 the liabilities accrued in favor of the Argentine Integrated Social Security System according to the Company’s accounting records amounted to $ 43,017,105, none of which was claimable at that date.

e)
as required by section 4 of General Resolution No. 400 issued by the National Securities and Exchange Commission amending section 18 (e) of Paragraph III.9.1 of the Commission’s Rules, we report that total fees for auditing and related services billed to the Company during the fiscal year ended December 31, 2012 account for:

e.1)	100% of the total fees for services billed to the Company for all items during that fiscal year;

e.2)	18,65% of the total fees for services for auditing and related services billed to the Company, its parent companies, subsidiaries and related companies during that year;

e.3)	18,03% of the total fees for services billed to the Company, its parent companies, subsidiaries and related companies for all items during that year;

f)
we have applied the anti-money laundering and financing of terrorism procedures for Edenor S.A., prescribed by professional standards issued by the Professional Council of Economic Sciences for the Autonomous City of Buenos Aires.

Autonomous City of Buenos Aires, March 08, 2013

PRICE WATERHOUSE & CO. S.R.L. (Partner)
C.P.C.E.C.A.B.A T°1 – V°17
Andrés Suarez Public Accountant (UBA) C.P.C.E. City of Buenos Aires T° 245 - V° 61

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Empresa Distribuidora y Comercializadora Norte
Sociedad Anónima (Edenor S.A.)

We have audited the accompanying consolidated statements of financial position of Empresa Distribuidora y Comercializadora Norte Sociedad Anónima (Edenor S.A.) (hereinafter, Edenor S.A.) and its subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of comprehensive loss, of changes in equity and of cash flows for the years then ended. These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Edenor S.A. and its subsidiaries at December 31, 2012 and 2011 and the results of their operations and their cash flows for the years then ended, in conformity with International Financial Reporting Standards as issued by the IASB.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Notes 1 and 2 c. I to the financial statements, the delay in obtaining tariff increases and the cost adjustments recognition (“MMC”), requested in the presentations made until now by the Company in accordance with the terms of the Adjustment Agreement (“Acta Acuerdo”) and the continuous increase in operating expenses that are necessary to maintain the level of the service, significantly affected the economic and financial position of the Company and raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Autonomous City of Buenos Aires, March 8, 2013.

PRICE WATERHOUSE & CO. S.R.L. (Partner)

Dr. Andrés Suarez